Exhibit 99.1
EXPLANATORY NOTE

FB Financial Corporation is filing this Exhibit 99.1 to its Current Report on Form 8-K to recast certain segment information included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the U.S. Securities and Exchange Commission on March 12, 2021 (the “2020 10-K”). This revision did not impact the Company's consolidated balance sheet or results of operations for any periods presented.

The Company re-evaluated its business segments and revised to align all mortgage activities with the Mortgage segment. Previously, the Company had attributed retail mortgage activities originating from geographical locations within the footprint of the Company's branches to the Banking segment. The financial performance of the Mortgage segment is assessed based on results of operations reflecting direct revenues and expenses and allocated expenses. This approach gives management a better indication of the operating performance of the segment. When assessing the Banking segment’s financial performance, the CEO utilizes reports with indirect revenues and expenses including but not limited to the investment portfolio, electronic delivery channels and areas that primarily support the banking segment operations. Therefore these are included in the results of the Banking segment. The Company began to present the revised reportable segments in the first quarter of 2021.

The Company has recast the relevant parts of the following portions of the 2020 10-K:

•Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations (up to and not including the subsection entitled “Liquidity and Capital Resources”, except for other balance sheet commitments)
•Item 8: Financial Statements and Supplementary Data

The recast items included in this Exhibit 99.1 have been updated to reflect the change in the Company’s segment reporting described above. The Company has not otherwise updated for activities or events occurring after the date the Company filed the 2020 10-K, and the items included in this Exhibit 99.1 do not modify or update any other disclosures therein in any way. Without limitation of the foregoing, this filing does not purport to update the Note About Forward-Looking Statements, Management’s Discussion and Analysis of Financial Condition and Results of Operations or the Risk Factors sections of the 2020 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or becoming known to management subsequent to the date of filing of the 2020 10-K. Therefore, this Exhibit 99.1 should be read in conjunction with the 2020 10-K.

Table of Contents

		Page

PART II.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	3
Item 8.	Financial Statements and Supplementary Data	46

PART II
ITEM 7 — Management's discussion and analysis of financial condition and results of operations
Overall Objective
The following is a discussion of our financial condition at December 31, 2020 and December 31, 2019, and our results of operations for the years ended December 31, 2020 and 2019, and should be read in conjunction with our audited consolidated financial statements included elsewhere herein. The purpose of this discussion is to focus on information about our financial condition and results of operations which is not otherwise apparent from our consolidated financial statements. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that we believe are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors, including those set forth in the "Cautionary note regarding forward-looking statements" and Risk Factors" sections of this Annual Report, may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. We assume no obligation to update any of these forward-looking statements.
Discussion and analysis of our financial condition and results of operations for the years ended December 31, 2019 and 2018 are included in the respective sections within "Part II. Item 7 - Management's Discussion and Analysis of Financial Condition and Results of operations" of our Annual Report filed on Form 10-K with the SEC for the year ended December 31, 2019.
Overview
We are a financial holding company headquartered in Nashville, Tennessee. We operate primarily through our wholly owned bank subsidiary, FirstBank, the third largest bank headquartered in Tennessee, based on total assets. FirstBank provides a comprehensive suite of commercial and consumer banking services to clients in select markets in Tennessee, North Alabama, Southern Kentucky, and North Georgia. As of December 31, 2020, our footprint included 81 full-service branches serving the following Tennessee Metropolitan Statistical Areas (“MSAs”): Nashville, Chattanooga (including North Georgia), Knoxville, Memphis, and Jackson in addition to Bowling Green, Kentucky and Florence and Huntsville, Alabama. We also provide banking services to 16 community markets throughout Tennessee and North Georgia. FirstBank also provides mortgage banking services utilizing its bank branch network and mortgage banking offices strategically located throughout the southeastern United States in addition to a national internet delivery channel. As of December 31, 2020, we had total assets of $11.21 billion, loans held for investment of $7.08 billion, total deposits of $9.46 billion, and total shareholders’ equity of $1.29 billion.
We operate through two segments, Banking and Mortgage. We generate most of our revenue in our Banking segment from interest on loans and investments, loan-related fees, trust and investment services and deposit-related fees. Our primary source of funding for our loans is customer deposits, and, to a lesser extent, unsecured credit lines, Federal Home Loan Bank (“FHLB”) advances, brokered and internet deposits, and other borrowings. We generate most of our revenue in our Mortgage segment from origination fees and gains on sales in the secondary market of mortgage loans that we originate from our mortgage offices and through our online ConsumerDirect channel, as well as from mortgage servicing revenues.
Effective, March 31, 2021, the Company re-evaluated its business segments and revised to align all mortgage activities with the Mortgage segment. Previously the Company had attributed retail mortgage activities origination from geographical locations within the footprint of the Company's branches to the Banking segment. Previously disclosed segment results for the years ended December 31, 2020, 2019 and 2018 have been revised to reflect this realignment. There was no impact to the Company's consolidated balance sheet or results of operation as a result of this revision.
Developments in 2020
Mergers and acquisitions
Franklin Financial Network, Inc.
On August 15, 2020, the Company completed its previously announced merger with Franklin Financial Network, Inc ("Franklin"), and its wholly owned subsidiaries, with FB Financial Corporation continuing as the surviving entity. Under the terms of the agreement, the Company acquired total assets of $3.63 billion, loans of $2.79 billion and assumed total deposits of $3.12 billion. Total loans acquired included a non-strategic institutional portfolio with a fair value of $326.2 million the Company classified as held for sale. Franklin common shareholders received 15,058,181 shares of the Company's common stock, net of the equivalent value of 44,311 shares withheld on certain Franklin employee equity awards that vested upon change in control, as consideration in connection with the merger, in addition to $31.3 million in cash consideration. The Company also issued replacement restricted stock units to replace those initially granted by Franklin in 2020 that did not vest upon change in control, with a total fair value of $0.7 million attributed to pre-combination service. Based on the closing price of the Company's common stock on the New York Stock Exchange of $29.52 on August 15, 2020, the merger consideration represented approximately $477.8 million in aggregate consideration.
The merger resulted in goodwill of $67.2 million being recorded based on the fair value of total assets acquired and liabilities assumed in the transaction.
The transaction added a new subsidiary to the Company, FirstBank Risk Management ("FBRM"), which provides risk management services to the Company in the form of enhanced insurance coverages. It also added a new subsidiary to the Bank, FirstBank Investments of Tennessee, Inc. ("FBIT"), which provides investment services to the Bank. FBIT has a wholly owned subsidiary, FirstBank Investments of Nevada, Inc. ("FBIN") to provide investment services to FBIT. FBIN has a controlling interest in a subsidiary, FirstBank Preferred Capital, Inc. ("FBPC"), which serves as a real estate investment trust ("REIT"), to allow the Bank to sell real estate loans to the REIT to obtain a tax benefit.
FNB Financial Corp. merger
On February 14, 2020, the Company completed its previously announced acquisition of FNB Financial Corp. and its wholly owned subsidiary, Farmers National Bank of Scottsville (collectively, "Farmers National"). Following the acquisition, Farmers National was merged into the Company with FB Financial Corporation continuing as the surviving entity. The Company acquired total assets of $258.2 million, loans of $182.2 million and deposits of $209.5 million. The consideration is valued at approximately $50.0 million based on 954,797 shares of the Company's common stock (utilizing the Company's market price of $36.70 on February 14, 2020) and $15.0 million in cash consideration. The acquisition resulted in $6.3 million of goodwill.
COVID-19 and the CARES Act
During 2020, the COVID-19 health pandemic created a crisis resulting in volatility in financial markets, sudden, unprecedented job losses, and disruption in consumer and commercial behavior, resulting in governments in the United States and globally to intervene with varying levels of direct monetary support and fiscal stimulus packages. All industries, municipalities and consumers have been impacted by the health crisis to some degree, including the markets that we serve. In attempts to “flatten the curve”, businesses not deemed essential were closed or constrained to capacity limitations, individuals were asked to restrict their movements, observe social distancing and shelter in place. These actions resulted in rapid decreases in commercial and consumer activity, temporary closures of many businesses, leading to a loss of revenues and a rapid increase in unemployment, widening of credit spreads, dislocation of bond markets, disruption of global supply chains and changes in consumer spending behavior. As certain restrictions began lifting and more businesses were allowed to open their doors in late 2020, we began to experience a slow improvement in commerce through much of our footprint. Despite the pickup in economic activity late in the year, there is uncertainty regarding the long term effects on the global economy which could have an adverse impact on the Company.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security ("CARES") Act was signed into law. The CARES Act includes the Paycheck Protection Program ("PPP"), a nearly $670 billion program, as amended, designed to aid small- and medium-sized businesses through federally guaranteed loans distributed through banks. These loans are intended to guarantee up to 24 weeks of payroll and other costs, including rent and other operating costs, to help those businesses remain viable and allow their workers to continue paying bills. Over the course of 2020, we originated over 2,900 PPP loans, with $314,678 in total balances through the US Small Business Administration ("SBA"). The SBA began accepting PPP forgiveness applications in the last quarter of 2020, which decreased total balances to $212,645 as of December 31, 2020. Balances will continue to decline throughout 2021 as the SBA continues accepting forgiveness applications.
On December 27, 2020, the President signed into law omnibus federal spending and economic stimulus legislation titled the Consolidated Appropriations Act ("CAA") that included the Economic Aid to Hard-Hit Small Businesses, Nonprofits, and Venues Act (the “HHSB Act”). Among other things, the HHSB Act renewed the PPP, allocating $284.45 billion for both new first time PPP loans under the existing PPP and the expansion of existing PPP loans for certain qualified, existing PPP borrowers. In addition to extending and amending the PPP, the HHSB Act also creates a new grant program for “shuttered venue operators.” As a participating lender in the PPP, the Company continues to monitor legislative, regulatory, and supervisory developments related thereto, including the most recent changes implemented by the HHSB Act.
On March 22, 2020, a statement was issued by our banking regulators and titled the “Interagency Statement on Loan
Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus” (the “Interagency Statement”) that encourages financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations due to the effects of COVID-19. Additionally, Section 4013 of the CARES Act further stipulated that a qualified loan modification was exempt by law from classification as a troubled debt restructuring (“TDR”), from the period beginning March 1, 2020 until the earlier of December 31, 2020, or the date that is 60 days after the date on which the national emergency concerning the COVID-19 pandemic is terminated. Section 541 of the CAA extends this relief to the earlier of January 1, 2022 or 60 days after the national emergency termination date. The Interagency Statement was subsequently revised in April 2020 to clarify the interaction of the original guidance with Section 4013 of the CARES Act, as well as setting forth the banking regulators’ views on consumer protection considerations.
We have numerous customers that have experienced financial distress, as a direct result of COVID-19, and in response we introduced a payment deferral program to assist during these unprecedented times. The total amortized cost of loans deferred during 2020 that were no longer in deferral status was $1.40 billion as of December 31, 2020. We had a recorded investment in loans remaining on Company-sponsored deferred payment programs totaling $202.5 million as of December 31, 2020 , representing approximately 2.9% of our loans held for investment. Of the loans granted deferrals, these modifications typically range between sixty to ninety days and were not considered TDRs under the interagency regulatory guidance or the CARES Act. Additionally, we service mortgages on behalf of Fannie Mae, Freddie Mac and Ginnie Mae, and as of December 31, 2020 approximately 6% of customers serviced on behalf of the aforementioned companies have received forbearance assistance. COVID-19 is expected to continue to influence commerce worldwide and the magnitude to which our financial results will be impacted is uncertain at this time.
Key factors affecting our business
Interest rates
Net interest income is the largest contributor to our net income and is the difference between the interest and fees earned on interest-earning assets (primarily loans and investment securities) and the interest expense incurred in connection with interest-bearing liabilities (primarily deposits and borrowings). The level of net interest income is primarily a function of the average balance of interest-earning assets, the average balance of interest-bearing liabilities and the spread between the contractual yield on such assets and the contractual cost of such liabilities. These factors are influenced by both the pricing and mix of interest-earning assets and interest-bearing liabilities which, in turn, are impacted by external factors such as local economic conditions, competition for loans and deposits, the monetary policy of the Federal Reserve Board and market interest rates.
The cost of our deposits and short-term wholesale borrowings is largely based on short-term interest rates, which are primarily driven by the Federal Reserve Board’s actions. The yields generated by our loans and securities are typically driven by short-term and long-term interest rates, which are set by the market and are, at times, heavily influenced by the Federal Reserve Board’s actions. The level of net interest income is therefore influenced by movements in such interest rates and the pace at which such movements occur.
As a result of the COVID-19 pandemic discussed above, interest rates fell to historic lows during the year ended December 31, 2020. On March 3, 2020, the Federal Open Market Committee (‘‘FOMC’’) reduced the target federal funds rate by 50 basis points to a range of 1.00% to 1.25%. On March 15, 2020 the Federal Reserve announced it would revive its quantitative easing program to provide liquidity to the U.S. treasury and mortgage markets by committing to buy $500 billion of U.S. Treasuries and $200 billion of agency mortgage backed securities. On March 16, 2020, the FOMC further reduced the target federal funds rate by an additional 100 basis points to a range of 0.00% to 0.25%. On March 23, 2020 the Federal Reserve modified its quantitative easing program initiative to an unlimited purchase program that is expected to exceed the monetary policy support provided during the financial crisis over 10 years ago. These actions could have significant adverse effects on the earnings, financial condition and results of operations of the Company.
For additional information regarding our interest rate risks factors and management, see “Business: Risk management: Liquidity and interest rate risk management” and “Risk factors: Risks related to our business.”
Credit trends
We focus on originating quality loans and have established loan approval policies and procedures to assist us in upholding the overall credit quality of our loan portfolio. However, credit trends in the markets in which we operate and in our loan portfolio can materially impact our financial condition and performance and are primarily driven by the economic conditions in our markets.
During 2020, our percentage of total nonperforming loans to loans held for investment increased to 0.91% as of December 31, 2020, from 0.60% at December 31, 2019. Our loans classified as substandard and doubtful increased to 1.87% of loans held for investment as of December 31, 2020, compared to 1.82% as of December 31, 2019. Our nonperforming assets as of December 31, 2020 were $84.2 million, or 0.75% of total assets, increasing from $47.1 million, or 0.77% of assets as of December 31, 2019.
Our provision for credit losses on loans held for investment and unfunded commitments during the year ended December 31, 2020 was $108.0 million under the current expected credit loss methodology compared with $7.1 million under the previous incurred loss model. Our provision was comprised of $94.6 million related to provision for credit losses on loans held for investment and $13.4 million related to provision for unfunded commitments during the year ended December 31, 2020. This increase was greatly impacted by negative economic forecasts in our loss rate allowance for credit losses model promulgated by the adverse impacts of COVID-19. Economic forecasts slowly improved in the last half of 2020, however we believe the true impact of the pandemic on our loan portfolio could lag beyond the economic turnaround as borrower assistance programs are exhausted. While we continue to be sensitive to credit quality risks in our commercial real estate, commercial and industrial, and construction loan portfolios due to our concentration of loans in these categories, we believe our portfolio is well balanced overall. Although we have not experienced significant credit losses to date, we continue to closely monitor industries that present elevated risk of adverse impact. As of December 31, 2020, loans within these industries we consider "of concern" amounted to approximately 23.8% of our total loans held for investment. Additional detail summarizing our exposure to industries "of concern" is further discussed under the "Financial Condition" subheading within this management's discussion and analysis.
For additional information regarding credit quality risk factors for our Company, see “Business: Risk management: Credit risk management” and “Risk factors: Credit Risks.”
Competition
Our profitability and growth are affected by the highly competitive nature of the financial services industry. We compete with commercial banks, savings banks, credit unions, non-bank financial services companies, online mortgage providers, internet banks and other financial institutions operating within the areas we serve, particularly with national and regional banks that often have more resources than we do to invest in growth and technology and community banks with strong local ties, all of which target the same clients we do. Recently, we have seen increased competitive pressures on loan rates. Continued loan pricing pressure may continue to affect our financial results in the future.
For additional information, see “Business: Our markets,” “Business: Competition” and “Risk factors: Risks related to our business.”
Regulatory trends and changes in laws
We are subject to extensive regulation and supervision, which continue to evolve as the legal and regulatory framework governing our operations continues to change. The current operating environment also has heightened supervisory expectations in areas such as consumer compliance, the Bank Secrecy Act and anti-money laundering compliance, risk management and internal audit. As a result of our increase in asset size above $10 billion and these heightened expectations, we expect to incur additional costs for additional compliance, risk management and audit personnel or professional fees associated with advisors and consultants.
As described further under “Business: Supervision and regulation,” we are subject to a variety of laws and regulations, including the Dodd-Frank Act.
See also “Risk factors: Legal, regulatory and compliance risk”.
Overview of recent financial performance
Results of operations
Year ended December 31, 2020 compared to the year ended December 31, 2019
Our net income decreased during the year ended December 31, 2020 to $63.6 million from $83.8 million for the year ended December 31, 2019. Diluted earnings per common share was $1.67 and $2.65 for the years ended December 31, 2020 and 2019, respectively. Our net income represented a ROAA of 0.75% and 1.45% for the years ended December 31, 2020 and 2019, respectively, and a ROAE of 6.58% and 11.6% for the same periods. Our ratio of ROATCE for the years ended December 31, 2020 and 2019 was 8.54% and 15.4%, respectively.
These results were significantly impacted by the economic forecasts incorporated in our CECL loss rate model, leading our provision for credit losses on loans held for investment and unfunded loan commitments increased to $108.0 million for the year ended December 31, 2020 compared with $7.1 million for the year ended December 31, 2019. Our results were also impacted by an increase in merger expenses that totaled $34.9 million relating to our acquisitions of Franklin and Farmers National during year ended December 31, 2020 compared with merger expenses of $5.4 million for the year ended December 31, 2019 related to our acquisition of the Branches.
During the year ended December 31, 2020, net interest income before provision for credit losses increased to $265.7 million compared with $226.0 million in the year ended December 31, 2019.
Our net interest margin, on a tax-equivalent basis, decreased to 3.46% for the year ended December 31, 2020 as compared to 4.34% for the year ended December 31, 2019, influenced by declining interest rates during the current period.

Noninterest income for the year ended December 31, 2020 increased by $166.5 million to $301.9 million, up from $135.4 million for prior year period. The increase in noninterest income was primarily driven by an increase in mortgage banking income of $154.4 million to $255.3 million.
Noninterest expense increased to $377.1 million for the year ended December 31, 2020, compared with $244.8 million for the year ended December 31, 2019. The increase in noninterest expense is reflective of the increase in mortgage commissions stemming from elevated business activity, as well as the impact of our acquisitions and integration activities, including increases in salaries, commissions and personnel-related costs from the incremental head count.
Year ended December 31, 2019 compared to Year ended December 31, 2018
Our net income increased by 4.46% in 2019 to $83.8 million from $80.2 million in 2018. Pre-tax net income increased by $3.7 million, or 3.48%, from $105.9 million for the year ended December 31, 2018 to $109.5 million for the year ended December 31, 2019. Diluted earnings per common share was $2.65 and $2.55 for the years ended December 31, 2019 and 2018, respectively. Our net income represented a return on average assets, or ROAA, of 1.45% and 1.66% in 2019 and 2018, respectively, and a return on average shareholders’ equity, or ROAE, of 11.6% and 12.7% in 2019 and 2018, respectively. Our ratio of return on average tangible common equity ("ROATCE") for the years ended December 31, 2019 and 2018 was 15.4% and 16.7%, respectively.
During the year ended December 31, 2019, net interest income before provision for loan losses increased to $226.0 million compared to $204.1 million in the year ended December 31, 2018, which was attributable to an increase in interest income and expense, primarily driven by loan and deposit growth driven by declining interest rates and our growth initiatives, including the Atlantic Capital branch acquisition.
Our net interest margin, on a tax-equivalent basis, decreased to 4.34% for the year ended December 31, 2019 as compared to 4.66% for the year ended December 31, 2018, due primarily to the increase in cost of funds partially offset by an increase in contractual loan yield earned on our loan portfolio.
Noninterest income for the year ended December 31, 2019 increased by $4.8 million to $135.4 million from $130.6 million from the same period in the previous year. The increase in noninterest income was largely a result of an increase in ATM and interchange fees related to our growth and volume of business.
Noninterest expense increased to $244.8 million for the year ended December 31, 2019 compared to $223.5 million for the years ended December 31, 2018. The increase in noninterest expense reflects the impact of our acquisition of the Branches, including increases in salaries, commissions and personnel-related costs and increased merger expenses. Noninterest expense for the year ended December 31, 2019 also reflects expenses of $2.0 million related to the sale of our wholesale mortgage origination channels comprising the third party origination ("TPO") and correspondent origination channels (collectively referred to as "mortgage restructuring").
Financial condition
Our total assets grew by 83.0% to $11.21 billion at December 31, 2020, as compared to $6.12 billion at December 31, 2019. The increase reflects additions through acquisitions amounting to $3.63 billion and $258.2 million from Franklin and Farmers National, respectively, which closed on August 15, 2020 and February 14, 2020, respectively. Loans held for investment increased $2.67 billion to $7.08 billion at December 31, 2020, compared to $4.41 billion at December 31, 2019. The increase in loans held for investment for the year ended 2020 includes $2.43 billion and $182.2 million of loans acquired from Franklin and Farmers National, respectively, as well as $212.6 million of PPP loans outstanding as part of the CARES Act.
We grew total deposits by $4.52 billion to $9.46 billion at December 31, 2020, compared to $4.93 billion at December 31, 2019. The increase includes $3.12 billion of deposits assumed in the Franklin acquisition and $209.5 million assumed in the Farmers National acquisition.
Excluding the impact of our merger and acquisition activities, as well as the PPP loans included in loans held for investment, total assets increased 16.0%, total loans decreased 3.4%, and total deposits increased 24.2%, from December 31, 2019 to December 31, 2020.
Business segment highlights
We operate our business in two business segments: Banking and Mortgage. Effective, March 31, 2021, the Company re-evaluated its business segments and revised to align all mortgage activities with the Mortgage segment. Previously the Company had attributed retail mortgage activities origination from geographical locations within the footprint of the Company's branches to the Banking segment. Previously disclosed results for the years ended December 31, 2020, 2019 and 2018 have been revised to reflect this realignment. See Note 21, “Segment reporting” in the notes to our consolidated financial statements for a description of these business segments.

Banking
The net contribution before taxes from the Banking segment decreased in the year ended December 31, 2020 to a loss of $20.5 million, compared to income $99.9 million for the year ended December 31, 2019. These results were primarily driven by the provisions for credit losses on loans held for investment and unfunded loan commitments totaling $108.0 million during the year ended December 31, 2020 compared to $7.1 million in the previous year. Net interest income increased $39.5 million to $265.6 million during the year ended December 31, 2020 from $226.1 million in the same period in the prior year. Noninterest income increased to $46.5 million in the year ended December 31, 2020 as compared to $34.5 million in the year ended December 31, 2019. Noninterest expense increased $71.0 million, primarily due to merger and other costs associated with our overall growth, including increased salaries, commissions and employee benefits expenses associated with incremental headcount following our acquisitions.
Mortgage
Income before taxes from the Mortgage segment increased to $103.0 million for the year ended December 31, 2020 as compared to $9.7 million for the year ended December 31, 2019 primarily due to increased volume driven by declining interest rates and an increase in refinancing activity. The increase in volume contributed to noninterest income increasing $154.4 million to $255.3 million during the year ended December 31, 2020 compared to $100.9 million for the year ended December 31, 2019.
Noninterest expense for the years ended December 31, 2020 and 2019 was $152.4 million and $91.2 million, respectively. This increase during the year ended December 31, 2020 is mainly attributable to a continued increase in business activity and the result of a conducive interest rate environment for refinancing during the period, which led to an increase in related commissions and incentives expenses.
During 2019, we made a strategic decision to sell our wholesale mortgage operations, which comprise the third party origination ("TPO") and correspondent mortgage delivery channels. The exit of the two wholesale channels better aligns the Mortgage segment with our strategic plan and long-term vision for the Company. This has also allowed additional focus on our retail and Consumer Direct origination channels. In connection with the mortgage restructuring, the Company incurred related expenses, including $0.1 million attributed to the relief of goodwill, totaling $2.0 million for the year ended December 31, 2019, respectively.

Results of operations
Throughout the following discussion of our operating results, we present our net interest income, net interest margin and efficiency ratio on a fully tax-equivalent basis. The fully tax-equivalent basis adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income, which enhances comparability of net interest income arising from taxable and tax-exempt sources.
The adjustment to convert certain income to a tax-equivalent basis consists of dividing tax exempt income by one minus the combined federal and blended state statutory income tax rate of 26.06% for the years ended December 31, 2020 and 2019.
Net interest income
Net interest income is the most significant component of our earnings, generally comprising over 50% of our total revenues in a given period. Net interest income and margin are shaped by many factors, primarily the volume, term structure and mix of earning assets, funding mechanisms, and interest rate fluctuations. Other factors include accretion income on purchased loans, prepayment risk on mortgage and investment–related assets, and the composition and maturity of earning assets and interest-bearing liabilities. In response to economic uncertainty related to the COVID-19 pandemic, the Federal Reserve remains committed to using all available tools to support the economy and uphold their dual mandate of full employment and stable prices. The FOMC maintained the Federal Funds rate to zero lower bound, and maintained their commitment to open-ended purchases of Treasury securities and agency mortgage-backed securities. During the last half of 2020, the US Treasury yield curve steepened as long-term rates rose. As a result of the spread of COVID-19, economic uncertainties have arisen that are likely to continue having a negative impact on net interest income. Other financial impacts could occur, though such potential impacts are unknown at this time.
Year ended December 31, 2020 compared to year ended December 31, 2019
On a tax-equivalent basis, net interest income increased $40.6 million to $268.5 million in the year ended December 31, 2020 as compared to $227.9 million in the year ended December 31, 2019. The increase in tax-equivalent net interest income in the year ended December 31, 2020 was primarily driven by an increase in loan volume influenced by the Franklin merger, which was also impacted by a decrease in overall cost of deposits.
Interest income, on a tax-equivalent basis, was $317.5 million for the year ended December 31, 2020, compared to $284.4 million for the year ended December 31, 2019, an increase of $33.1 million. Interest income on loans held for investment, on a tax-equivalent basis, increased $27.4 million to $278.1 million for the year ended December 31, 2020 from $250.7 million for the year ended December 31, 2019 primarily due to increased loan volume driven by growth in average loan balances of $1.47 billion. The growth in average loan balance reflects the addition of $182.2 million in loans acquired from Farmers National and $2.43 billion in loans acquired in the Franklin merger. In addition, the origination of PPP loans during the period contributed $206.8 million to the increase in average total loans held for investment.
The tax-equivalent yield on loans held for investment was 4.95%, down 109 basis points from the year ended December 31, 2019. The decrease in yield was primarily due to the lower interest rate environment and was also impacted by lower-yielding PPP loans originated during the period. Contractual loan interest rates yielded 4.57% in the year ended December 31, 2020 compared with 5.50% in the year ended December 31, 2019. PPP loans contribute 14 basis points of this decline in contractual loan yield.

The components of our loan yield, a key driver to our NIM for the year ended December 31, 2020, 2019, and 2018 were as follows:

	Year Ended December 31,
	2020		2019		2018
(dollars in thousands)	Interest income	Average yield	Interest income	Average yield	Interest income	Average yield
Loan yield components:
Contractual interest rate on loans held for investment (1)(2)	$256,929	4.57%	$228,069	5.50%	$183,116	5.42%
Origination and other loan fee income (2)	15,978	0.28%	12,977	0.31%	13,093	0.39%
Accretion on purchased loans	3,788	0.07%	8,556	0.21%	7,608	0.23%
Nonaccrual interest collections	1,381	0.03%	885	0.02%	1,375	0.04%
Syndicated loan fee income	—	—%	206	—%	351	0.01%
Total loan yield	$278,076	4.95%	$250,693	6.04%	$205,543	6.09%
(1)Includes tax-equivalent adjustment.
(2)Includes $2.09 million of loan contractual interest and $3.92 million of loan fees related to PPP loans for the year ended December 31, 2020.
Accretion on purchased loans contributed 5 and 16 basis points to the NIM for the year ended December 31, 2020 and 2019, respectively. The decrease in accretion is due in part to the adoption of CECL and purchase accounting resulting from our merger with Franklin, that contributed a net premium of $11.3 million recorded as of August 15, 2020, to be amortized as a reduction to loan interest income. Contractual interest and origination fees on PPP loans attributed 8 basis points to the NIM for the year ended December 31, 2020. We anticipate recognizing an estimated $2.7 million in deferred origination fees, net of third party costs and deferred salaries, over the remaining life of the PPP loan portfolio.
Our NIM, on a tax-equivalent basis, decreased to 3.46% during the year ended December 31, 2020 from 4.34% in the year ended December 31, 2019, driven by a declining interest rate environment and change in balance sheet mix, partially attributable to our acquisition of Franklin during the year.

Interest expense was $49.0 million for the year ended December 31, 2020, a decrease of $7.5 million as compared to the year ended December 31, 2019. The primary driver was the impact of the decrease in interest rates on deposits, resulting in total deposit interest expense decrease of $8.7 million to $42.9 million for the year ended December 31, 2020, compared to $51.6 million for the year ended December 31, 2019. The decrease was largely attributed to money market deposits which decreased to $13.7 million for the year ended December 31, 2020 from $17.4 million for the year ended December 31, 2019 and customer time deposits which decreased to $19.7 million for the year ended December 31, 2020 from $24.1 million for the year ended December 31, 2019. The average rate on money markets decreased to 0.76%, down 66 basis points from the year ended December 31, 2019. Average money market balances increased $587.8 million to $1,807.5 million during the year ended December 31, 2020 from $1,219.7 million for the same period in the previous year. The decrease in interest expense on customer time deposits was primarily driven by decreased interest rates as the average rate on customer time deposits decreased 57 basis points from 2.09% for the year ended December 31, 2019 to 1.52% for the year ended December 31, 2020. Total cost of deposits was 0.62% for the year ended December 31, 2020 compared to 1.10% for the year ended December 31, 2019.

Average balance sheet amounts, interest earned and yield analysis
The table below shows the average balances, income and expense and yield and rates of each of our interest-earning assets and interest-bearing liabilities on a tax equivalent basis, if applicable, for the periods indicated.

	Year Ended December 31,
	2020			2019			2018
(dollars in thousands on tax-equivalent basis)	Average balances(1)	Interest income/ expense	Average yield/ rate	Average balances(1)	Interest income/ expense	Average yield/ rate	Average balances (1)	Interest income/ expense	Average yield/ rate
Interest-earning assets:
Loans (2)(4)	$5,621,832	$278,076	4.95%	$4,149,590	$250,693	6.04%	$3,376,203	$205,543	6.09%
Loans held for sale-mortgage	420,791	12,699	3.02%	254,689	9,966	3.91%	352,370	15,632	4.44%
Loans held for sale-commercial	84,580	4,166	4.93%	—	—	—%	—	—	—%
Securities:
Taxable	589,393	10,267	1.74%	516,250	13,223	2.56%	478,034	12,397	2.59%
Tax-exempt (4)	275,786	9,570	3.47%	155,306	6,498	4.18%	119,295	5,473	4.59%
Total Securities (4)	865,179	19,837	2.29%	671,556	19,721	2.94%	597,329	17,870	2.99%
Federal funds sold	85,402	304	0.36%	31,309	678	2.17%	21,466	412	1.92%
Interest-bearing deposits with other financial institutions	662,175	1,960	0.30%	130,145	2,651	2.04%	49,549	998	2.01%
FHLB stock	21,735	441	2.03%	15,146	722	4.77%	12,742	716	5.62%
Total interest earning assets (4)	7,761,694	317,483	4.09%	5,252,435	284,431	5.42%	4,409,659	241,171	5.47%
Noninterest Earning Assets:
Cash and due from banks	66,177			51,194			49,410
Allowance for credit losses	(121,033)			(30,442)			(25,747)
Other assets (3)	731,262			504,485			411,543
Total noninterest earning assets	676,406			525,237			435,206
Total assets	$8,438,100			$5,777,672			$4,844,865
Interest-bearing liabilities:
Interest bearing deposits:
Interest bearing checking	$1,461,596	$8,875	0.61%	$950,219	$8,755	0.92%	$894,252	$6,488	0.73%
Money market deposits(8)	1,807,481	13,707	0.76%	1,219,652	17,380	1.42%	1,027,047	10,895	1.06%
Savings deposits	274,489	232	0.08%	199,535	301	0.15%	178,303	272	0.15%
Customer time deposits(8)	1,289,552	19,656	1.52%	1,155,058	24,103	2.09%	744,834	10,409	1.40%
Brokered and internet time deposits(8)	43,372	389	0.90%	45,313	1,029	2.27%	82,113	1,472	1.79%
Time deposits	1,332,924	20,045	1.50%	1,200,371	25,132	2.09%	826,947	11,881	1.44%
Total interest bearing deposits	4,876,490	42,859	0.88%	3,569,777	51,568	1.44%	2,926,549	29,536	1.01%
Other interest-bearing liabilities:
Securities sold under agreements to repurchase and federal funds purchased	32,912	201	0.61%	26,400	291	1.10%	19,528	150	0.77%
Federal Home Loan Bank advances(6)	212,705	1,093	0.51%	187,509	3,004	1.60%	216,011	4,166	1.93%
Subordinated debt(7)	86,944	4,475	5.15%	30,930	1,638	5.30%	30,930	1,651	5.34%
Other borrowings	12,939	358	2.77%	—	—	—%	$—	$—	—%
Total other interest-bearing liabilities	345,500	6,127	1.77%	244,839	4,933	2.01%	266,469	5,967	2.24%
Total interest-bearing liabilities	5,221,990	48,986	0.94%	3,814,616	56,501	1.48%	3,193,018	35,503	1.11%
Noninterest bearing liabilities:
Demand deposits	2,092,450			1,130,113			967,663
Other liabilities	157,289			109,449			54,262
Total noninterest-bearing liabilities	2,249,739			1,239,562			1,021,925
Total liabilities	7,471,729			5,054,178			4,214,943
FB Financial Corporation shareholders' equity	966,336			723,494			629,922
Noncontrolling interest	35			—			—
Shareholders' equity	966,371			723,494			629,922
Total liabilities and shareholders' equity	$8,438,100			$5,777,672			$4,844,865
Net interest income (tax-equivalent basis)		$268,497			$227,930			205,668
Interest rate spread (tax-equivalent basis)			3.15%			3.94%			4.36%
Net interest margin (tax-equivalent basis) (5)			3.46%			4.34%			4.66%
Cost of total deposits			0.62%			1.10%			0.76%
Average interest-earning assets to average interest-bearing liabilities			148.6%			137.7%			138.1%
(1)Calculated using daily averages.

(2)Average balances of nonaccrual loans are included in average loan balances. Loan fees of $16.0 million, $13.0 million, and $13.1 million, accretion of $3.8 million, $8.6 million, and $7.6 million, nonaccrual interest collections of $1.4 million, $0.9 million, and $1.4 million, and syndicated loan fees of $0, $0.2 million, and $0.4 million are included in interest income for the years ended December 31, 2020, 2019, and 2018, respectively.
(3)Includes investments in premises and equipment, other real estate owned, interest receivable, MSRs, core deposit and other intangibles, goodwill and other miscellaneous assets.
(4)Interest income includes the effects of taxable-equivalent adjustments using a U.S. federal income tax rate and, where applicable, state income tax to increase tax-exempt interest income to a tax-equivalent basis. The net taxable-equivalent adjustment amounts included in the above table were $2.8 million, $1.9 million, and $1.6 million for the years ended December 31, 2020, 2019, and 2018, respectively.
(5)The NIM is calculated by dividing annualized net interest income, on a tax-equivalent basis, by average total earning assets.
(6)Includes $1.0 million and $0.5 million of gain accretion from other comprehensive income from previously cancelled cash flow hedge for the year ended December 31, 2020 and 2019, respectively. See additional discussion at Note 18."Derivatives."
(7)Includes $0.4 million of accretion on subordinated debt fair value mark for the year ended December 31, 2020.
(8)Includes $0.9 million and $0 of interest rate premium accretion on money market deposits, $2.0 million and $0 on customer time deposits and $0.4 million and $0.1 million on brokered and internet deposits for the years ended December 31, 2020 and 2019, respectively.
Rate/volume analysis
The tables below present the components of the changes in net interest income for the the year ended December 31, 2020 and 2019. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volumes and changes due to rates, with the changes in both volumes and rates allocated to these two categories based on the proportionate absolute changes in each category.
Year ended December 31, 2020 compared to year ended December 31, 2019

	Year ended December 31, 2020 compared to year ended December 31, 2019 due to changes in
(dollars in thousands on a tax-equivalent basis)	Volume	Rate	Total
Interest-earning assets:
Loans (1)(2)	$72,822	$(45,439)	$27,383
Loans held for sale - residential	5,013	(2,280)	2,733
Loans held for sale - commercial	4,166	—	4,166
Securities available for sale and other securities:
Taxable	1,274	(4,230)	(2,956)
Tax Exempt (2)	4,181	(1,109)	3,072
Federal funds sold and balances at Federal Reserve Bank	193	(567)	(374)
Time deposits in other financial institutions	1,575	(2,266)	(691)
FHLB stock	134	(415)	(281)
Total interest income (2)	89,358	(56,306)	33,052
Interest-bearing liabilities:
Interest-bearing checking	3,105	(2,985)	120
Money market deposits(5)	4,458	(8,131)	(3,673)
Savings deposits	63	(132)	(69)
Customer time deposits(5)	2,050	(6,497)	(4,447)
Brokered and internet time deposits(5)	(17)	(623)	(640)
Securities sold under agreements to repurchase and federal funds purchased	40	(130)	(90)
Federal Home Loan Bank advances(3)	129	(2,040)	(1,911)
Subordinated debt(4)	2,883	(46)	2,837
Other borrowings	358	—	358
Total interest expense	13,069	(20,584)	(7,515)
Change in net interest income (2)	$76,289	$(35,722)	$40,567
(1)Average loans are gross, including nonaccrual loans and overdrafts (before deduction of allowance for credit losses). Loan fees of $16.0 million and $13.0 million, accretion of $3.8 million and $8.6 million, nonaccrual interest collections of $1.4 million and $0.9 million, and syndicated loan fee income of $0 and $0.2 million are included in interest income for the year ended December 31, 2020 and 2019, respectively.
(2)Interest income includes the effects of the tax-equivalent adjustments to increase tax-exempt interest income to a tax-equivalent basis.
(3)Includes $1.0 million and $0.5 million of gain accretion from other comprehensive income from a previously cancelled cash flow hedge for the years ended December 31, 2020 and 2019, respectively.
(4)Includes $0.4 million accretion on subordinated debt fair value premium for the year ended December 31, 2020.
(5)Includes $0.9 million and $0 of interest rate premium accretion on money market deposits, $2.0 million and $0 on customer time deposits and $0.4 million and $0.1 million on brokered and internet deposits for the years ended December 31, 2020 and 2019, respectively.

As discussed above, the $27.4 million increase in interest income on loans held for investment during the year ended December 31, 2020 compared to December 31, 2019 was the primary driver of the $40.6 million increase in tax-equivalent net interest income. The increase in loan interest income was driven by an increase in average loans held for investment of $1.47 billion, or 35.5%, to $5.62 billion for the year ended December 31, 2020, as compared to $4.15 billion for the year ended December 31, 2019, which was largely attributable to the acquisition of $182.2 million in loans from the Farmers National acquisition and $2.43 billion in loans from the Franklin merger plus an increase of $206.8 million in average PPP loans. The total decrease in interest expense of $7.5 million was primarily driven by decreases in rates on money market and customer time deposits partially offset by increase in volume, partially related to our acquisitions.

Year Ended December 31, 2019 compared to year ended December 31, 2018

	Year Ended December 31, 2019 compared to year ended December 31, 2018 due to changes in
(dollars in thousands on a tax-equivalent basis)	Volume	Rate	Net increase (decrease)
Interest-earning assets:
Loans(1)	$46,723	$(1,573)	$45,150
Loans held for sale	(3,822)	(1,844)	(5,666)
Securities available for sale and other securities:
Taxable	979	(153)	826
Tax Exempt(2)	1,507	(482)	1,025
Federal funds sold and balances at Federal Reserve Bank	213	53	266
Time deposits in other financial institutions	1,642	11	1,653
FHLB stock	115	(109)	6
Total interest income(2)	47,357	(4,097)	43,260
Interest-bearing liabilities:
Interest bearing checking	516	1,751	2,267
Money market deposits	2,745	3,740	6,485
Savings deposits	32	(3)	29
Customer time deposits	8,560	5,134	13,694
Brokered and internet time deposits	(836)	393	(443)
Securities sold under agreements to repurchase and federal funds purchased	76	65	141
Federal Home Loan Bank advances	(457)	(705)	(1,162)
Subordinated debt	—	(13)	(13)
Total interest expense	10,636	10,362	20,998
Change in net interest income(2)	$36,721	$(14,459)	$22,262
(1) Average loans are gross, including nonaccrual loans and overdrafts (before deduction of allowance for loan losses). Loan fees of $13.0 million and $13.1 million, accretion of $8.6 million and $7.6 million, nonaccrual interest collections of $0.9 million and $1.4 million, and syndicated loan fee income of $0.2 million and $0.4 million are included in interest income for the years ended December 31, 2019 and 2018, respectively.
(2) Interest income includes the effects of the tax-equivalent adjustments to increase tax-exempt interest income to a tax-equivalent basis.

Provision for credit losses
The provision for credit losses charged to operating expense is an amount which, in the judgment of management, is necessary to maintain the allowance for credit losses ("ACL") at an appropriate level under the current expected credit loss model. The determination of the amount of the allowance is complex and involves a high degree of judgment and subjectivity. We adopted the expected credit loss methodology under FASB ASC Topic 326 on January 1, 2020. The change in methodology from the previous incurred loss model in place prior to adoption requires additional inputs and the use of reasonable and supportable economic forecasts to estimate loan losses for the entire life of the loan portfolio. As such, the results between models are not necessarily comparable. Refer to Note 1, "Basis of presentation" in the notes to our consolidated financial statements for a detailed discussion regarding ACL methodology.
Year ended December 31, 2020 compared to year ended December 31, 2019
Our provision for credit losses on loans held for investment for the year ended December 31, 2020 was $94.6 million as compared to $7.1 million for the year ended December 31, 2019. The steep increase in provision for credit losses was primarily the result of conforming the acquired loan portfolios to comply with CECL under our established framework and governance model, as CECL requires the establishment of an allowance for credit losses for non-purchased credit deteriorated loans be recognized through the provision for credit losses on the acquisition date. In addition to the impact of the acquired portfolios during the year, our provision for credit losses was impacted by declining economic forecasts resulting from the impact of COVID-19. The provision for credit losses on loans held for investment recognized in expense in conjunction with the Farmers National acquisition on February 14, 2020 amounted to $2.9 million while the provision for credit losses on loans held for investment recognized in expense in conjunction with the Franklin merger on August 15, 2020 amounted to $52.8 million. The remaining $38.9 million included in the provision for credit losses is reflective of activity for both the Company's legacy non-acquired portfolios and the acquired portfolios of Farmers National and Franklin from their respective acquisition dates through the remainder of 2020. Although the portfolio benefited from improving economic forecasts in the last half of 2020, there is much uncertainty surrounding the impact of the COVID-19 pandemic, which may continue to lead to increased volatility in forecasted macroeconomic variables, a key input to our calculated level of allowance for credit losses.
As of December 31, 2020, we determined that all available-for-sale debt securities that experienced a decline in fair value below amortized cost basis were due to noncredit-related factors. Therefore, there was no provision for credit losses recognized on available-for-sale debt securities during the year ended December 31, 2020.
In connection with the adoption of CECL on January 1, 2020, the Company estimates expected credit losses on off-balance sheet loan commitments that are not accounted for as derivatives. When applying the CECL methodology to estimate expected credit loss, the Company considers the likelihood that funding will occur, the contractual period of exposure to credit loss, the risk of loss, historical loss experience, and current conditions along with expectations of future economic conditions. As such, the Company recorded provision for credit losses on unfunded commitments of $13.4 million for the year ended December 31, 2020.
See the section captioned "Allowance for Credit Losses" for more information regarding the Company's ACL methodology.

Noninterest income
Our noninterest income includes gains on sales of mortgage loans, unrealized change in fair value of loans held for sale and derivatives, fees on mortgage loan originations, loan servicing fees, hedging results, fees generated from deposit services, investment services and trust income, gains and losses on securities, other real estate owned and other assets and other miscellaneous noninterest income.
The following table sets forth the components of noninterest income for the periods indicated:

	Year Ended December 31,
(dollars in thousands)	2020	2019	2018
Mortgage banking income	$255,328	$100,916	$100,661
Service charges on deposit accounts	9,160	9,479	8,502
ATM and interchange fees	14,915	12,161	10,013
Investment services and trust income	7,080	5,244	5,181
Gain (loss) from securities, net	1,631	57	(116)
(Loss) gain on sales or write-downs of other real estate owned	(1,491)	545	(99)
(Loss) gain from other assets	(90)	(104)	328
Other	15,322	7,099	6,172
Total noninterest income	$301,855	$135,397	$130,642

Year ended December 31, 2020 compared to year ended December 31, 2019
Noninterest income amounted to $301.9 million for the year ended December 31, 2020, an increase of $166.5 million, or 122.9%, as compared to $135.4 million for the year ended December 31, 2019. Changes in selected components of noninterest income in the above table are discussed below.
Mortgage banking income primarily includes origination fees and realized gains and losses on the sale of mortgage loans, unrealized change in fair value of mortgage loans and derivatives, and mortgage servicing fees, which includes net change in fair value of MSRs and related derivatives. Mortgage banking income is initially driven by the recognition of interest rate lock commitments (IRLCs) at fair value at inception of the IRLCs. This is subsequently adjusted for changes in the overall interest rate environment offset by derivative contracts entered into to mitigate the interest rate exposure. Upon sale of the loan, the net fair value gain is reclassified as a realized gain on sale. Mortgage banking income was $255.3 million and $100.9 million for the years ended December 31, 2020 and 2019, respectively, representing a 153.0% increase year-over-year.
During the year ended December 31, 2020, the Bank’s mortgage operations had sales of $6.24 billion which generated a gain on sales margin of 3.79%. This compares to $4.55 billion and 2.12% for the year ended December 31, 2019. The increase in gain on sales margin is a result of the mortgage restructuring in 2019, and productive market conditions in 2020. The industry benefited greatly from declining interest rates in 2020, causing a sharp increase in volume in 2020. Mortgage banking income from gains on sale and related fair value changes increased to $267.6 million during the year ended December 31, 2020 compared to $100.2 million for the year ended December 31, 2019. Total interest rate lock volume increased $3,036.0 million, or 51.4%, during the year ended December 31, 2020 compared to the previous year. The volume mix of refinances and purchases also shifted during year ended December 31, 2020 to 77.6% refinance volume compared with 56.2% during the previous year.
Our mortgage banking business is directly impacted by the interest rate environment, regulatory environment, consumer demand, economic conditions, and investor demand for mortgage securities. Mortgage production, especially refinance activity, declines in rising interest rate environments. While we have not yet experienced significant slowdowns in our mortgage production volume, our interest rate lock volume is expected to be materially and adversely impacted by rising interest rates, and we expect to see declining refinance activity within the mortgage industry when rates rise.
Income from mortgage servicing of $22.1 million and $17.7 million for year ended December 31, 2020 and 2019, respectively, was offset by declines in fair value of MSRs and related hedging activity of $34.4 million and $17.0 million in the year ended December 31, 2020 and 2019, respectively.

The components of mortgage banking income for the year ended December 31, 2020, 2019, and 2018 were as follows:

	Year Ended December 31,
(dollars in thousands)	2020	2019	2018
Mortgage banking income:
Origination and sales of mortgage loans	$236,382	$96,710	$98,075
Net change in fair value of loans held for sale and derivatives	31,192	3,518	(9,332)
Change in fair value on MSRs	(34,374)	(16,989)	(8,673)
Mortgage servicing income	22,128	17,677	20,591
Total mortgage banking income	$255,328	$100,916	$100,661
Interest rate lock commitment volume by line of business:
Consumer direct	$5,539,862	$2,979,811	$2,685,103
Third party origination (TPO)	—	327,373	860,464
Retail	3,399,174	1,605,158	1,250,136
Correspondent	—	990,646	2,325,555
Total	$8,939,036	$5,902,988	$7,121,258
Interest rate lock commitment volume by purpose (%):
Purchase	22.4%	43.8%	65.7%
Refinance	77.6%	56.2%	34.3%
Mortgage sales	$6,235,149	$4,554,962	6,154,847
Mortgage sale margin	3.79%	2.12%	1.59%
Closing volume	$6,650,258	$4,540,652	$5,958,066
Outstanding principal balance of mortgage loans serviced	$9,787,657	$6,734,496	$6,755,114

Other noninterest income for the year ended December 31, 2020 increased $8.2 million to $15.3 million as compared to other noninterest income of $7.1 million for year ended December 31, 2019. This increase reflects a gain on commercial loans held for sale of $3.2 million related to changes in fair value from Franklin acquisition date to the end of 2020. Additionally, the increase reflect reflects increased swap fee income in addition to overall increases due to our growth and volume of business.
Noninterest expense
Our noninterest expense includes primarily salaries and employee benefits expense, occupancy expense, legal and professional fees, data processing expense, regulatory fees and deposit insurance assessments, advertising and promotion and other real estate owned expense, among others. We monitor the ratio of noninterest expense to the sum of net interest income plus noninterest income, which is commonly known as the efficiency ratio.
The following table sets forth the components of noninterest expense for the periods indicated:

	Year Ended December 31,
(dollars in thousands)	2020	2019	2018
Salaries, commissions and employee benefits	$233,768	$152,084	$136,892
Occupancy and equipment expense	18,979	15,641	13,976
Legal and professional fees	7,654	7,486	7,903
Data processing	11,390	10,589	9,100
Merger costs	34,879	5,385	1,594
Amortization of core deposit and other intangibles	5,323	4,339	3,185
Advertising	10,062	9,138	13,139
Other expense	55,030	40,179	37,669
Total noninterest expense	$377,085	$244,841	$223,458

Year ended December 31, 2020 compared to year ended December 31, 2019
Noninterest expense increased by $132.2 million during the year ended December 31, 2020 to $377.1 million as compared to $244.8 million in the year ended December 31, 2019. Changes in selected components of noninterest expense in the above table are discussed below.

Salaries, commissions and employee benefits expense was the largest component of noninterest expenses representing 62.0% and 62.1% of total noninterest expense in the years ended December 31, 2020 and 2019, respectively. During the year ended December 31, 2020, salaries and employee benefits expense increased $81.7 million, or 53.7%, to $233.8 million as compared to $152.1 million for the year ended December 31, 2019. This increase was mainly driven by our increase in headcount as a result of our mergers. During the year ended December 31, 2020, FTE's increased to 1,852 as of December 31, 2020 from 1,377 as of December 31, 2019. Also included in total salaries, commissions and employee benefits expense was an increase of $41.8 million in commissions and incentives expenses resulting from increased mortgage production previously discussed.
Costs resulting from our equity compensation grants during the years ended December 31, 2020 and 2019 amounted to $10.2 million and $7.1 million, respectively. These grants comprise restricted stock units granted to all new full-time associates each year in addition to annual performance grants, employment agreement grants and grants resulting from acquisition. Additionally, during 2020 we began granting performance-based stock units, which resulted in $1.0 million in expense during the year ended December 31, 2020.
Merger costs amounted to $34.9 million for the year ended December 31, 2020 compared to $5.4 million for the year ended December 31, 2019. For the year ended December 31, 2020, merger costs consisted of $7.7 million of contract termination costs, $5.6 million of branch closing and consolidation costs, $7.7 million of professional fees, $6.6 million of severance and separation benefits, $4.5 million of conversion-related costs, and $2.7 million of other acquisition-related costs. Costs during the previous year were related to our acquisition of the Branches, which closed during the second quarter of the previous year. We anticipate to continue incurring severance and separation benefits through the first half of 2021 for certain merger-related employment agreements.
Other noninterest expense primarily includes mortgage servicing expenses, regulatory fees and deposit insurance assessments, software license and maintenance fees and various other miscellaneous expenses. Other noninterest expense increased $14.9 million during the year ended December 31, 2020 to $55.0 million compared to $40.2 million during the year ended December 31, 2019. The increase reflects costs associated with our growth, including the impact of our acquisitions, as well as a one-time prepayment penalty of $6.8 million, incurred in connection with our repayment of $150.0 million in long-term advances and $100.0 million in 90 day fixed rate advances.
Efficiency ratio
The efficiency ratio is one measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. That is, the ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense by the sum of net interest income and noninterest income. For an adjusted efficiency ratio, we exclude certain gains, losses and expenses we do not consider core to our business.
Our efficiency ratio was 66.4% and 67.7% for the year ended December 31, 2020 and 2019, respectively. Our adjusted efficiency ratio, on a tax-equivalent basis, was 59.2% and 65.4% for the year ended December 31, 2020 and 2019, respectively. See “GAAP reconciliation and management explanation of non-GAAP financial measures” in this Report for a discussion of the adjusted efficiency ratio.
Return on equity and assets
The following table sets forth our ROAA, ROAE, dividend payout ratio and average shareholders’ equity to average assets ratio for the periods indicated:

	Year Ended December 31,
	2020	2019	2018
Return on average total assets	0.75%	1.45%	1.66%
Return on average shareholders' equity	6.58%	11.6%	12.7%
Dividend payout ratio	22.8%	12.2%	7.93%
Average shareholders’ equity to average assets	11.5%	12.5%	13.0%

As previously discussed, during the year ended December 31, 2020, we recognized significant increases in our provision for credit losses and merger costs, which resulted in return on average total assets of 0.75% for the year ended December 31, 2020, as compared to 1.45% for the year ended December 31, 2019. Return on average shareholders’ equity was 6.58% for the year ended December 31, 2020, as compared to 11.6% for the year ended December 31, 2019.

Income taxes
We recorded an income tax expense of $18.8 million and $25.7 million for the years ended December 31, 2020 and 2019, respectively. This represents effective tax rates of 22.84% and 23.48% for the years ended December 31, 2020 and 2019, respectively. The primary differences from the enacted rates are applicable state income taxes reduced for non-taxable income and tax credits, and additional deductions for equity-based compensation upon the distribution of restricted stock units.
Financial condition
The following discussion of our financial condition compares balances as of December 31, 2020 with December 31, 2019.
Total assets
Our total assets were $11.21 billion at December 31, 2020, compared to total assets of $6.12 billion as of December 31, 2019. The increase was attributable to our acquisition of Farmers National, completed on February 14, 2020 and merger with Franklin on August 15, 2020, which added assets of $258.2 million and $3.63 billion, respectively, combined with our participation in the PPP. Additionally, the increase is partially related to the $212.6 million of outstanding PPP loans at December 31, 2020. Additionally, we held cash and cash equivalents of $1.32 billion at December 31, 2020, an increase of $1.09 billion during the year 2020, up from $232.7 million at December 31, 2019. As a result of the COVID-19 pandemic, we have taken appropriate measures to ensure adequate liquidity.
Loan portfolio
Our loan portfolio is our most significant earning asset, comprising 63.2% and 72.0% of our total assets as of December 31, 2020 and December 31, 2019, respectively. Our strategy is to grow our loan portfolio by originating quality commercial and consumer loans that comply with our credit policies and that produce revenues consistent with our financial objectives. Our overall lending approach is primarily focused on providing credit to our customers directly rather than purchasing loan syndications and loan participations from other banks (collectively, “participated loans”). At December 31, 2020 and December 31, 2019, loans held for investment included approximately $206.8 million and $103.4 million, respectively, related to purchased participation loans. We believe our loan portfolio is well-balanced, which provides us with the opportunity to grow while monitoring our loan concentrations.
Loans by type
The following table sets forth the balance and associated percentage of each class of financing receivable in our loan portfolio as of the dates indicated:

As of December 31,
	2020		2019		2018		2017		2016
(dollars in thousands)	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total	Amount	% of total
Loan Type:
Commercial and industrial (1)	$1,346,122	19%	$1,034,036	23%	$867,083	24%	$715,075	23%	$386,233	21%
Construction	1,222,220	17%	551,101	13%	556,051	15%	448,326	14%	245,905	13%
Residential real estate:
1-to-4 family	1,089,270	15%	710,454	16%	555,815	16%	480,989	15%	294,924	16%
Line of credit	408,211	6%	221,530	5%	190,480	5%	194,986	6%	177,190	10%
Multi-family	175,676	2%	69,429	2%	75,457	2%	62,374	2%	44,977	2%
Commercial real estate:
Owner-Occupied	924,841	13%	630,270	14%	493,524	13%	495,872	16%	357,346	19%
Non-Owner Occupied	1,598,979	23%	920,744	21%	700,248	19%	551,588	17%	267,902	15%
Consumer and other	317,640	5%	272,078	6%	228,853	6%	217,701	7%	74,307	4%
Total loans	$7,082,959	100%	$4,409,642	100%	$3,667,511	100%	$3,166,911	100%	$1,848,784	100%
(1)Includes $212,645 of loans originated as part of the PPP at December 31, 2020, established by the CARES Act, in response to the COVID-19 pandemic. The PPP is administered by the SBA; loans originated as part of the PPP may be forgiven by the SBA under a set of defined rules.

Loan concentrations are considered to exist when there are amounts loaned to a number of borrowers engaged in similar activities that would cause them to be similarly impacted by economic or other conditions. At December 31, 2020 and December 31, 2019, there were no concentrations of loans exceeding 10% of total loans other than the categories of loans disclosed in the table above. We believe our loan portfolio is diversified relative to industry concentrations across the various loan portfolio categories. While most industries have and are expected to continue to experience adverse impacts as a result of COVID–19, certain industries present more risk than others. As of December 31, 2020, outstanding loan principal balances of loans in deferral status amounted to $202.5 million. The following presents industry loan categories considered to be “of concern” in relation to our total portfolio as of December 31, 2020.

Industry	Approximate % of total loans	Description of components
Retail lending	8.7%	Includes non-owner occupied CRE, automobile, recreational vehicle and boat dealers, gas stations and convenience stores, pharmacies and drug stores, and sporting goods.
Healthcare	4.9%	Includes assisted living, nursing and continuing care, medical practices, social assistance, mental health and substance abuse centers.
Hotel	4.9%	Vast majority of hotel exposure is built around long-term successful hotel operators and strong flags located within our banking footprint.
Other leisure	1.7%	Includes marinas, recreational vehicle parks and campgrounds, fitness and recreational sports centers, sports teams and clubs, historical sites, and theaters.
Transportation	1.6%	Includes trucking exposure made up of truckload operators, equipment lessors to owner/operators, and local franchisees of major national trucking companies. Also includes air travel (no commercial airlines) and support and to a lesser extent, consumer charter and transportation and warehousing.
Restaurants	2.0%	Majority made up of full service restaurants with no major concentration by operator or brand. Also includes limited service restaurants and bars.
Banking regulators have established thresholds of less than 100% of tier 1 capital plus allowance for credit losses in construction lending and less than 300% of tier 1 capital plus allowance for credit losses in commercial real estate lending that management monitors as part of the risk management process. The construction concentration ratio is a percentage of the outstanding construction and land development loans to total tier 1 capital plus allowance for credit losses. The commercial real estate concentration ratio is a percentage of the outstanding balance of non-owner occupied commercial real estate, multifamily, and construction and land development loans to tier 1 capital plus allowance for credit losses. Management strives to operate within the thresholds set forth above.
When a company's ratios are in excess of one or both of these guidelines, banking regulators generally require an increased level of monitoring in these lending areas by management.
The table below shows concentration ratios for the Bank and Company as of December 31, 2020 and December 31, 2019, which both were within the stated thresholds.

	As a percentage (%) of tier 1 capital plus allowance for credit losses
	FirstBank	FB Financial Corporation
December 31, 2020
Construction	93.1%	96.9%
Commercial real estate	228.3%	237.7%
December 31, 2019
Construction	88.4%	87.0%
Commercial real estate	247.4%	243.4%

Loan categories
The principal categories of our loans held for investment portfolio are discussed below:
Commercial and industrial loans.    We provide a mix of variable and fixed rate commercial and industrial loans. Our commercial and industrial loans are typically made to small and medium-sized manufacturing, wholesale, retail and service businesses for working capital and operating needs and business expansions, including the purchase of capital equipment and loans made to farmers relating to their operations. This category also includes loans secured by manufactured housing receivables. Commercial and industrial loans generally include lines of credit and loans with maturities of five years or less. This category also includes the loans we originated as part of the PPP, established by the CARES Act. The PPP is administered by the SBA, and loans we originated as part of the PPP may be forgiven by the SBA under a set of defined rules. These federally guaranteed loans were intended to provide up to 24 weeks of payroll and other operating costs as a source of aid to small- and medium-sized businesses. Commercial and industrial loans are generally made with operating cash flows as the primary source of repayment, but may also include collateralization by inventory, accounts receivable, equipment and personal guarantees. We plan to continue to make commercial and industrial loans an area of emphasis in our lending operations in the future. Excluding PPP loans totaling $212.6 million as of December 31, 2020, our commercial and industrial loans comprised $1,133.5 million, or 16% of our loans held for investment.
Commercial real estate owner-occupied loans.    Our commercial real estate owner-occupied loans include loans to finance commercial real estate owner occupied properties for various purposes including use as offices, warehouses, production facilities, health care facilities, retail centers, restaurants, churches and agricultural based facilities. Commercial real estate owner-occupied loans are typically repaid through the ongoing business operations of the borrower, and hence are dependent on the success of the underlying business for repayment and are more exposed to general economic conditions.
Commercial real estate non-owner occupied loans.    Our commercial real estate non-owner occupied loans include loans to finance commercial real estate non-owner occupied investment properties for various purposes including use as offices, warehouses, health care facilities, hotels, mixed-use residential/commercial, manufactured housing communities, retail centers, multifamily properties, assisted living facilities and agricultural based facilities. Commercial real estate non-owner occupied loans are typically repaid with the funds received from the sale of the completed property or rental proceeds from such property, and are therefore more sensitive to adverse conditions in the real estate market, which can also be affected by general economic conditions.
Residential real estate 1-4 family mortgage loans.    Our residential real estate 1-4 family mortgage loans are primarily made with respect to and secured by single family homes, including manufactured homes with real estate, which are both owner-occupied and investor owned. We intend to continue to make residential 1-4 family housing loans at a similar pace, so long as housing values in our markets do not deteriorate from current prevailing levels and we are able to make such loans consistent with our current credit and underwriting standards. First lien residential 1-4 family mortgages may be affected by unemployment or underemployment and deteriorating market values of real estate.
Residential line of credit loans.    Our residential line of credit loans are primarily revolving, open-end lines of credit secured by 1-4 family residential properties. We intend to continue to make residential line of credit loans if housing values in our markets do not deteriorate from current prevailing levels and we are able to make such loans consistent with our current credit and underwriting standards. Residential line of credit loans may be affected by unemployment or underemployment and deteriorating market values of real estate.
Multi-family residential loans.    Our multi-family residential loans are primarily secured by multi-family properties, such as apartments and condominium buildings. These loans may be affected by unemployment or underemployment and deteriorating market values of real estate.
Construction loans.    Our construction loans include commercial construction, land acquisition and land development loans and single-family interim construction loans to small- and medium-sized businesses and individuals. These loans are generally secured by the land or the real property being built and are made based on our assessment of the value of the property on an as-completed basis. We expect to continue to make construction loans at a similar pace so long as demand continues and the market for and values of such properties remain stable or continue to improve in our markets. These loans can carry risk of repayment when projects incur cost overruns, have an increase in the price of building materials, encounter zoning and environmental issues, or encounter other factors that may affect the completion of a project on time and on budget. Additionally, repayment risk may be negatively impacted when the market experiences a deterioration in the value of real estate.

Consumer and other loans.    Consumer and other loans include consumer loans made to individuals for personal, family and household purposes, including car, boat and other recreational vehicle loans and personal lines of credit. Consumer loans are generally secured by vehicles and other household goods. The collateral securing consumer loans may depreciate over time. The company seeks to minimize these risks through its underwriting standards. Other loans also include loans to states and political subdivisions in the U.S. These loans are generally subject to the risk that the borrowing municipality or political subdivision may lose a significant portion of its tax base or that the project for which the loan was made may produce inadequate revenue. None of these categories of loans represents a significant portion of our loan portfolio.
Loan maturity and sensitivities
The following tables present the contractual maturities of our loan portfolio as of December 31, 2020 and December 31, 2019. Loans with scheduled maturities are reported in the maturity category in which the payment is due. Demand loans with no stated maturity and overdrafts are reported in the “due in 1 year or less” category. Loans that have adjustable rates are shown as amortizing to final maturity rather than when the interest rates are next subject to change. The tables do not include prepayment assumptions or scheduled repayments. As of December 31, 2020 and December 31, 2019, the Company had $22.4 million and $23.1 million, respectively, in fixed-rate loans in which the Company has entered into variable rate swap contracts.

Loan type (dollars in thousands)	Maturing in one year or less	Maturing in one to five years	Maturing after five years	Total
As of December 31, 2020
Commercial and industrial	$225,384	$955,847	$164,891	$1,346,122
Commercial real estate:
Owner occupied	114,993	453,426	356,422	924,841
Non-owner occupied	134,846	770,849	693,284	1,598,979
Residential real estate:
1-to-4 family	78,600	361,804	648,866	1,089,270
Line of credit	27,970	82,084	298,157	408,211
Multi-family	6,291	74,139	95,246	175,676
Construction	613,153	384,124	224,943	1,222,220
Consumer and other	29,051	77,398	211,191	317,640
Total ($)	$1,230,288	$3,159,671	$2,693,000	$7,082,959
Total (%)	17.4%	44.6%	38.0%	100.0%

Loan type (dollars in thousands)	Maturing in one year or less	Maturing in one to five years	Maturing after five years	Total
As of December 31, 2019
Commercial and industrial	$396,045	$501,693	$136,298	$1,034,036
Commercial real estate:
Owner occupied	97,724	367,072	165,474	630,270
Non-owner occupied	109,172	552,333	259,239	920,744
Residential real estate:
1-to-4 family	63,297	258,570	388,587	710,454
Line of credit	7,179	47,629	166,722	221,530
Multi-family	1,793	57,602	10,034	69,429
Construction	241,872	259,942	49,287	551,101
Consumer and other	38,830	66,016	167,232	272,078
Total ($)	$955,912	$2,110,857	$1,342,873	$4,409,642
Total (%)	21.7%	47.9%	30.4%	100.0%

For loans due after one year or more, the following tables present the sensitivities to changes in interest rates as of December 31, 2020 and December 31, 2019.

Loan type (dollars in thousands)	Fixed interest rate	Floating interest rate	Total
As of December 31, 2020
Commercial and industrial	$577,567	$543,171	$1,120,738
Commercial real estate:
Owner occupied	534,035	275,813	809,848
Non-owner occupied	609,100	855,033	1,464,133
Residential real estate:
1-to-4 family	809,012	201,658	1,010,670
Line of credit	4,647	375,594	380,241
Multi-family	86,232	83,153	169,385
Construction	182,761	426,306	609,067
Consumer and other	267,263	21,326	288,589
Total ($)	$3,070,617	$2,782,054	$5,852,671
Total (%)	52.5%	47.5%	100.0%

Loan type (dollars in thousands)	Fixed interest rate	Floating interest rate	Total
As of December 31, 2019
Commercial and industrial	$288,666	$349,325	$637,991
Commercial real estate:
Owner occupied	422,684	109,862	532,546
Non-owner occupied	324,951	486,621	811,572
Residential real estate:
1-to-4 family	532,409	114,748	647,157
Line of credit	892	213,459	214,351
Multi-family	49,091	18,545	67,636
Construction	93,342	215,887	309,229
Consumer and other	215,822	17,426	233,248
Total ($)	$1,927,857	$1,525,873	$3,453,730
Total (%)	55.8%	44.2%	100.0%

The following table presents the contractual maturities of our loan portfolio segregated into fixed and floating interest rate loans as of December 31, 2020 and December 31, 2019.

(dollars in thousands)	Fixed interest rate	Floating interest rate	Total
As of December 31, 2020
One year or less	$321,315	$908,973	$1,230,288
One to five years	1,906,319	1,253,352	3,159,671
More than five years	1,164,298	1,528,702	2,693,000
Total ($)	$3,391,932	$3,691,027	$7,082,959
Total (%)	47.9%	52.1%	100.0%

(dollars in thousands)	Fixed interest rate	Floating interest rate	Total
As of December 31, 2019
One year or less	$381,148	$574,764	$955,912
One to five years	1,224,977	885,880	2,110,857
More than five years	702,880	639,993	1,342,873
Total ($)	$2,309,005	$2,100,637	$4,409,642
Total (%)	52.4%	47.6%	100.0%
Of the loans shown above with floating interest rates, many have interest rate floors as follows:

Loans with interest rate floors (dollars in thousands)	Maturing in one year or less	Weighted average level of support (bps)	Maturing in one to five years	Weighted average level of support (bps)	Maturing after five years	Weighted average level of support (bps)	Total	Weighted average level of support (bps)
As of December 31, 2020
Loans with current rates above floors:
1-25 bps	$69,504	20.49	$139,196	16.18	$82,042	21.08	$290,742	18.59
26-50 bps	4,765	50.00	3,673	43.38	28,933	46.41	37,371	46.57
51-75 bps	480	74.98	4,603	74.65	56,774	67.11	61,857	67.73
76-100 bps	3,158	100.00	2,194	85.52	15,744	96.65	21,096	95.99
101-125 bps	394	121.69	555	109.97	20,047	116.35	20,996	116.28
126-150 bps	55	150.00	11,810	140.71	15,057	144.89	26,922	143.07
151-200 bps	106	174.56	2,762	171.60	20,209	177.38	23,077	176.68
201-250 bps	—	—	717	243.21	9,438	228.83	10,155	229.85
251 bps and above	1,295	373.11	689	284.60	6,335	294.21	8,319	305.69
Total loans with current rates above floors	$79,757	32.25	$166,199	33.16	$254,579	80.63	$500,535	57.16
Loans with current rates below floors:
1-25 bps	$86,217	17.18	$153,278	4.23	$26,069	20.09	$265,564	9.99
26-50 bps	64,281	48.58	75,638	43.29	80,009	47.35	219,928	46.32
51-75 bps	99,110	74.60	68,972	71.02	88,894	64.89	256,976	70.28
76-100 bps	82,053	94.70	119,093	88.57	114,187	91.08	315,333	91.07
101-125 bps	49,771	123.70	35,162	121.94	122,862	119.13	207,795	120.70
126-150 bps	46,392	143.67	52,318	138.73	155,184	139.69	253,894	140.22
151-200 bps	62,612	179.04	75,178	176.50	171,605	171.76	309,395	174.39
201-250 bps	13,548	225.57	34,997	226.31	128,757	225.65	177,302	225.77
251 bps and above	13,094	386.87	47,324	288.85	65,360	297.38	125,778	303.49
Total loans with current rates below floors	$517,078	81.44	$661,960	89.26	$952,927	123.13	$2,131,965	102.26

Asset quality
In order to operate with a sound risk profile, we focus on originating loans that we believe to be of high quality. We have established loan approval policies and procedures to assist us in maintaining the overall quality of our loan portfolio. When delinquencies in our loans exist, we rigorously monitor the levels of such delinquencies for any negative or adverse trends. From time to time, we may modify loans to extend the term or make other concessions, including extensions or interest rate modifications, to help a borrower with a deteriorating financial condition stay current on their loan and to avoid foreclosure. Furthermore, we are committed to collecting on all of our loans, which can result in us carrying higher nonperforming assets. We believe this practice leads to higher recoveries in the long-term.
Nonperforming assets
Our nonperforming assets consist of nonperforming loans, other real estate owned and other miscellaneous non-earning assets. Nonperforming loans are those on which the accrual of interest has stopped, as well as loans that are contractually 90 days past due on which interest continues to accrue. Generally, the accrual of interest is discontinued when the full collection of principal or interest is in doubt or when the payment of principal or interest has been contractually 90 days past due, unless the obligation is both well secured and in the process of collection. In our loan review process, we seek to identify and proactively address nonperforming loans.
As of December 31, 2020 and December 31, 2019, we had $84.2 million and $47.1 million, respectively, in nonperforming assets. As of December 31, 2020 and December 31, 2019, other real estate owned included $5.7 million and $9.0 million, respectively, of excess land and facilities held for sale resulting from our acquisitions. Other nonperforming assets, including other repossessed non-real estate, as of December 31, 2020 and December 31, 2019 amounted to $1.2 million and $1.6 million, respectively.
We had net interest recoveries on nonperforming assets previously charged off of $1.4 million and $0.9 million for the years ended December 31, 2020 and 2019, respectively.
At December 31, 2020 and December 31, 2019, there were $151.2 million and $51.7 million of delinquent GNMA loans that had previously been sold; however, we determined there not to be a more-than-trivial benefit of rebooking based on an analysis of interest rates and an assessment of potential reputational risk associated with these loans. As such, these were not recorded on our balance sheets as of December 31, 2020 or December 31, 2019.

The following table provides details of our nonperforming assets, the ratio of such loans and other nonperforming assets to total assets, and certain other related information as of the dates presented:

As of December 31,
(dollars in thousands)	2020	2019	2018	2017	2016
Loan Type
Commercial and industrial	$16,335	$5,878	$503	$623	$1,424
Construction	4,626	1,129	283	541	271
Residential real estate:
1-to-4 family mortgage	16,393	7,297	3,441	3,504	2,986
Residential line of credit	1,996	828	1,761	833	1,034
Multi-family mortgage	57	—	—	—	—
Commercial real estate:
Owner occupied	7,948	1,793	2,620	2,940	2,007
Non-owner occupied	12,471	7,880	6,962	1,371	2,251
Consumer and other	4,630	1,800	1,156	285	85
Total nonperforming loans held for investment	64,456	26,605	16,726	10,097	10,058
Loans held for sale	6,489	—	397	43,355	—
Other real estate owned	12,111	18,939	12,643	16,442	7,403
Other	1,170	1,580	1,637	2,369	1,654
Total nonperforming assets	$84,226	$47,124	$31,403	$72,263	$19,115
Total nonperforming loans held for investment as a percentage of total loans held for investment	0.91%	0.60%	0.46%	0.32%	0.54%
Total nonperforming assets as a percentage of total assets	0.75%	0.77%	0.61%	1.53%	0.58%
Total accruing loans over 90 days delinquent as a percentage of total assets	0.12%	0.09%	0.06%	0.04%	0.04%
Loans restructured as troubled debt restructurings	$15,988	$12,206	$6,794	$8,604	$8,802
Troubled debt restructurings as a percentage of total loans held for investment	0.23%	0.28%	0.19%	0.27%	0.48%
We have evaluated our nonperforming loans held for investment and believe all nonperforming loans have been adequately reserved for in the allowance for credit losses at December 31, 2020. Management also continually monitors past due loans for potential credit quality deterioration. Loans not considered nonperforming include loans 30-89 days past due amounting to $27.0 million at December 31, 2020 as compared to $18.5 million at December 31, 2019. Periods prior to our adoption of CECL on January 1, 2020 exclude purchased credit impaired ("PCI") loans from nonperforming totals while the current period includes PCD loans at their contractual number of days past due. Loans in deferral status are considered current.
Other real estate owned consists of properties acquired through foreclosure or acceptance of a deed in lieu of foreclosure in addition to excess facilities held for sale. These properties are carried at the lower of cost or fair value based on appraised value less estimated selling costs. Losses arising at the time of foreclosure of properties are charged against the allowance for credit losses. Reductions in the carrying value subsequent to foreclosure are charged to earnings and are included in “Gain on sales or write-downs of other real estate owned” in the accompanying consolidated statements of income. During the year ended December 31, 2020, other real estate owned included write-downs and partial liquidations of $1.8 million, which combined with gains on sales of other real estate, resulted in net losses of $1.5 million. During the year ended December 31, 2019, other real estate owned included write-downs and partial liquidations of $0.5 million, which combined with net gains on sales of other real estate owned, resulted in a net gain $0.5 million.

Non-TDR Loan Modifications due to COVID-19
During the year ended December 31, 2020, we offered financial relief in the form of a payment deferral program to those experiencing financial hardships related to the COVID-19 pandemic. These modifications were consistent with the "Interagency Statement on Loan Modifications and Reporting for Financial Institutions Working with Customers Affected by the Coronavirus" and the CARES Act and did not qualify as TDRs. As of December 31, 2020, the total amortized cost of loans deferred during 2020 that were no longer in deferral status amounted to $1.40 billion. As of December 31, 2020, recorded balances in total loans remaining in deferral status under this program amounted to $202.5 million. The payment deferrals program differs from forbearance, in that all deferred payments are not normally due at the end of the deferral period. Instead, the payment due date is advanced to a future time period. Generally, interest continues to accrue on loans during the deferral period, unless the loan is on nonaccrual. The vast majority of our loans in deferral status are considered performing loans, and we anticipate collecting on these balances. We remain proactive in monitoring our loans in deferral status by reaching out to our borrowers with payment deferrals to determine their financial capacity and whether additional payment deferrals or other loan modifications are necessary.
Classified loans
We categorize loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information and current economic trends, among other factors. We analyze loans that share similar risk characteristics collectively and loans that do not share similar risk characteristics are evaluated individually. See Note 5, “Loans and allowance for credit losses” in the notes to our consolidated financial statements for a description of these risk categories.
The following tables set forth information related to the credit quality of our loan portfolio as of the dates presented.

Loan type (dollars in thousands)	Pass	Watch	Substandard	Doubtful(1)	Total
As of December 31, 2020
Commercial and industrial	$1,238,409	$68,367	$39,146	$200	$1,346,122
Construction	1,178,821	34,684	8,703	12	1,222,220
Residential real estate:
1-to-4 family mortgage	1,025,911	39,182	23,591	586	1,089,270
Residential line of credit	396,348	6,511	4,756	596	408,211
Multi-family mortgage	175,619	—	57	—	175,676
Commercial real estate:
Owner occupied	828,223	70,059	26,559	—	924,841
Non-owner occupied	1,448,084	130,100	20,795	—	1,598,979
Consumer and other	294,801	15,617	5,466	1,756	317,640
Total loans	$6,586,216	$364,520	$129,073	$3,150	$7,082,959
(1) This category was added in 2020. Loans considered "Doubtful" were included as part of the "Substandard" risk category prior to January 1, 2020.

Loan type (dollars in thousands)	Pass	Watch	Substandard	Total
As of December 31, 2019
Loans, excluding purchased credit impaired loans
Commercial and industrial	$946,247	$66,910	$19,195	$1,032,352
Construction	541,201	4,790	2,226	548,217
Residential real estate:
1-to-4 family mortgage	666,177	11,380	13,559	691,116
Residential line of credit	218,086	1,343	2,028	221,457
Multi-family mortgage	69,366	63	—	69,429
Commercial real estate:
Owner occupied	576,737	30,379	17,263	624,379
Non-owner occupied	876,670	24,342	9,535	910,547
Consumer and other	248,632	3,304	3,057	254,993
Total loans, excluding purchased credit impaired loans	$4,143,116	$142,511	$66,863	$4,352,490

Purchased credit impaired loans
Commercial and industrial	$—	$1,224	$460	$1,684
Construction	—	2,681	203	2,884
Residential real estate:
1-to-4 family mortgage	—	15,091	4,247	19,338
Residential line of credit	—	—	73	73
Multi-family mortgage	—	—	—	—
Commercial real estate:
Owner occupied	—	4,535	1,356	5,891
Non-owner occupied	—	6,617	3,580	10,197
Consumer and other	—	13,521	3,564	17,085
Total purchased credit impaired loans	$—	$43,669	$13,483	$57,152
Total loans	$4,143,116	$186,180	$80,346	$4,409,642

Allowance for credit losses
As of January 1, 2020, our policy for the allowance changed with the adoption of CECL to a lifetime expected credit loss approach. As permitted, the new guidance was implemented using a modified retrospective approach with the impact of the initial adoption being recorded through retained earnings at January 1, 2020, with no restatement of prior periods. Prior to adoption, we calculated the allowance using an incurred loss approach.
The allowance for credit losses represents the portion of the loan's amortized cost basis that we do not expect to collect due to credit losses over the loan's life, considering past events, current conditions, and reasonable and supportable forecasts of future economic conditions considering macroeconomic forecasts. Loan losses are charged against the allowance when we believe the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is based on the loan's amortized cost basis, excluding accrued interest receivable, as we promptly charge off uncollectible accrued interest receivable. We determine the appropriateness of the allowance through periodic evaluation of the loan portfolio, lending-related commitments and other relevant factors, including macroeconomic forecasts and historical loss rates. In future quarters, we may update information and forecasts that may cause significant changes in the estimate in those future quarters. See "Critical accounting policies - Allowance for credit losses" for additional information regarding our methodology.
The change in accounting estimate as a result of our adoption of CECL increased the ACL as of January 1, 2020 to $62.6 million from the allowance for loan losses as of December 31, 2019 of $31.1 million. Upon adoption, we recorded a cumulative effect adjustment to decrease retained earnings by $25.0 million, with corresponding adjustments to the allowance for credit losses on loans and unfunded commitments in addition to recording a deferred tax asset on our consolidated balance sheet. Included in our transition adjustment as of January 1, 2020 was the cumulative effect adjustment to gross-up the amortized cost amount of purchased credit deteriorated ("PCD") loans by $0.6 million.
The allowance for credit losses was $170.4 million and $31.1 million and represented 2.41% and 0.71% of loans held for investment at December 31, 2020 and December 31, 2019, respectively. Excluding PPP loans with a recorded investment totaling $212.6 million, our ACL as a percentage of total loans held for investment would have been 7 basis points higher as of December 31, 2020. PPP loans are federally guaranteed as part of the CARES Act, provided PPP loan recipients receive loan forgiveness under the SBA regulations. As such, there is minimal credit risk associated with these loans. Additionally, charge-offs increased to $15,305 as of December 31, 2020. This increase was primarily attributable to a single relationship with a charge-off of $9,932.
In addition, we evaluated for changes in reasonable and supportable forecasts of macroeconomic variables during the year ended December 31, 2020, primarily due to the impact of the COVID-19 pandemic, which resulted in projected credit deterioration requiring us to recognize significant increases in the ACL. Specifically, we performed additional qualitative evaluations for certain categories within our loan portfolio, in line with our established qualitative framework, weighting the impact of the current economic outlook, status of federal government stimulus programs, and other considerations, in order to identify specific industries or borrowers seeing credit improvement or deterioration specific to the COVID-19 pandemic. We also increased the ACL by $82.1 million of which $77.7 million related to loans acquired on August 15, 2020, as part of the Franklin acquisition and $4.5 million related to loans acquired on February 14, 2020, as part of the Farmers National acquisition. Outside of the impact of Franklin on the provision for credit losses, the remaining loan portfolio benefited from improved economic forecasts, seen for the first time in 2020, reflective of the resumption of more normalized commercial activity within our markets. See Note 2, "Mergers and acquisitions" in the notes to our consolidated financial statements for additional details related to PCD loans.
The allowance for credit losses on unfunded commitments increased to $16.4 million at December 31, 2020, and the deferred tax asset related to the ACL increased to $48.4 million at December 31, 2020, compared to $8.1 million at December 31, 2019.
The OCC, the Board of Governors of the Federal Reserve System, and the FDIC (collectively, "the Agencies") initially provided an option within the regulatory capital framework to limit the initial regulatory "day one" adverse impact by allowing a three-year phase in period for said impact. In March 2020, the Agencies subsequently announced an interim final rule, which became final on September 30, 2020, to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The final rule maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period (five-year transition option). We elected the five-year capital transition relief option.
The following table presents the allocation of the allowance for credit losses by loan category as well as the ratio of loans by loan category compared to the total loan portfolio as of the dates indicated:

	As of December 31,
	2020		2019		2018		2017		2016
(dollars in thousands)	Amount	% of Loans	Amount	% of Loans	Amount	% of loans	Amount	% of loans	Amount	% of loans
Loan Type:
Commercial and industrial	$14,748	19%	$4,805	23%	$5,348	24%	$4,461	23%	$5,309	21%
Construction	58,477	17%	10,194	13%	9,729	15%	7,135	14%	4,940	13%
Residential real estate:
1-to-4 family mortgage	19,220	15%	3,112	16%	3,428	16%	3,197	15%	3,197	16%
Residential line of credit	10,534	6%	752	5%	811	5%	944	6%	1,613	10%
Multi-family mortgage	7,174	2%	544	2%	566	2%	434	2%	504	2%
Commercial real estate:
Owner occupied	4,849	13%	4,109	14%	3,132	13%	3,558	16%	3,302	19%
Non-owner occupied	44,147	23%	4,621	21%	4,149	19%	2,817	17%	2,019	15%
Consumer and other	11,240	5%	3,002	6%	1,769	6%	1,495	7%	863	4%
Total allowance	$170,389	100%	$31,139	100%	$28,932	100%	$24,041	100%	$21,747	100%

The following table summarizes activity in our allowance for credit losses during the periods indicated:

	Year Ended December 31,
(dollars in thousands)	2020	2019	2018	2017	2016
Allowance for credit losses at beginning of period	$31,139	$28,932	$24,041	$21,747	$24,460
Impact of adopting ASC 326 on non-purchased credit deteriorated loans	30,888	—
Impact of adopting ASC 326 on purchased credit deteriorated loans	558	—
Charge-offs:
Commercial and industrial	(11,735)	(2,930)	(898)	(584)	(562)
Construction	(18)	—	(29)	(27)	(2)
Residential real estate:
1-to-4 family mortgage	(403)	(220)	(138)	(200)	(224)
Residential line of credit	(22)	(309)	(36)	(276)	(132)
Multi-family mortgage	—	—	—	—	—
Commercial real estate:
Owner occupied	(304)	—	(91)	(288)	(249)
Non-owner occupied	(711)	(12)	—	—	(527)
Consumer and other	(2,112)	(2,481)	(1,613)	(1,152)	(1,154)
Total charge-offs	$(15,305)	$(5,952)	$(2,805)	$(2,527)	$(2,850)
Recoveries:
Commercial and industrial	$1,712	$136	$390	1,894	524
Construction	205	11	1,164	1,084	216
Residential real estate:
1-to-4 family mortgage	122	79	171	159	127
Residential line of credit	125	138	178	395	174
Multi-family mortgage	—	—	—	—	—
Commercial real estate:
Owner occupied	83	108	143	61	140
Non-owner occupied	—	—	51	1,646	195
Consumer and other	756	634	550	532	240
Total recoveries	$3,003	$1,106	$2,647	$5,771	$1,616
Net recoveries (charge-offs)	(12,302)	(4,846)	(158)	3,244	(1,234)
Provision for credit losses	94,606	7,053	5,398	(950)	(1,479)
Initial allowance on loans purchased with credit deterioration	25,500	—	—	—	—
Adjustments for transfers to loans HFS	—	—	(349)	—	—
Allowance for credit losses at the end of period	$170,389	$31,139	$28,932	$24,041	$21,747
Ratio of net charge-offs during the period to average loans outstanding during the period	(0.22)%	(0.12)%	—%	0.13%	(0.07)%
Allowance for credit losses as a percentage of loans at end of period	2.41%	0.71%	0.79%	0.76%	1.18%
Allowance for credit losses as a percentage of nonperforming loans at end of period	264.3%	117.0%	173.0%	238.1%	216.2%

Loans held for sale
Commercial loans held for sale
On August 15, 2020, the Company acquired a portfolio of commercial loans, including shared national credits and institutional healthcare loans, as part of the Franklin transaction that the Company has elected to account for as held for sale. The loans had an acquisition date fair value of $326.2 million, which declined to $215.4 million at December 31, 2020. The decrease is primarily attributable to loans within the portfolio being paid off through external refinancing. This decrease is also partially offset by a change in fair value after acquisition amounting to a gain of $3.2 million, which is included in 'other noninterest income' on the consolidated statement of income.
Mortgage loans held for sale
Mortgage loans held for sale were $683.8 million at December 31, 2020 compared to $262.5 million at December 31, 2019. Interest rate lock volume for the years ended December 31, 2020 and 2019, totaled $8.94 billion and $5.90 billion, respectively. Generally, mortgage volume increases in lower interest rate environments and robust housing markets and decreases in rising interest rate environments and slower housing markets. The increase in interest rate lock volume for the year ended December 31, 2020, reflects the increased volume in our retail and ConsumerDirect channels, which benefited from the lower interest rate environment when compared to the previous year. Interest rate lock commitments in the pipeline were $1.19 billion at December 31, 2020 compared with $453.2 million at December 31, 2019.
Mortgage loans to be sold are sold either on a “best efforts” basis or under a mandatory delivery sales agreement. Under a “best efforts” sales agreement, residential real estate originations are locked in at a contractual rate with third party private investors or directly with government sponsored agencies, and we are obligated to sell the mortgages to such investors only if the mortgages are closed and funded. The risk we assume is conditioned upon loan underwriting and market conditions in the national mortgage market. Under a mandatory delivery sales agreement, we commit to deliver a certain principal amount of mortgage loans to an investor at a specified price and delivery date. Penalties are paid to the investor if we fail to satisfy the contract. Gains and losses are realized at the time consideration is received and all other criteria for sales treatment have been met. These loans are typically sold within fifteen to twenty-five days after the loan is funded, depending on the economic environment and competition in the market. Although loan fees and some interest income are derived from mortgage loans held for sale, the main source of income is gains from the sale of these loans in the secondary market.
Deposits
Deposits represent the Bank’s primary source of funds. We continue to focus on growing core customer deposits through our relationship driven banking philosophy, community-focused marketing programs, and initiatives such as the development of our treasury management services.
Total deposits were $9.46 billion and $4.93 billion as of December 31, 2020 and December 31, 2019, respectively. Noninterest-bearing deposits at December 31, 2020 and December 31, 2019 were $2.27 billion and $1.21 billion, respectively, while interest-bearing deposits were $7.18 billion and $3.73 billion at December 31, 2020 and December 31, 2019, respectively. The 91.7% increase in total deposits from December 31, 2019 is partially attributed to merger and acquisition activity, including growth of $209.5 million in deposits assumed from Farmers National in the first quarter of 2020, and $3.12 billion in deposits assumed from the Franklin merger in the third quarter of 2020. We've also continued focus on core customer deposit growth, and increased escrow deposits that our third party servicing provider, Cenlar, transferred to the Bank.
Brokered and internet time deposits at December 31, 2020 increased by $41.2 million to $61.6 million compared with $20.4 million at December 31, 2019. This increase was the result of assuming Franklin's brokered and internet time deposits, totaling $107.5 million at August 15, 2020; this balance has declined since acquisition through continued overall balance sheet management as we continue to replace brokered and internet time deposits with less costly funding sources.
Included in noninterest-bearing deposits are certain mortgage escrow and related customer deposits that our third-party servicing provider, Cenlar, transfers to the Bank which totaled $148.0 million and $92.6 million at December 31, 2020 and December 31, 2019, respectively. Additionally, our deposits from municipal and governmental entities (i.e. "public deposits") totaled $1,677.2 million at December 31, 2020, compared to $463.1 million at December 31, 2019.

Our deposit base also includes certain commercial and high net worth individuals that periodically place deposits with the Bank for short periods of time and can cause fluctuations from period to period in the overall level of customer deposits outstanding. These fluctuations may include certain deposits from related parties as disclosed within Note 25, "Related party transactions" in the notes to our consolidated financial statements included in this Report. Management continues to focus on growing noninterest-bearing deposits while allowing more costly funding sources to mature, repricing downward in our current lower interest rate conditions.
Average deposit balances by type, together with the average rates per period are reflected in the average balance sheet amounts, interest paid and rate analysis tables included in this management's discussion and analysis under the subheading "Results of operations" discussion.
The following table sets forth the distribution by type of our deposit accounts for the dates indicated:

	As of December 31,
	2020			2019			2018
(dollars in thousands)	Amount	% of total deposits	Average rate	Amount	% of total deposits	Average rate	Amount	% of total deposits	Average rate

Deposit Type
Noninterest-bearing demand	$2,274,103	24%	—%	$1,208,175	25%	—%	$949,135	23%	—%
Interest-bearing demand	2,491,765	26%	0.61%	1,014,875	21%	0.92%	863,706	21%	0.73%
Money market	2,902,230	30%	0.76%	1,306,913	26%	1.42%	1,064,191	26%	1.06%
Savings deposits	352,685	4%	0.08%	213,122	4%	0.15%	174,940	4%	0.15%
Customer time deposits	1,375,695	15%	1.52%	1,171,502	24%	2.09%	1,016,638	24%	1.40%
Brokered and internet time deposits	61,559	1%	0.90%	20,351	—%	2.27%	103,107	2%	1.79%
Total deposits	$9,458,037	100%	0.62%	$4,934,938	100%	1.10%	$4,171,717	100%	0.76%
Customer Time Deposits
0.00-0.50%	$454,429	34%		$18,919	1%		$34,696	3%
0.51-1.00%	253,883	18%		140,682	12%		196,032	19%
1.01-1.50%	155,755	11%		55,557	5%		124,007	12%
1.51-2.00%	169,414	12%		338,997	29%		60,286	6%
2.01-2.50%	159,699	12%		312,528	27%		260,173	26%
Above 2.50%	182,515	13%		304,819	26%		341,444	34%
Total customer time deposits	$1,375,695	100%		$1,171,502	100%		$1,016,638	100%
Brokered and Internet Time Deposits
0.00-0.50%	$—	—%		$—	—%		$787	1%
0.51-1.00%	—	—%		—	—%		548	1%
1.01-1.50%	5,660	9%		8,453	42%		21,211	21%
1.51-2.00%	42,311	69%		9,368	46%		15,204	15%
2.01-2.50%	5,312	9%		2,182	11%		63,167	60%
Above 2.50%	8,276	13%		348	1%		2,190	2%
Total brokered and internet time deposits	61,559	100%		20,351	100%		103,107	100%
Total time deposits	$1,437,254			$1,191,853			$1,119,745

The following table sets forth our time deposits segmented by months to maturity and deposit amount as of December 31, 2020 and December 31, 2019:

	As of December 31, 2020
(dollars in thousands)	Time deposits of $100 and greater	Time deposits of less than $100	Total
Months to maturity:
Three or less	$203,202	$123,080	$326,282
Over Three to Six	228,585	106,223	334,808
Over Six to Twelve	255,486	132,240	387,726
Over Twelve	254,672	133,766	388,438
Total	$941,945	$495,309	$1,437,254

	As of December 31, 2019
(dollars in thousands)	Time deposits of $100 and greater	Time deposits of less than $100	Total
Months to maturity:
Three or less	$126,604	$66,520	$193,124
Over Three to Six	110,617	68,031	178,648
Over Six to Twelve	295,412	147,724	443,136
Over Twelve	239,828	137,117	376,945
Total	$772,461	$419,392	$1,191,853

Investment portfolio
Our investment portfolio objectives include maximizing total return after other primary objectives are achieved such as, but not limited to, providing liquidity, capital preservation, and pledging collateral for various types of borrowings. The investment objectives guide the portfolio allocation among securities types, maturities, and other attributes.
The following table shows the carrying value of our total securities available for sale by investment type and the relative percentage of each investment type for the dates indicated:

	As of December 31,
	2020		2019		2018
(dollars in thousands)	Carrying value	% of total	Carrying value	% of total	Carrying value	% of total
U.S. government agency securities	$2,003	—%	$—	—%	$989	—%
Mortgage-backed securities - residential	773,336	67%	477,312	69%	498,275	76%
Mortgage-backed securities - commercial	21,588	2%	13,364	2%	10,305	2%
States and political subdivisions	356,329	30%	189,235	28%	138,887	21%
U.S. Treasury securities	16,628	1%	7,448	1%	7,242	1%
Corporate securities	2,516	—%	1,022	—%	—	—%
Total securities available for sale	$1,172,400	100%	$688,381	100%	$655,698	100%
The fair value of our available-for-sale debt securities portfolio at December 31, 2020 was $1,172.4 million compared to $688.4 million at December 31, 2019. During the years ended December 31, 2020 and 2019, we purchased $425.0 million (excluding those acquired from Farmers National and merged from Franklin) and $151.4 million in investment securities, respectively. The trade value of securities sold was $146.5 million during the year ended December 31, 2020. The trade value of securities sold during the year ended December 31, 2019 totaled $24.5 million, respectively. Maturities and calls of securities totaled $220.5 million and $113.0 million, respectively. As of December 31, 2020 and December 31, 2019, net unrealized gains of $34.6 million and $11.7 million, respectively, were unrealized on available-for-sale debt securities.
As of December 31, 2020 and 2019, the Company had $4.6 million and $3.3 million, respectively, in equity securities recorded at fair value that primarily consisted of mutual funds. The change in the fair value of equity securities resulted in a net gain of $296.5 thousand and $148.0 thousand during the years ended December 31, 2020 and 2019, respectively.

The following table sets forth the fair value, scheduled maturities and weighted average yields for our investment portfolio as of the dates indicated below:

	As of December 31,
	2020			2019
(dollars in thousands)	Fair value	% of total investment securities	Weighted average yield (1)	Fair value	% of total investment securities	Weighted average yield (1)

Treasury securities:
Maturing within one year	$16,628	1.4%	1.57%	$—	—%	—%
Maturing in one to five years	—	—%	—%	7,448	1.1%	1.76%
Maturing in five to ten years	—	—%	—%	—	—%	—%
Maturing after ten years	—	—%	—%	—	—%	—%
Total Treasury securities	16,628	1.4%	1.57%	7,448	1.1%	1.76%
Government agency securities:
Maturing within one year	—	—%	—%	—	—%	—%
Maturing in one to five years	—	—%	—%	—	—%	—%
Maturing in five to ten years	2,003	0.2%	2.64%	—	—%	—%
Maturing after ten years	—	—%	—%	—	—%	—%
Total government agency securities	2,003	0.2%	2.64%	—	—%	—%
States and municipal subdivisions:
Maturing within one year	19,034	1.6%	1.07%	1,152	0.2%	5.11%
Maturing in one to five years	24,184	2.1%	2.06%	4,228	0.6%	4.60%
Maturing in five to ten years	37,313	3.2%	2.76%	17,865	2.6%	3.96%
Maturing after ten years	275,798	23.5%	3.12%	165,990	24.1%	3.84%
Total obligations of state and municipal subdivisions	356,329	30.4%	3.07%	189,235	27.5%	3.88%
Residential and commercial mortgage backed securities guaranteed by FNMA, GNMA and FHLMC:
Maturing within one year	—	—%	—%	—	—%	—%
Maturing in one to five years	2,975	0.3%	3.12%	496	0.1%	1.83%
Maturing in five to ten years	30,596	2.6%	2.47%	24,316	3.5%	3.16%
Maturing after ten years	761,353	64.9%	1.45%	465,864	67.7%	2.36%
Total residential and commercial mortgage backed securities guaranteed by FNMA, GNMA and FHLMC	794,924	67.8%	1.50%	490,676	71.3%	2.40%
Corporate securities:
Maturing within one year	—	—%	—%	—	—%	—%
Maturing in one to five years	500	—%	5.00%	—	—%	—%
Maturing in five to ten years	2,016	0.2%	4.19%	1,022	0.1%	4.13%
Maturing after ten years	—	—%	—%	—	—%	—%
Total Corporate securities	2,516	0.2%	4.35%	1,022	0.1%	4.13%
Total investment securities	$1,172,400	100.0%	2.29%	$688,381	100.0%	2.94%
(1)Yields on a tax-equivalent basis.

The following table summarizes the amortized cost of debt securities classified as available-for-sale and their approximate fair values as of the dates shown:

(dollars in thousands)	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale
As of December 31, 2020
U.S. government agency securities	$2,000	$3	$—	$2,003
Mortgage-backed securities - residential	760,099	14,040	(803)	773,336
Mortgage-backed securities - commercial	20,226	1,362	—	21,588
States and political subdivisions	336,543	19,806	(20)	356,329
U.S. Treasury securities	16,480	148	—	16,628
Corporate securities	2,500	17	(1)	2,516
	$1,137,848	$35,376	$(824)	$1,172,400
As of December 31, 2019
US Government agency securities	$—	$—	$—	$—
Mortgage-backed securities - residential	474,144	4,829	(1,661)	477,312
Mortgage-backed securities - commercial	12,957	407	—	13,364
States and political subdivisions	181,178	8,287	(230)	189,235
U.S. Treasury securities	7,426	22	—	7,448
Corporate securities	1,000	22	—	1,022
	$676,705	$13,567	$(1,891)	$688,381
Borrowed funds
Deposits and investment securities available for sale are the primary source of funds for our lending activities and general business purposes. However, we may also obtain advances from the FHLB, purchase federal funds and engage in overnight borrowing from the Federal Reserve, correspondent banks, or enter into client repurchase agreements. We also use these sources of funds as part of our asset liability management process to control our long-term interest rate risk exposure, even if it may increase our short-term cost of funds.
Our level of short-term borrowing can fluctuate on a daily basis depending on funding needs and the source of funds to satisfy those needs, in addition to the overall interest rate environment and cost of public funds. Borrowings can include securities sold under agreements to repurchase, lines of credit, advances from the FHLB, federal funds, and subordinated debt.
The following table sets forth our total borrowings segmented by years to maturity as of December 31, 2020:

	December 31, 2020
(dollars in thousands)	Amount	% of total	Weighted average interest rate (%)
Maturing Within:
December 31, 2021	$47,199	20%	0.92%
December 31, 2022	—	—%	—%
December 31, 2023	—	—%	—%
December 31, 2024	—	—%	—%
December 31, 2025	—	—%	—%
Thereafter	189,527	80%	5.08%
Total	$236,726	100%	4.27%
Securities sold under agreements to repurchase
We enter into agreements with certain customers to sell certain securities under agreements to repurchase the security the following day. These agreements are made to provide customers with comprehensive treasury management programs a short-term return for their excess funds. Securities sold under agreements to repurchase totaled $32.2 million and $23.7 million at December 31, 2020 and 2019, respectively.

The Bank maintains lines with certain correspondent banks that provide borrowing capacity in the form of federal funds purchased in the aggregate amount of $335.0 million and $305.0 million as of December 31, 2020 and 2019. There were no borrowings against the line at December 31, 2020 or December 31, 2019.
Federal Home Loan Bank advances
As a member of the FHLB Cincinnati, the Bank receives advances from the FHLB pursuant to the terms of various agreements that assist in funding its mortgage and loan portfolio balance sheet. Under the agreements, we pledge qualifying residential mortgages of $1,248.9 million and qualifying commercial mortgages of $1,532.7 million as collateral securing a line of credit with a total borrowing capacity of $1,276.1 million as of December 31, 2020. As of December 31, 2019, we pledged qualifying residential mortgages of $413.0 million and qualifying commercial mortgages of $545.5 million as collateral securing a line of credit with a total borrowing capacity of $760.6 million.
There were no borrowings against the line as of December 31, 2020, while borrowings against the line totaled $250.0 million as of December 31, 2019, respectively. There were no FHLB advances as of December 31, 2020, while FHLB advances as of December 31, 2019 includes two long-term advances with putable features totaling $150.0 million. These two long-term advances of $100.0 million and $50.0 million carry maximum final terms of 10 years and 7 years, respectively. However, the FHLB owns the option to cancel the advances after one year and quarterly thereafter at predetermined fixed rates of 1.24% and 1.37%, respectively These putable advances were paid off in the fourth quarter of 2020 at a penalty of $4.5 million and $2.3 million, respectively. There were no overnight cash management advances (CMAs) outstanding as of December 31, 2020 or December 31, 2019. Letters of credit with FHLB of $100.0 million and $75.0 million were pledged to secure public funds that required collateral as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, no 90-day fixed-rate advances were included in total FHLB advances. The maximum amount of FHLB borrowing outstanding at any month end was $250.0 million for the years ended December 31, 2020 and 2019. The weighted average interest rate on FHLB borrowings was 0.00% and 1.51% at December 31, 2020 and 2019, respectively.
Additionally, the Bank maintains a line with the Federal Reserve Bank through the Borrower-in-Custody program. As of December 31, 2020 and 2019, $2.46 billion and $1.41 billion of qualifying loans and $0.0 million and $5.0 million of investment securities were pledged to the Federal Reserve Bank, securing a line of credit of $1,695.6 million and $1,013.2 million, respectively.
Subordinated debt
We have two wholly-owned subsidiaries that are statutory business trusts (“Trusts”). The Trusts were created for the sole purpose of issuing 30-year capital trust preferred securities to fund the purchase of junior subordinated debentures issued by the Company. As of December 31, 2020 and 2019, our $0.9 million investment in the Trusts was included in other assets in the accompanying consolidated balance sheets, and our $30.0 million obligation is reflected as junior subordinated debt, respectively. The junior subordinated debt bears interest at floating interest rates based on a spread over 3-month LIBOR plus 315 basis points (3.40% and 5.10% at December 31, 2020 and 2019, respectively) for the $21.7 million debenture and 3-month LIBOR plus 325 basis points (3.50% and 5.19% at December 31, 2020 and 2019, respectively) for the remaining $9.3 million. The $9.3 million debenture may be redeemed prior to the 2033 maturity date upon the occurrence of a special event, and the $21.7 million debenture may be redeemed prior to 2033 at our option.
Additionally, during the third quarter of 2020, we placed $100.0 million of ten year fixed-to-floating rate subordinated notes, maturing September 1, 2030. This subordinated note instrument pays interest semi-annually in arrears based on a 4.5% fixed annual interest rate for the first five years of the notes. For years six through ten, the interest rate resets on a quarterly basis, and will be based on the 3-month Secured Overnight Financing Rate plus a spread of 439 basis points. We are entitled to redeem the notes in whole or in part on any interest payment date on or after September 1, 2025. The Company has classified the issuance, net of unamortized issuance costs of $1,772, as Tier 2 capital at December 31, 2020.
We also assumed two issues of subordinated debt, totaling $60,000, as part of the Franklin merger. The notes, issued in 2016, feature $40,000 of 6.875% fixed-to-floating rate subordinated notes due March 30, 2026 ("March 2026 Subordinated Notes"), and $20,000 of 7% fixed-to-floating rate subordinated notes due July 1, 2026 ("July 2026 Subordinated Notes"). Upon acquisition, we recorded a $0.8 million fair value premium adjustment, and during 2020, we recognized $0.4 million of amortization expense. Both note issuances currently pay interest semi-annually, and will begin resetting interest rates on a quarterly basis after March 30, 2021 and July 1, 2021. For years six through ten, interest for the March 2026 Subordinated Notes will based on the 3-month LIBOR plus 5.636% and interest for the July 2026 Subordinated Notes will be based on the 3-month LIBOR plus 6.04%. We are entitled to redeem in whole or in part after the respective fifth anniversary of each note issuance. Subsequent to December 31, 2020, we issued an irrevocable notice to the holders of the issuance that we intend to exercise our rights to redeem the $40.0 million note in full during the first quarter of 2021. We classified the entire $60,000 in subordinated notes as Tier 2 capital at December 31, 2020.
Other borrowings
During the year ended December 31, 2020, we initiated a credit line in the amount of $20.0 million (1.75% + 1 month LIBOR in effect 2 business days prior to reprice date) and borrowed $15.0 million against the line to fund the cash consideration paid in connection with the Farmers National transaction. An additional $5.0 million remains available for the Company to draw. This line of credit has a term of one year and matured subsequent to December 31, 2020 on February 21, 2021.
Liquidity and capital resources
Bank liquidity management
We are expected to maintain adequate liquidity at the Bank to meet the cash flow requirements of clients who may be either depositors wishing to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. Our Liquidity and Interest Rate Risk Policy is intended to cause the Bank to maintain adequate liquidity and, therefore, enhance our ability to raise funds to support asset growth, meet deposit withdrawals and lending needs, maintain reserve requirements and otherwise sustain our operations. We accomplish this through management of the maturities of our interest-earning assets and interest-bearing liabilities. We believe that our present position is adequate to meet our current and future liquidity needs.
We continuously monitor our liquidity position to ensure that assets and liabilities are managed in a manner that will meet all of our short-term and long-term cash requirements. We manage our liquidity position to meet the daily cash flow needs of clients, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our shareholders. We also monitor our liquidity requirements in light of interest rate trends, changes in the economy and the scheduled maturity and interest rate sensitivity of the investment and loan portfolios and deposits.
As a result of the COVID-19 pandemic, we have taken steps to ensure adequate liquidity and access to funding sources. To date, we have not seen significant pressure on liquidity or sources of funding as a result of COVID-19 and have maintained higher than typical levels of liquidity in cash and cash equivalents to allow for flexibility.
As part of our liquidity management strategy, we also focus on minimizing our costs of liquidity and attempt to decrease these costs by growing our noninterest-bearing and other low-cost deposits, while replacing higher cost funding sources including time deposits and borrowed funds. While we do not control the types of deposit instruments our clients choose, we do influence those choices with the rates and the deposit specials we offer.
Our investment portfolio is another alternative for meeting liquidity needs. These assets generally have readily available markets that offer conversions to cash as needed. Securities within our investment portfolio are also used to secure certain deposit types and short-term borrowings. At December 31, 2020 and 2019, securities with a carrying value of $804.8 million and $373.7 million, respectively, were pledged to secure government, public, trust and other deposits and as collateral for short-term borrowings, letters of credit and derivative instruments. Additionally, we have a FHLB letter of credit to secure public funds totaling $100.0 million and $75.0 million at December 31, 2020 and 2019, respectively.
Additional sources of liquidity include federal funds purchased, FHLB borrowings, and lines of credit. Interest is charged at the prevailing market rate on federal funds purchased and FHLB advances. Funds and advances obtained from the FHLB are used primarily to meet day to day liquidity needs, particularly when the cost of such borrowing compares favorably to the rates that we would be required to pay to attract deposits. There were no outstanding overnight cash management advances ("CMAs") at December 31, 2020 and 2019.  At December 31, 2020 and 2019, the balance of our outstanding additional long-term advances with the FHLB were $0.0 million and $150.0 million, respectively. The remaining balance available with the FHLB was $1,176.1 million and $435.6 million at December 31, 2020 and 2019, respectively. We also maintain lines of credit with other commercial banks totaling $335.0 million and $305.0 million as of December 31, 2020 and 2019, respectively. These are unsecured, uncommitted lines of credit typically maturing at various times within the next twelve months. There were no borrowings against the lines at December 31, 2020 and at December 31, 2019.

Holding company liquidity management
The Company is a corporation separate and apart from the Bank and, therefore, it must provide for its own liquidity. The Company’s main source of funding is dividends declared and paid to it by the Bank. Statutory and regulatory limitations exist that affect the ability of the Bank to pay dividends to the Company. Management believes that these limitations will not impact the Company’s ability to meet its ongoing short-term cash obligations. For additional information regarding dividend restrictions, see the “Item 1. Business - Supervision and regulation,” "Item 1A. Risk Factors - Risks related to our business" and " Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities - Dividend Policy," each of which is set forth in our Annual Report.
Due to state banking laws, the Bank may not declare dividends in any calendar year in an amount exceeding the total of its net income for that year combined with its retained net income of the preceding two years, without the prior approval of the Tennessee Department of Financial Institutions ("TDFI"). Based upon this regulation, as of December 31, 2020 and 2019, $185.7 million and $223.7 million of the Bank’s retained earnings were available for the payment of dividends without such prior approval. In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements. During the year ended December 31, 2020, there were $48.8 million in cash dividends approved by the board for payment from the Bank to the holding company in addition to an asset dividend of an equity security amounting to $1.0 million. None of these required approval from the TDFI. Subsequent to December 31, 2020, the board approved a dividend from the Bank to the holding company for $75.0 million that did not require approval from the TDFI. No dividends from the Bank to the Company were paid during the year ended December 31, 2019.
During the year ended December 31, 2020, the Company declared and paid dividends of 0.36 per share, or $14.5 million, respectively. During the year ended December 31, 2019, the Company declared and paid dividends of $0.32 per share, or $10.2 million, respectively. Subsequent to December 31, 2020, the Company declared a quarterly dividend in the amount of $0.11 per share, payable on February 22, 2021, to stockholders of record as of February 8, 2021.
The Company is party to a registration rights agreement with its former majority shareholder entered into in connection with the 2016 IPO, under which the Company is responsible for payment of expenses (other than underwriting discounts and commissions) relating to sales to the public by the shareholder of shares of the Company's common stock beneficially owned by him. Such expenses include registration fees, legal and accounting fees, and printing costs payable by the Company and expensed when incurred. No such expenses were incurred during the years ended December 31, 2020 and 2019.
During the year ended December 31, 2020, the Company obtained a line of credit for $20.0 million, of which $15.0 million was borrowed to fund the cash consideration paid in connection with the Farmers National acquisition.
Capital management and regulatory capital requirements
Our capital management consists of providing adequate equity to support our current and future operations. We are subject to various regulatory capital requirements administered by state and federal banking agencies, including the TDFI, Federal Reserve and the FDIC. Failure to meet minimum capital requirements may prompt certain actions by regulators that, if undertaken, could have a direct material adverse effect on our financial condition and results of operations.

The Federal Reserve and the FDIC have issued guidelines governing the levels of capital that banks must maintain. Those guidelines specify capital tiers, which include the classifications set forth in the following table. As of December 31, 2020 and 2019, we exceeded all capital ratio requirements under prompt corrective action and other regulatory requirements, as detailed in the table below:

	Actual		Required for capital adequacy purposes (1)		To be well capitalized under prompt corrective action provision
(dollars in thousands)	Amount	Ratio (%)	Amount	Ratio (%)	Amount	Ratio (%)
December 31, 2020
Total capital (to risk weighted assets)
FB Financial Corporation	$1,358,897	15.0%	$952,736	10.5%	N/A	N/A
FirstBank	$1,353,279	14.9%	$951,327	10.5%	$906,026	10.0%
Tier 1 capital (to risk weighted assets)
FB Financial Corporation	$1,090,364	12.0%	$771,262	8.5%	N/A	N/A
FirstBank	$1,142,548	12.6%	$770,122	8.5%	$724,820	8.0%
Tier 1 Capital (to average assets)
FB Financial Corporation	$1,090,364	10.0%	$435,064	4.0%	N/A	N/A
FirstBank	$1,142,548	10.5%	$435,279	4.0%	$544,098	5.0%
Common Equity Tier 1 (CET1)
FB Financial Corporation	$1,060,364	11.7%	$635,157	7.0%	N/A	N/A
FirstBank	$1,142,548	12.6%	$634,218	7.0%	$588,917	6.5%
December 31, 2019
Total capital (to risk weighted assets)
FB Financial Corporation	$633,549	12.2%	$545,268	10.5%	N/A	N/A
FirstBank	$623,432	12.1%	$540,995	10.5%	$515,233	10.0%
Tier 1 capital (to risk weighted assets)
FB Financial Corporation	$602,410	11.6%	$441,421	8.5%	N/A	N/A
FirstBank	$592,293	11.5%	$437,782	8.5%	$412,030	8.0%
Tier 1 Capital (to average assets)
FB Financial Corporation	$602,410	10.1%	$238,578	4.0%	N/A	N/A
FirstBank	$592,293	9.9%	$239,310	4.0%	$299,138	5.0%
Common Equity Tier 1 (CET1)
FB Financial Corporation	$572,410	11.1%	$360,979	7.0%	N/A	N/A
FirstBank	$592,293	11.5%	$360,526	7.0%	$334,774	6.5%
(1) Minimum ratios presented exclude the capital conservation buffer.
U.S. Basel III measures capital strength in three tiers and incorporates risk-adjusted assets to determine the risk-based capital ratios. Our CET1 capital primarily includes shareholders' equity less certain deductions for goodwill and other intangibles, net of taxes, net unrealized gains (losses) on AFS securities and derivative instruments, net of tax. Tier 1 capital is primarily comprised of common equity Tier 1 capital and included junior subordinated debentures with a carrying value of $30.0 million as of December 31, 2020 and 2019. Tier 2 capital components include a portion of the allowance for credit losses in excess of Tier 1 statutory limits and our remaining combined trust preferred security debt issuances.
In December 2018, the OCC, the Board of Governors of the Federal Reserve System, and the FDIC approved a final rule to address changes to credit loss accounting under GAAP, including banking organizations’ implementation of CECL. The final rule provides banking organizations the option to phase in over a three-year period the day-one adverse effects on regulatory capital that may result from the adoption of the new accounting standard. In March 2020, the OCC, the Board of Governors of the Federal Reserve System, and the FDIC announced an interim final rule, which became final on September 30, 2020, to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The final rule maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period (five-year transition option). The Company adopted the capital transition relief over the permissible five-year period.

Capital Expenditures
As of December 31, 2020, we have not committed to enter any material capital expenditures over the next twelve months.
Shareholders’ equity
Our total shareholders’ equity was $1,291.4 million at December 31, 2020 and $762.3 million, at December 31, 2019. Book value per share was $27.35 at December 31, 2020 and $24.56 at December 31, 2019. The growth in shareholders’ equity during 2020 was primarily attributable to increases in additional paid-in capital and common stock; a result of our acquisitive growth strategy through the merger with Franklin and the acquisition of Farmers National. Other changes in shareholders' equity were driven by earnings retention and changes in accumulated other comprehensive income, partially offset by a cumulative effective adjustment of $25.0 million on January 1, 2020 for the adoption of ASU 2016-13 and to a lesser extent, declared dividends and activity related to equity-based compensation.
Off-balance sheet arrangements
In the normal course of business, we enter into various transactions, which in accordance with GAAP, are not included as part of our consolidated balance sheets. We enter into these transactions to meet the financing needs of our customers. These transactions include commitments to extend credit, standby and commercial letters of credit, and commitments to purchase loans, which involve, to varying degrees, elements of credit risk and interest rate risk in excess of the amounts recognized in the consolidated balance sheets. For further information, see Note 17, "Commitments and contingencies" in the notes to the consolidated financial statements included elsewhere in this Report.
Contractual obligations
The following table presents, as of December 31, 2020, our significant fixed and determinable contractual obligations to third parties by payment date (excluding interest). These contractual obligations are discussed in more detail within in the Notes to Consolidated Financial Statements contained in this Annual Report.

	As of December 31, 2020 payments due in:
(dollars in thousands)	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating Leases	$8,042	$13,995	$10,597	$34,053	$66,687
Finance lease	115	234	241	1,225	1,815
Time Deposits	1,048,816	321,343	67,043	52	1,437,254
Securities sold under agreements to repurchase	32,199	—	—	—	32,199
Subordinated Debt	—	—	—	189,527	189,527
Other borrowings	15,000	—	—	—	15,000
Total	$1,104,172	$335,572	$77,881	$224,857	$1,742,482

Critical accounting policies
Our financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and general practices within the banking industry. Within our financial statements, certain financial information contain approximate measurements of financial effects of transactions and impacts at the consolidated balance sheet dates and our results of operations for the reporting periods. We monitor the status of proposed and newly issued accounting standards to evaluate the impact on our financial condition and results of operations. Our accounting policies, including the impact of newly issued accounting standards and subsequent adoptions, are discussed in further detail in "Part II- Item 8. Financial Statements and Supplementary Data - Note 1. Basis of Presentation" of this Report.
Allowance for credit losses
The allowance for credit losses represents the portion of the loan's amortized cost basis that we do not expect to collect due to credit losses over the loan's life, considering past events, current conditions, and reasonable and supportable forecasts of future economic conditions considering macroeconomic forecasts. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is based on the loan's amortized cost basis, excluding accrued interest receivable, as we promptly charge off uncollectible accrued interest receivable. Management’s determination of the appropriateness of the allowance is based on periodic evaluation of the loan portfolio, lending-related commitments and other relevant factors, including macroeconomic forecasts and historical loss rates. In future quarters, we may update information and forecasts that may cause significant changes in the estimate in those future quarters.
As of January 1, 2020, our policy for the allowance for credit losses changed with the adoption of CECL. As permitted, the new guidance was implemented using a modified retrospective approach with the impact of the initial adoption being recorded through retained earnings at January 1, 2020, with no restatement of prior periods. Prior to adopting CECL, we calculated the allowance using an incurred loss approach.
Our methodology to determine the overall appropriateness of the allowance for credit losses includes the use of lifetime loss rate models. The quantitative models require tailored loan data and macroeconomic variables based on the inherent credit risks in each portfolio to more accurately measure the credit risks associated with each. Each of the quantitative models pools loans with similar risk characteristics and collectively assesses the lifetime loss rate for each pool to estimate its expected credit loss. When a loan no longer shares similar risk characteristics with other loans in any given pool, the loan is individually assessed.
We utilize probability-weighted forecasts, which consider multiple macroeconomic variables from a third-party vendor that are applicable to the type of loan. The choice and weighting of the economic forecast scenarios, macroeconomic variables, and the reasonable and supportable period at the macroeconomic variable-level are reviewed and approved by the forecast governance committee based on expectations of future economic conditions.
We consider the need to qualitatively adjust our modeled quantitative expected credit loss estimate for information not already captured in the model loss estimation process. These qualitative factor adjustments may increase or decrease our estimate of expected credit losses. We review the qualitative adjustments so as to validate that information that has already been considered and included in the modeled quantitative loss estimation process is not also included in the qualitative adjustment. We consider the qualitative factors that are relevant to the institution as of the reporting date, which may include, but are not limited to: levels of and trends in delinquencies and performance of loans; levels of and trends in write-offs and recoveries collected; trends in volume and terms of loans; effects of any changes in reasonable and supportable economic forecasts; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; available relevant information sources that contradict our own forecast; effects of changes in prepayment expectations or other factors affecting assessments of loan contractual term; industry conditions; and effects of changes in credit concentrations.
The allowance for credit losses is our best estimate. Actual losses may differ from the December 31, 2020 allowance for credit loss as the CECL estimate is sensitive to economic forecasts and management judgment.
Additional discussion can be found under the subheading "Asset quality" contained within management's discussion and analysis and in "Part II - Item 8. Financial Statements and Supplementary Data - Note 1. Basis of Presentation" and "Part II - Item 8. Financial Statements and Supplementary Data - Note 5. Loans and allowance for credit losses" of this Report.

Fair Value Measurements
A hierarchical disclosure framework associated with the level of pricing observability is utilized in measuring financial instruments at fair value. See Note 19 "Fair Value" in the consolidated financial statements herein for additional disclosures regarding the fair value of our assets and liabilities, including a description of the fair value hierarchy.
Investment securities
Debt securities are classified as held to maturity and carried at amortized cost, excluding accrued interest, when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Available-for-sale debt securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of applicable taxes. Beginning January 1, 2020, unrealized losses resulting from credit losses for available-for-sale debt securities are recognized in earnings as a provision for credit losses. Unrealized losses that do not result from credit losses are excluded from earnings and reported as accumulated other comprehensive income, net of applicable taxes, which is included in equity. Accrued interest receivable is separated from other components of amortized cost and presented separately on the consolidated balance sheets.
Equity securities with readily determinable market values are carried at fair value on the balance sheet with any periodic changes in value made through adjustments to the statement of income. Equity securities without readily determinable market values are carried at cost less impairment and included in other assets on the consolidated balance sheets.
Interest income includes the amortization and accretion of purchase premium and discount. Premiums and discounts on securities are amortized on the level-yield method anticipating prepayments based upon the prior three month average monthly prepayments when available. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
We evaluate available-for-sale securities for expected credit losses at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. For securities in an unrealized loss position, consideration is given to the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, we consider whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.
When credit losses are expected to occur, the amount of the expected credit loss recognized in earnings depends on our intention to sell the security or if it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis. If we intend to sell the security or it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis, the expected credit loss recognized in earnings is equal to the entire difference between its amortized cost basis and its fair value at the date it was determined to be impaired due to credit losses or other factors. The previous amortized cost basis less the impairment recognized in earnings becomes the new amortized cost basis of the investment.
However, if we do not intend to sell the security and it is not more likely than not to be required to sell the security before recovery of its amortized cost basis, the difference between the amortized cost and the fair value is separated into the amount representing the credit loss and the amount related to all other factors. If we determine a decline in fair value below the amortized cost basis of an available-for-sale investment security has resulted from credit related factors, beginning January 1, 2020 with the adoption of CECL, we record a credit loss through an allowance for credit losses. The allowance for credit losses is limited by the amount that the fair value is less than amortized cost. The amount of the allowance for credit losses is determined based on the present value of cash flows expected to be collected and is recognized as a charge to earnings. The amount of the impairment related to other, non-credit related, factors is recognized in other comprehensive income, net of applicable taxes.
We did not record any provision for credit losses for its available-for-sale debt securities during the year ended December 31, 2020, as the majority of the investment portfolio is government guaranteed and declines in fair value below amortized cost were determined to be non-credit related.

Loans held for sale
Loans originated and intended for sale in the secondary market, primarily mortgage loans, are carried at fair value as permitted under the guidance in ASC 825, “Financial Instruments” (“ASC 825”). Net gains (losses) resulting from fair value changes of these mortgage loans are recorded in income. The amount does not reflect changes in fair values of related derivative instruments used to hedge exposure to market-related risks associated with these mortgage loans. The change in fair value of both mortgage loans held for sale and the related derivative instruments are recorded in “Mortgage banking income” in the Consolidated Statements of Income. Gains and losses are recognized in Mortgage banking income on the consolidated statements of income at the time the loan is closed. Pass through origination costs and related loan fees are also included in “Mortgage banking income”. Other expenses are classified in the appropriate noninterest expense accounts. Periodically, we will transfer mortgage loans originated for sale in the secondary markets into the loan portfolio based on current market conditions, the overall secondary marketability of the loan and the status of the loan. The loans are transferred into the portfolio at fair value at the date of transfer.
Government National Mortgage Association (GNMA) optional repurchase programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the institution provides servicing and was the original transferor. At the servicer’s option and without GNMA’s prior authorization, the servicer may repurchase such a delinquent loan for an amount equal to 100 percent of the remaining principal balance of the loan. Under FASB ASC Topic 860, “Transfers and Servicing,” this buy-back option is considered a conditional option until the delinquency criteria are met, at which time the option becomes unconditional. When we are deemed to have regained effective control over these loans under the unconditional buy-back option, the loans can no longer be reported as sold and must be brought back onto the balance sheet as loans held for investment, regardless of whether we intend to exercise the buy-back option if the buyback option provides the transferor a more-than-trivial benefit. When repurchased, after meeting certain performance criteria, the loans are transferred to loans held for sale at fair value and are able to be repooled into a new Ginnie Mae guaranteed security.
During the year ended December 31, 2020, the Company acquired a portfolio of commercial loans, including shared national credits and institutional healthcare loans, as part of the Franklin transaction that the Company has elected to account for as held for sale. Changes in fair value from the acquisition date fair value are included in 'other noninterest income' on the consolidated statement of income.
Mortgage servicing rights
The Company accounts for its mortgage servicing rights under the fair value option as permitted under ASC 860-50-35, "Transfers and Servicing". The Company retains the right to service certain mortgage loans that it sells to secondary market investors. The retained mortgage servicing right is initially recorded at the fair value of future net cash flows expected to be realized for performing servicing activities. Fair value is determined using an income approach with various assumptions including expected cash flows, prepayment speeds, market discount rates, servicing costs, and other factors. These mortgage servicing rights are recognized as a separate asset on the date the corresponding mortgage loan is sold.
Derivative financial instruments
We enter into cash flow hedges to mitigate the exposure to variability in expected future cash flows or other types of forecasted transactions. Changes in the fair value of the cash flow hedges, to the extent that the hedging relationship is effective, are recorded as other comprehensive income and are subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. The ineffective portions of the changes in fair value of the hedging instruments are immediately recognized in earnings. The assessment of the effectiveness of the hedging relationship is evaluated under the hypothetical derivative method.
We utilize derivative instruments that are not designated as hedging instruments. The Company enters into swaps, interest rate cap and/or floor agreements with its customers and then enters into an offsetting derivative contract position with other financial institutions to mitigate the interest rate risk associated with these customer contracts. Because these derivative instruments are not designated as hedging instruments, changes in the fair value of the derivative instruments are recognized currently in earnings.
We enter into commitments to originate and purchase loans whereby the interest rate on the loan is determined prior to funding (rate-lock commitments). Rate-lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in other assets or liabilities, with changes in fair value recorded in mortgage banking income. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, the difference between current levels of interest rates and the committed rates is also considered.
We utilize forward loan sale contracts to mitigate the interest rate risk inherent in our mortgage loan pipeline and held-for-sale portfolio. Forward loan sale contracts are contracts for delayed delivery of mortgage loans. We agree to deliver on a specified future date, a specified instrument, at a specified price or yield. However, the contract may allow for cash settlement. The credit risk inherent to us arises from the potential inability of counterparties to meet the terms of their contracts. In the event of non-acceptance by the counterparty, we would be subject to the credit and inherent (or market) risk of the loans retained. Such contracts are accounted for as derivatives and, along with related fees paid to investor are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in mortgage banking income. Fair value is based on the estimated amounts that we would receive or pay to terminate the commitment at the reporting date.
We utilize two methods to deliver mortgage loans sold to an investor. Under a “best efforts” sales agreement, the Company enters into a sales agreement with an investor in the secondary market to sell the loan when an interest rate-lock commitment is entered into with a customer, as described above. Under a “best efforts” sales agreement, the Company is obligated to sell the mortgage loan to the investor only if the loan is closed and funded. Thus, the Company will not incur any liability to an investor if the mortgage loan commitment in the pipeline fails to close. The Company also utilizes “mandatory delivery” sales agreements. Under a mandatory delivery sales agreement, the Company commits to deliver a certain principal amount of mortgage loans to an investor at a specified price and delivery date. Penalties are paid to the investor should the Company fail to satisfy the contract. Mandatory commitments are recorded at fair value in the Company’s Consolidated Balance Sheets. Gains and losses arising from changes in the valuation of these commitments are recognized currently in earnings and are reflected under the line item “Other noninterest income” on the Consolidated Statements of Income.
Business combinations and accounting for acquired loans with credit deterioration
Business combinations are accounted for by applying the acquisition method in accordance with Accounting Standards Codification ("ASC") 805, “Business Combinations” (“ASC 805”). Under the acquisition method, identifiable assets acquired and liabilities assumed and any non-controlling interest in the acquiree at the acquisition date are measured at their fair values as of that date. Any excess of the purchase price over fair value of net assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including any other identifiable intangible assets, exceed the purchase price, a bargain purchase gain is recognized. Results of operations of acquired entities are included in the consolidated statements of income from the date of acquisition.
Beginning January 1, 2020, loans acquired in business combinations with evidence of more-than-insignificant credit deterioration since origination are considered to be Purchased Credit Deteriorated ("PCD"). The Company developed multiple criteria to assess the presence of more–than–insignificant credit deterioration in acquired loans, mainly focused on changes in credit quality and payment status. While general criteria have been established, each acquisition will vary in its specific facts and circumstances and the Company will apply judgment around PCD identification for each individual acquisition based on their unique portfolio mix and risks identified.
We adopted ASC 326 using the prospective transition approach for loans previously classified as purchased credit impaired ("PCI") and accounted for under ASC 310-30. In accordance with the standard, management did not reassess whether PCI assets met the criteria of PCD assets as of the date of adoption and all PCI loans were transitioned to PCD loans upon adoption. Under PCD accounting,the amount of expected credit losses as of the acquisition date is added to the purchase price of the PCD loan. This establishes the amortized cost basis of the PCD loan. The difference between the unpaid principal balance of the PCD loan and the amortized cost basis of the PCD loan as of the acquisition date is the non-credit discount. Interest income for a PCD loan is recognized by accreting the amortized cost basis of the PCD loan to its contractual cash flows. The discount related to estimated credit losses on acquisition recorded as an allowance for credit losses will not be accreted into interest income. Only the noncredit-related discount will be accreted into interest income and subsequent adjustments to expected credit losses will flow through the provision for credit losses on the income statement.
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded, unless considered derivatives.
For loan commitments that are not accounted for as derivatives and when the obligation is not unconditionally cancellable by the Company, we apply the CECL methodology to estimate the expected credit loss on off-balance-sheet commitments. The estimate of expected credit losses for off-balance-sheet credit commitments is recognized as a liability. When the loan is funded, an allowance for expected credit losses is estimated for that loan using the CECL methodology, and the liability for off-balance-sheet commitments is reduced. When applying the CECL methodology to estimate the expected credit loss, we consider the likelihood that funding will occur, the contractual period of exposure to credit loss, the risk of loss, historical loss experience, and current conditions along with expectations of future economic conditions.

ITEM 8 – FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report on Management’s Assessment of Internal Control over Financial Reporting

The management of FB Financial Corporation (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system was designed to provide reasonable assurance to the Company's management and board of directors regarding the preparation and fair presentation of the financial statements. No matter how well designed, internal control over financial reporting has inherent limitations, including the possibility that a control can be circumvented or overridden, and misstatements due to error or fraud may occur and not be detected. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.
The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of December 31, 2020. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (2013).
In conducting the evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2020, the Company has excluded the operations of FNB Financial Corp. and its subsidiary and Franklin Financial Network, Inc. and its subsidiaries as permitted by the guidance issued by the Office of the Chief Accountant of the Securities and Exchange Commission (not to extend more than one year beyond the date of the acquisition or for more than one annual reporting period). In conducting the evaluation of the effectiveness of its disclosure controls and procedures as of December 31, 2020, the Company has excluded those disclosure controls and procedures of the acquired entities that are subsumed by internal control over financial reporting. The mergers of FNB Financial Corp. and Franklin Financial Network, Inc. were completed on February 14, 2020 and August 15, 2020, respectively. As of and for the year ended December 31, 2020, acquired assets represented approximately 35 percent of the Company’s consolidated assets. See "Note 2. Mergers and Acquisitions" for further discussion of the mergers and the impact on the Company’s consolidated financial statements.
Based on this assessment management has determined that, as of December 31, 2020, the Company's internal control over financial reporting is effective based on the specified criteria.

Report of Independent Registered Public Accounting Firm

Shareholders and the Board of Directors of FB Financial Corporation
Nashville, Tennessee

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FB Financial Corporation (the "Company") as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has changed its method of accounting for credit losses effective January 1, 2020 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification No. 326, Financial Instruments – Credit Losses (ASC 326). The Company adopted the new credit loss standard using the modified retrospective method such that prior period amounts are not adjusted and continue to be reported in accordance with previously applicable generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Crowe LLP

We have served as the Company's auditor since 2018.

Franklin, Tennessee
March 11, 2021 except for the effects of the adjustments made as a result of the reporting segment change described in Note 21 to the consolidated financial statements, as to which the date is June 7, 2021.

FB Financial Corporation and subsidiaries
Consolidated balance sheets
(Amounts are in thousands except share and per share amounts)

	December 31,
	2020	2019
ASSETS
Cash and due from banks	$110,991	$48,806
Federal funds sold	121,153	131,119
Interest-bearing deposits in financial institutions	1,085,754	52,756
Cash and cash equivalents	1,317,898	232,681
Investments:
Available-for-sale debt securities, at fair value	1,172,400	688,381
Equity securities, at fair value	4,591	3,295
Federal Home Loan Bank stock, at cost	31,232	15,976
Loans held for sale, at fair value	899,173	262,518
Loans	7,082,959	4,409,642
Less: allowance for credit losses	170,389	31,139
Net loans	6,912,570	4,378,503
Premises and equipment, net	145,115	90,131
Other real estate owned, net	12,111	18,939
Operating lease right-of-use assets	49,537	32,539
Interest receivable	43,603	17,083
Mortgage servicing rights, at fair value	79,997	75,521
Goodwill	242,561	169,051
Core deposit and other intangibles, net	22,426	17,589
Other assets	274,116	122,714
Total assets	$11,207,330	$6,124,921
LIABILITIES
Deposits
Noninterest-bearing	$2,274,103	$1,208,175
Interest-bearing checking	2,491,765	1,014,875
Money market and savings	3,254,915	1,520,035
Customer time deposits	1,375,695	1,171,502
Brokered and internet time deposits	61,559	20,351
Total deposits	9,458,037	4,934,938
Borrowings	238,324	304,675
Operating lease liabilities	55,187	35,525
Accrued expenses and other liabilities	164,400	87,454
Total liabilities	9,915,948	5,362,592
Commitments and contingencies (Note 17)
SHAREHOLDERS' EQUITY
Common stock, $1 par value per share; 75,000,000 shares authorized; 47,220,743 and 31,034,315 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively	47,222	31,034
Additional paid-in capital	898,847	425,633
Retained earnings	317,625	293,524
Accumulated other comprehensive income, net	27,595	12,138
Total FB Financial Corporation shareholders' equity	1,291,289	762,329
Noncontrolling interest	93	—
Total equity	1,291,382	762,329
Total liabilities and shareholders' equity	$11,207,330	$6,124,921
See the accompanying notes to the consolidated financial statements.

FB Financial Corporation and subsidiaries
Consolidated statements of income
(Amounts are in thousands except share and per share amounts)

	Year Ended December 31,
	2020	2019	2018
Interest income:
Interest and fees on loans	$294,596	$260,458	$221,001
Interest on securities
Taxable	10,267	13,223	12,397
Tax-exempt	7,076	4,805	4,047
Other	2,705	4,051	2,126
Total interest income	314,644	282,537	239,571

Interest expense:
Deposits	42,859	51,568	29,536
Borrowings	6,127	4,933	5,967
Total interest expense	48,986	56,501	35,503
Net interest income	265,658	226,036	204,068
Provision for credit losses	94,606	7,053	5,398
Provision for credit losses on unfunded commitments	13,361	—	—
Net interest income after provisions for credit losses	157,691	218,983	198,670

Noninterest income:
Mortgage banking income	255,328	100,916	100,661
Service charges on deposit accounts	9,160	9,479	8,502
ATM and interchange fees	14,915	12,161	10,013
Investment services and trust income	7,080	5,244	5,181
Gain (loss) from securities, net	1,631	57	(116)
(Loss) gain on sales or write-downs of other real estate owned	(1,491)	545	(99)
(Loss) gain from other assets	(90)	(104)	328
Other income	15,322	7,099	6,172
Total noninterest income	301,855	135,397	130,642

Noninterest expenses:
Salaries, commissions and employee benefits	233,768	152,084	136,892
Occupancy and equipment expense	18,979	15,641	13,976
Legal and professional fees	7,654	7,486	7,903
Data processing	11,390	10,589	9,100
Merger costs	34,879	5,385	1,594
Amortization of core deposit and other intangibles	5,323	4,339	3,185
Advertising	10,062	9,138	13,139
Other expense	55,030	40,179	37,669
Total noninterest expense	377,085	244,841	223,458

Income before income taxes	82,461	109,539	105,854
Income tax expense	18,832	25,725	25,618
Net income applicable to FB Financial Corporation and noncontrolling interest	$63,629	$83,814	$80,236
Net income applicable to noncontrolling interest	8	—	—
Net income applicable to FB Financial Corporation	$63,621	$83,814	$80,236

Earnings per common share
Basic	$1.69	$2.70	$2.60
Diluted	1.67	2.65	2.55
See the accompanying notes to the consolidated financial statements.

FB Financial Corporation and subsidiaries
Consolidated statements of comprehensive income
(Amounts are in thousands)

	Year Ended December 31,
	2020	2019	2018
Net income	$63,629	$83,814	$80,236
Other comprehensive income (loss), net of tax:
Net change in unrealized gain (loss) in available-for-sale securities, net of taxes of $5,781, $6,227, and $(2,025)	18,430	17,693	(5,439)
Reclassification adjustment for (gain) loss on sale of securities included in net income, net of taxes of $(348), $24, and $9	(987)	67	44
Net change in unrealized (loss) gain in hedging activities, net of taxes of $(363), $(322), and $366	(1,031)	(914)	1,039
Reclassification adjustment for gain on hedging activities, net of taxes of $(337), $(170), and $(45)	(955)	(481)	(128)
Total other comprehensive income (loss), net of tax	15,457	16,365	(4,484)
Comprehensive income	79,086	100,179	75,752
Comprehensive income applicable to noncontrolling interests	8	—	—
Comprehensive income applicable to FB Financial Corporation	$79,078	$100,179	$75,752
 See the accompanying notes to the consolidated financial statements.

FB Financial Corporation and subsidiaries
Consolidated statements of changes in shareholders’ equity
(Amounts are in thousands except per share amounts)

	Common stock	Additional paid-in capital	Retained earnings	Accumulated other comprehensive income, net	Total common shareholders' equity	Noncontrolling interests	Total shareholders' equity
Balance at January 1, 2018	$30,536	$418,596	$147,449	$148	$596,729	$—	$596,729
Cumulative effect of change in accounting principle	—	—	(109)	109	—	—	—
Net income	—	—	80,236	—	80,236	—	80,236
Other comprehensive income, net of taxes	—	—	—	(4,484)	(4,484)	—	(4,484)
Stock based compensation expense	17	7,190	—	—	7,207	—	7,207
Restricted stock units vested and distributed, net of shares withheld	143	(2,807)	—	—	(2,664)	—	(2,664)
Shares issued under employee stock purchase program	29	1,167	—	—	1,196	—	1,196
Dividends declared ($0.20 per share)	—	—	(6,363)	—	(6,363)	—	(6,363)
Balance at December 31, 2018	$30,725	$424,146	$221,213	$(4,227)	$671,857	$—	$671,857
Cumulative effect of change in accounting principle	—	—	(1,309)	—	(1,309)	—	(1,309)
Balance at January 1, 2019	$30,725	$424,146	$219,904	$(4,227)	$670,548	$—	$670,548
Net income	—	—	83,814	—	83,814	—	83,814
Other comprehensive income, net of taxes	—	—	—	16,365	16,365	—	16,365
Stock based compensation expense	12	7,077	—	—	7,089	—	7,089
Restricted stock units vested and distributed, net of shares withheld	274	(6,371)	—	—	(6,097)	—	(6,097)
Shares issued under employee stock purchase program	23	781	—	—	804	—	804
Dividends declared ($0.32 per share)	—	—	(10,194)	—	(10,194)	—	(10,194)
Balance at December 31, 2019	$31,034	$425,633	$293,524	$12,138	$762,329	$—	$762,329
Cumulative effect of change in accounting principle (See Note 1)	—	—	(25,018)	—	(25,018)	—	(25,018)
Balance at January 1, 2020	$31,034	$425,633	$268,506	$12,138	$737,311	$—	$737,311
Net income attributable to FB Financial Corporation and noncontrolling interest	—	—	63,621	—	63,621	8	63,629
Other comprehensive income, net of taxes	—	—	—	15,457	15,457	—	15,457
Common stock issued in connection with acquisition of FNB Financial Corp., net of registration costs (See Note 2)	955	33,892	—	—	34,847	—	34,847
Common stock issued in connection with acquisition of Franklin Financial Network, Inc., net of registration costs (See Note 2)	15,058	429,815	—	—	444,873	93	444,966
Stock based compensation expense	22	10,192	—	—	10,214	—	10,214
Restricted stock units vested and distributed, net of shares withheld	123	(1,633)	—	—	(1,510)	—	(1,510)
Shares issued under employee stock purchase program	30	948	—	—	978	—	978
Dividends declared ($0.36 per share)	—	—	(14,502)	—	(14,502)	—	(14,502)
Noncontrolling interest distribution	—	—	—	—	—	(8)	(8)
Balance at December 31, 2020	$47,222	$898,847	$317,625	$27,595	$1,291,289	$93	$1,291,382
See the accompanying notes to the consolidated financial statements.

FB Financial Corporation and subsidiaries
Consolidated statements of cash flows
(Amounts are in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net income	$63,629	$83,814	$80,236
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization of fixed assets	7,009	5,176	4,334
Amortization of core deposit and other intangibles	5,323	4,339	3,185
Capitalization of mortgage servicing rights	(47,025)	(42,151)	(54,913)
Net change in fair value of mortgage servicing rights	47,660	26,299	2,763
Stock-based compensation expense	10,214	7,089	7,207
Provision for credit losses	94,606	7,053	5,398
Provision for credit losses on unfunded commitments	13,361	—	—
Provision for mortgage loan repurchases	2,607	362	174
Accretion of yield on purchased loans	(3,788)	(8,556)	(7,608)
Accretion of discounts and amortization of premiums on securities, net	7,382	3,026	2,768
Gain from securities, net	(1,631)	(57)	116
Originations of loans held for sale	(6,650,258)	(4,540,652)	(5,958,066)
Repurchases of loans held for sale	—	(9,919)	(12,232)
Proceeds from sale of loans held for sale	6,487,809	4,662,728	6,260,532
Gain on sale and change in fair value of loans held for sale	(270,802)	(100,228)	(88,743)
Net loss (gain) or write-downs of other real estate owned	1,491	(545)	99
Loss (gain) on other assets	90	104	(328)
Relief of goodwill	—	100	—
Provision for deferred income taxes	(25,530)	(1,916)	6,359
Changes in:
Other assets and interest receivable	(74,628)	(45,180)	(22,966)
Accrued expenses and other liabilities	63,194	13,019	(16,107)
Net cash (used in) provided by operating activities	(269,287)	63,905	212,208
Cash flows from investing activities:
Activity in available-for-sale securities:
Sales	146,494	24,498	2,742
Maturities, prepayments and calls	220,549	113,018	73,066
Purchases	(424,971)	(151,425)	(203,844)
Net change in loans	118,414	(364,975)	(491,774)
Purchases of FHLB stock	(515)	(2,544)	(2,020)
Proceeds from sale of mortgage servicing rights	—	29,160	39,428
Purchases of premises and equipment	(5,934)	(6,812)	(10,144)
Proceeds from the sale of premises and equipment	—	1,275	357
Proceeds from the sale of other real estate owned	6,937	3,860	4,819
Proceeds from the sale of other assets	—	—	869
Net cash received in business combinations (See Note 2)	248,447	171,032	—
Net cash provided by (used in) investing activities	309,421	(182,913)	(586,501)
Cash flows from financing activities:
Net increase in demand deposits	1,519,868	249,348	75,906
Net decrease in time deposits	(328,035)	(75,004)	431,416
Net increase (decrease) in securities sold under agreements to repurchase	5,262	(908)	788
Payments on FHLB advances	(250,000)	—	(120,607)
Proceeds from FHLB advances	—	68,235	—
Issuance of subordinated debt, net of issuance costs	98,228	—	—
Amortization of subordinated debt issuance costs	(436)	—	—
Proceeds from other borrowings	15,000	—	—
Share based compensation withholding payments	(1,510)	(6,097)	(2,664)
Net proceeds from sale of common stock under employee stock purchase program	978	804	1,196
Dividends paid	(14,264)	(10,045)	(6,137)
Noncontrolling interest distribution	(8)	—	—
Net cash provided by financing activities	1,045,083	226,333	379,898
Net change in cash and cash equivalents	1,085,217	107,325	5,605
Cash and cash equivalents at beginning of the period	232,681	125,356	119,751
Cash and cash equivalents at end of the period	$1,317,898	$232,681	$125,356
Supplemental cash flow information:
Interest paid	$48,679	$55,051	$31,992
Taxes paid	20,419	25,920	24,387
Supplemental noncash disclosures:
Transfers from loans to other real estate owned	$2,746	$5,487	$2,138
Transfers (to) from premises and equipment to other real estate owned	(841)	4,290	—
Loans provided for sales of other real estate owned	305	166	1,019
Transfers from loans to loans held for sale	11,483	7,891	11,888
Transfers from loans held for sale to loans	55,766	12,259	14,732
Stock consideration paid in business combination	480,867	—	—
Trade date payable - securities	—	—	2,120
Dividends declared not paid on restricted stock units	238	149	226
Decrease to retained earnings for adoption of new accounting standards (See Note 1)	25,018	1,309	109
Right-of-use assets obtained in exchange for operating lease liabilities	2,393	37,916	—
See the accompanying notes to the consolidated financial statements.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Note (1)—Basis of presentation:
(A) Organization and Company overview:
FB Financial Corporation (the “Company”) is a financial holding company headquartered in Nashville, Tennessee. The consolidated financial statements include the Company and its wholly-owned subsidiaries, FirstBank (the "Bank") and FirstBank Risk Management, Inc. The Bank operates through 81 full-service branches throughout Tennessee, southern Kentucky, north Alabama, and north Georgia, and a national online mortgage business with office locations across the Southeast, which primarily originates mortgage loans to be sold in the secondary market.
On August 15, 2020, the Company completed its previously announced acquisition of Franklin Financial Network, Inc. ("Franklin"). The transaction added a new subsidiary to the Company, FirstBank Risk Management ("FBRM") (formerly known as Franklin Synergy Risk Management), which provides risk management services to the Company in the form of enhanced insurance coverages. It also added a new subsidiary to the Bank, FirstBank Investments of Tennessee, Inc. ("FBIT"), which provides investment services to the Bank. FBIT has a wholly owned subsidiary, FirstBank Investments of Nevada, Inc. ("FBIN") to provide investment services to FBIT. FBIN has a controlling interest in a subsidiary, FirstBank Preferred Capital, Inc. ("FBPC"), which serves as a real estate investment trust ("REIT"), to allow the Bank to sell real estate loans to the REIT to obtain a tax benefit. Refer to Note 2, "Mergers and acquisitions" for additional information on this acquisition.
The Bank is subject to competition from other financial services companies and financial institutions. The Company and the Bank are also subject to the regulations of certain federal and state agencies and undergo periodic examinations by those regulatory authorities. See "Supervision and regulation" in part 1, item 1, for more details regarding regulatory oversight.
The Company continues to qualify as an emerging growth company as defined by the "Jumpstart Our Business Startups Act" ("JOBS Act").
During 2020, the COVID-19 health pandemic created a crisis resulting in volatility in financial markets, sudden, unprecedented job losses, and disruption in consumer and commercial behavior, resulting in governments in the United States and globally to intervene with varying levels of direct monetary support and fiscal stimulus packages. All industries, municipalities and consumers have been impacted by the health crisis to some degree, including the markets that we serve. In attempts to “flatten the curve”, businesses not deemed essential were closed or constrained to capacity limitations, individuals were asked to restrict their movements, observe social distancing and shelter in place. These actions resulted in rapid decreases in commercial and consumer activity, temporary closures of many businesses, leading to a loss of revenues and a rapid increase in unemployment, widening of credit spreads, dislocation of bond markets, disruption of global supply chains and changes in consumer spending behavior. As certain restrictions began lifting and more businesses were allowed to open their doors in late 2020, we began to experience a slow improvement in commerce through much of the Company's footprint. Despite the pickup in economic activity late in the year, there is uncertainty regarding the long term effects on the global economy which could have an adverse impact on the Company.
(B) Basis of presentation:
The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and general banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and the reported results of operations for the year then ended. Actual results could differ significantly from those estimates. It is possible that the Company's estimate of the allowance for credit losses and determination of impairment of goodwill could change as a result of the continued impact of the COVID-19 pandemic on the economy. The resulting change in these estimates could be material to the Company's financial statements.
The consolidated financial statements include the accounts of the Company, the Bank, and its’ wholly-owned subsidiaries, FirstBank Insurance, Inc., Investors Title Company, in addition to the newly acquired subsidiaries mentioned above. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current period presentation without any impact on the reported amounts of net income or shareholders’ equity.
Certain accounting policies identified below were modified during the year ended December 31, 2020. Please refer to the Company's audited financial statements on Form 10-K filed on March 13, 2020 for accounting policies in place as of December 31, 2019.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
(C) Cash flows:
For purposes of reporting consolidated cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and interest earning deposits in other financial institutions with maturities of less than 90 days at the date of purchase. These amounts are reported in the consolidated balance sheets caption “Cash and cash equivalents.” Net cash flows are reported for loans held for investment, deposits and short-term borrowings.
(D) Cash and cash equivalents:
The Company considers all highly liquid unrestricted investments with a maturity of three months or less when purchased to be cash equivalents.
(E) Investment securities:
Debt securities are classified as held to maturity and carried at amortized cost, excluding accrued interest, when management has the positive intent and ability to hold them to maturity. Debt securities are classified as available-for-sale when they might be sold before maturity. Available-for-sale debt securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of applicable taxes. Beginning January 1, 2020, unrealized losses resulting from credit losses for available-for-sale debt securities are recognized in earnings as a provision for credit losses. Unrealized losses that do not result from credit losses are excluded from earnings and reported as accumulated other comprehensive income, net of applicable taxes, which is included in equity. Accrued interest receivable is separated from other components of amortized cost and presented separately on the consolidated balance sheets.
Equity securities with readily determinable market values are carried at fair value on the balance sheet with any periodic changes in value made through adjustments to the statement of income. Equity securities without readily determinable market values are carried at cost less impairment and included in other assets on the consolidated balance sheets.
Interest income includes the amortization and accretion of purchase premium and discount. Premiums and discounts on securities are amortized on the level-yield method anticipating prepayments based upon the prior three month average monthly prepayments when available. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.
The Company evaluates available-for-sale securities for expected credit losses at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. For securities in an unrealized loss position, consideration is given to the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer’s financial condition, the Company considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and the results of reviews of the issuer’s financial condition.
When credit losses are expected to occur, the amount of the expected credit loss recognized in earnings depends on the Company's intention to sell the security or if it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. If the Company intends to sell the security or it is more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis, the expected credit loss recognized in earnings is equal to the entire difference between its amortized cost basis and its fair value at the date it was determined to be impaired due to credit losses or other factors. The previous amortized cost basis less the impairment recognized in earnings becomes the new amortized cost basis of the investment.
However, if the Company does not intend to sell the security and it is not more likely than not to be required to sell the security before recovery of its amortized cost basis, the difference between the amortized cost and the fair value is separated into the amount representing the credit loss and the amount related to all other factors. If the Company determines a decline in fair value below the amortized cost basis of an available-for-sale investment security has resulted from credit related factors, beginning January 1, 2020 with the adoption of CECL, the Company records a credit loss through an allowance for credit losses. The allowance for credit losses is limited by the amount that the fair value is less than amortized cost. The amount of the allowance for credit losses is determined based on the present value of cash flows expected to be collected and is recognized as a charge to earnings. The amount of the impairment related to other, non-credit related, factors is recognized in other comprehensive income, net of applicable taxes.
The Company did not record any provision for credit losses for its available-for-sale debt securities during the year ended December 31, 2020, as the majority of the investment portfolio is government guaranteed and declines in fair value below amortized cost were determined to be non-credit related.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
(F) Federal Home Loan Bank (FHLB) stock:
The Bank accounts for its investments in FHLB stock in accordance with FASB ASC Topic 942-325 "Financial Services-Depository and Lending-Investments-Other." FHLB stock are equity securities that do not have a readily determinable fair value because its ownership is restricted and lacks a market. FHLB stock is carried at cost and evaluated for impairment.
(G) Loans held for sale:
Loans originated and intended for sale in the secondary market, primarily mortgage loans, are carried at fair value as permitted under the guidance in ASC 825, “Financial Instruments” (“ASC 825”). Net gains (losses) of $24,233, $(2,861), and $(4,539) resulting from fair value changes of these mortgage loans were recorded in income during the years ended December 31, 2020, 2019 and 2018, respectively. The amount does not reflect changes in fair values of related derivative instruments used to hedge exposure to market-related risks associated with these mortgage loans. The change in fair value of both mortgage loans held for sale and the related derivative instruments are recorded in “Mortgage banking income” in the Consolidated Statements of Income. Gains and losses are recognized in Mortgage banking income on the consolidated statements of income at the time the loan is closed. Pass through origination costs and related loan fees are also included in “Mortgage banking income”.
Periodically, the Bank will transfer mortgage loans originated for sale in the secondary markets into the loan portfolio based on current market conditions, the overall secondary marketability of the loan and the status of the loan. During the years ended December 31, 2020, 2019, and 2018, the Bank transferred $55,766, $12,259, and $14,732, respectively, of residential mortgage loans into its loans held for investment portfolio. The loans are transferred into the portfolio at fair value at the date of transfer. Additionally, occasionally the Bank will transfer loans from the held for investment portfolio into loans held for sale. At the time of the transfer, loans are marked to fair value through the allowance for credit losses and reclassified to loans held for sale. During the year ended December 31, 2020, the Company transferred $2,116 from the portfolio to loans held for sale. During the year ended December 31, 2018, the Company transferred $11,888 from the portfolio to loans held for sale,resulting in an adjustment to the allowance for loan losses of $349.

Government National Mortgage Association (GNMA) optional repurchase programs allow financial institutions to buy back individual delinquent mortgage loans that meet certain criteria from the securitized loan pool for which the institution provides servicing and was the original transferor. At the servicer’s option and without GNMA’s prior authorization, the servicer may repurchase such a delinquent loan for an amount equal to 100 percent of the remaining principal balance of the loan. Under FASB ASC Topic 860, “Transfers and Servicing,” this buy-back option is considered a conditional option until the delinquency criteria are met, at which time the option becomes unconditional. When the Company is deemed to have regained effective control over these loans under the unconditional buy-back option, the loans can no longer be reported as sold and must be brought back onto the balance sheet, regardless of whether the Company intends to exercise the buy-back option if the buyback option provides the transferor a more-than-trivial benefit. When this criteria is met and these are repurchased, after a period of borrower performance, the loans are transferred to loans held for sale at fair value and are able to be repooled into new Ginnie Mae guaranteed securities. During the years ended December 31, 2020 and 2019, the Company transferred $9,367 and $7,891, respectively, of these repurchased loans from loans held for investment to loans held for sale. There was no such activity during the year ended December 21, 2018. As of December 31, 2020, and 2019, there were $151,184 and $51,705, respectively, of delinquent GNMA loans that had previously been sold which the Company had the option to repurchase; however, the Company determined there not to be a "more-than-trivial benefit" based on an analysis of interest rates and assessment of potential reputational risk associated with these loans. As such, the Company did not record these loans on the balance sheets.
During the year ended December 31, 2020 , the Company acquired a portfolio of commercial loans, including shared national credits and institutional healthcare loans, as part of the Franklin transaction that the Company has elected to account for as held for sale. Changes in fair value from the acquisition date fair value are included in 'other noninterest income' on the consolidated statement of income.
(H) Loans (excluding purchased credit deteriorated loans):
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are stated at the principal amount outstanding less any purchase accounting discount net of any accretion recognized to date. Interest on loans is recognized as income by using the simple interest method on daily balances of the principal amount outstanding plus any accretion of purchase accounting discounts.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest is discontinued on loans past due 90 days or more unless the credit is well secured and in the process of collection. Also, a loan may be placed on nonaccrual status prior to becoming past due 90 days if management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of principal or interest is doubtful. The decision to place a loan on nonaccrual status prior to becoming past due 90 days is based on an evaluation of the borrower’s financial condition, collateral liquidation value, economic and business conditions and other factors that affect the borrower’s ability to pay. When a loan is placed on nonaccrual status, the accrued but unpaid interest is charged against current period operations. Thereafter, interest on nonaccrual loans is recognized only as received if future collection of principal is probable. If the collectability of outstanding principal is doubtful, interest received is applied as a reduction of principal. A loan may be restored to accrual status when principal and interest are no longer past due or it otherwise becomes both well secured and collectability is reasonably assured. The Company continues to monitor the level of accrued interest receivable, however an allowance for credit losses was not required as of December 31, 2020.
(I) Allowance for credit losses:
The allowance for credit losses represents the portion of the loan's amortized cost basis that the Company does not expect to collect due to credit losses over the loan's life, considering past events, current conditions, and reasonable and supportable forecasts of future economic conditions considering macroeconomic forecasts. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. The allowance for credit losses is based on the loan's amortized cost basis, excluding accrued interest receivable, as the Company promptly charges off uncollectible accrued interest receivable. Management’s determination of the appropriateness of the allowance is based on periodic evaluation of the loan portfolio, lending-related commitments and other relevant factors, including macroeconomic forecasts and historical loss rates. In future quarters, the Company may update information and forecasts that may cause significant changes in the estimate in those future quarters.
As of January 1, 2020, the Company’s policy for the allowance for credit losses changed with the adoption of CECL. As permitted, the new guidance was implemented using a modified retrospective approach with the impact of the initial adoption being recorded through retained earnings at January 1, 2020, with no restatement of prior periods. Prior to adopting CECL, the Company calculated the allowance using an incurred loss approach. Beginning January 1, 2020, the Company calculates the allowance using a lifetime expected credit loss approach as described in the previous paragraph. See Note 5, "Loans and allowance for credit losses" for additional details related to the Company's specific calculation methodology.
The allowance for credit losses is the Company’s best estimate. Actual losses may differ from the December 31, 2020 allowance for credit loss as the CECL estimate is sensitive to economic forecasts and management judgment.
The following portfolio segments have been identified:
Commercial and industrial loans. The Company provides a mix of variable and fixed rate commercial and industrial loans. Commercial and industrial loans are typically made to small- and medium-sized manufacturing, wholesale, retail and service businesses for working capital and operating needs and business expansions, including the purchase of capital equipment and loans made to farmers relating to their operations. This category also includes loans secured by manufactured housing receivables. Commercial and industrial loans generally include lines of credit and loans with maturities of five years or less. The loans are generally made with operating cash flows as the primary source of repayment, but may also include collateralization by inventory, accounts receivable, equipment and/or personal guarantees. The ability of the borrower to collect accounts receivable, and to turn inventory into sales are risk factors in the repayment of the loan.
Construction loans. Construction loans include commercial construction, land acquisition and land development loans and single-family interim construction loans to small- and medium-sized businesses and individuals. These loans are generally secured by the land or the real property being built and are made based on our assessment of the value of the property on an as-completed basis. We expect to continue to make construction loans at a similar pace so long as demand continues and the market for and values of such properties remain stable or continue to improve in our markets. These loans can carry risk of repayment when projects incur cost overruns, have an increase in the price of building materials, encounter zoning and environmental issues, or encounter other factors that may affect the completion of a project on time and on budget. Additionally, repayment risk may be negatively impacted when the market experiences a deterioration in the value of real estate.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Residential real estate 1-4 family mortgage loans. The Company’s residential real estate 1-4 family mortgage loans are primarily made with respect to and secured by single family homes, which are both owner-occupied and investor owned and include manufactured homes with real estate. The Company intends to continue to make residential 1-4 family housing loans at a similar pace, so long as housing values in our markets do not deteriorate from current prevailing levels and we are able to make such loans consistent with our current credit and underwriting standards. First lien residential 1-4 family mortgages may be affected by unemployment or underemployment and deteriorating market values of real estate.
Residential line of credit loans. The Company’s residential line of credit loans are primarily revolving, open-end lines of credit secured by 1-4 residential properties. The Company intends to continue to make home equity loans if housing values in our markets do not deteriorate from current prevailing levels and we are able to make such loans consistent with our current credit and underwriting standards. Second lien residential 1-4 family mortgages may be affected by unemployment or underemployment and deteriorating market values of real estate.
Multi-family residential loans. The Company’s multi-family residential loans are primarily secured by multi-family properties, such as apartments and condominium buildings. These loans also may be affected by unemployment or underemployment and deteriorating market values of real estate.
Commercial real estate loans. The Company’s commercial real estate owner-occupied loans include loans to finance commercial real estate owner occupied properties for various purposes including use as offices, warehouses, production facilities, health care facilities, retail centers, restaurants, churches and agricultural based facilities. Commercial real estate owner-occupied loans are typically repaid through the ongoing business operations of the borrower, and hence are dependent on the success of the underlying business for repayment and are more exposed to general economic conditions.
Commercial real estate non-owner occupied loans. The Company’s commercial real estate non-owner occupied loans include loans to finance commercial real estate non-owner occupied investment properties for various purposes including use as offices, warehouses, health care facilities, hotels, mixed-use residential/commercial, manufactured housing communities, retail centers, assisted living facilities and agricultural based facilities. Commercial real estate non-owner occupied loans are typically repaid with the funds received from the sale of the completed property or rental proceeds from such property, and are therefore more sensitive to adverse conditions in the real estate market, which can also affected by general economic conditions.

Consumer and other loans. The Company’s consumer and other loans include loans to individuals for personal, family and household purposes, including car, boat and other recreational vehicle loans, manufactured homes without real estate, and personal lines of credit.   Consumer loans are generally secured by vehicles and other household goods. The collateral securing consumer loans may depreciate over time. The company seeks to minimize these risks through its underwriting standards. Other loans also include loans to states and political subdivisions in the U.S. These loans are generally subject to the risk that the borrowing municipality or political subdivision may lose a significant portion of its tax base or that the project for which the loan was made may produce inadequate revenue.
(J) Business combinations, accounting for acquired loans with credit deterioration and off-balance sheet financial instruments:
Business combinations are accounted for by applying the acquisition method in accordance with Accounting Standards Codification ("ASC") 805, “Business Combinations” (“ASC 805”). Under the acquisition method, identifiable assets acquired and liabilities assumed and any non-controlling interest in the acquiree at the acquisition date are measured at their fair values as of that date. Any excess of the purchase price over fair value of net assets acquired is recorded as goodwill. To the extent the fair value of net assets acquired, including any other identifiable intangible assets, exceed the purchase price, a bargain purchase gain is recognized. Results of operations of acquired entities are included in the consolidated statements of income from the date of acquisition.
Beginning January 1, 2020, loans acquired in business combinations with evidence of more-than-insignificant credit deterioration since origination are considered to be Purchased Credit Deteriorated ("PCD"). The Company developed multiple criteria to assess the presence of more–than–insignificant credit deterioration in acquired loans, mainly focused on changes in credit quality and payment status. While general criteria have been established, each acquisition will vary in its specific facts and circumstances and the Company will apply judgment around PCD identification for each individual acquisition based on their unique portfolio mix and risks identified.
The Company adopted ASC 326 using the prospective transition approach for loans previously classified as purchased credit impaired ("PCI") and accounted for under ASC 310-30. In accordance with the standard, management did not

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
reassess whether PCI assets met the criteria of PCD assets as of the date of adoption and all PCI loans were transitioned to PCD loans upon adoption. Under PCD accounting,the amount of expected credit losses as of the acquisition date is added to the purchase price of the PCD loan. This establishes the amortized cost basis of the PCD loan. The difference between the unpaid principal balance of the PCD loan and the amortized cost basis of the PCD loan as of the acquisition date is the non-credit discount. Interest income for a PCD loan is recognized by accreting the amortized cost basis of the PCD loan to its contractual cash flows. The discount related to estimated credit losses on acquisition recorded as an allowance for credit losses will not be accreted into interest income. Only the noncredit-related discount will be accreted into interest income and subsequent adjustments to expected credit losses will flow through the provision for credit losses on the income statement.
Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded, unless considered derivatives.
For loan commitments that are not accounted for as derivatives and when the obligation is not unconditionally cancellable by the Company, the Company applies the CECL methodology to estimate the expected credit loss on off-balance-sheet commitments. The estimate of expected credit losses for off-balance-sheet credit commitments is recognized as a liability. When the loan is funded, an allowance for expected credit losses is estimated for that loan using the CECL methodology, and the liability for off-balance-sheet commitments is reduced. When applying the CECL methodology to estimate the expected credit loss, the Company considers the likelihood that funding will occur, the contractual period of exposure to credit loss, the risk of loss, historical loss experience, and current conditions along with expectations of future economic conditions.
(K) Premises and equipment:
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Provisions for depreciation are computed principally on the straight-line method and are charged to occupancy expense over the estimated useful lives of the assets. Maintenance agreements are amortized to expense over the period of time covered by the agreement. Costs of major additions, replacements or improvements are capitalized while expenditures for maintenance and repairs are charged to expense as incurred.
For financial statement purposes, the estimated useful life for premises is the lesser of the remaining useful life per third party appraisal or forty years, for furniture and fixtures the estimated useful life is seven to ten years, for leasehold improvements the estimated useful life is the lesser of twenty years or the term of the lease and for equipment the estimated useful life is three to seven years.
(L) Other real estate owned:
Real estate acquired through, or in lieu of, loan foreclosure is initially recorded at fair value less the estimated cost to sell at the date of foreclosure, which may establish a new cost basis. Other real estate owned may also include excess facilities and properties held for sale as described in Note 8. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan. After initial measurement, valuations are periodically performed by management and the asset is carried at the lower of carrying amount or fair value less costs to sell. Revenue and expenses from operations are included in other noninterest income and noninterest expenses. Losses due to the valuation of the property are included in gain (loss) on sales or write-downs of other real estate owned.
(M) Leases:
The Company leases certain banking, mortgage and operations locations. Effective January 1, 2019, the Company records leases on the balance sheet in the form of a lease liability for the present value of future minimum payments under the lease terms and a right-of-use asset equal to the lease liability adjusted for items such as deferred or prepaid rent, incentive liabilities, leasehold intangibles and any impairment of the right-of-use asset. In determining whether a contract contains a lease, management conducts an analysis at lease inception to ensure an asset was specifically identified and the Company has control of use of the asset. For contracts determined to be leases entered into after January 1, 2019, the Company performs additional analysis to determine whether the lease should be classified as a finance or operating lease. The Company considers a lease to be a finance lease if future minimum lease payments amount to greater than 90% of the asset's fair value or if the lease term is equal to or greater than 75% of the asset's

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
estimated economic useful life. As of December 31, 2020, the Company has one finance lease that resulted from the Franklin transaction. As of December 31, 2019, the Company did not have any leases that were determined to be finance leases. The Company does not record leases on the consolidated balance sheets that are classified as short term (less than one year). Additionally, the Company has not recorded equipment leases or leases in which the Company is the lessor on the consolidated balance sheets as these are not material to the Company.
At lease inception, the Company determines the lease term by adding together the minimum lease term and all optional renewal periods that it is reasonably certain to renew. This determination is at management's full discretion and is made through consideration of the asset, market conditions, competition and entity based economic conditions, among other factors. The lease term is used in the economic life test and also to calculate straight-line rent expense. The depreciable life of leasehold improvements is limited by the estimated lease term, including renewals.
Operating leases are expensed on a straight-line basis over the life of the lease beginning when the lease commences. Rent expense and variable lease expense are included in occupancy and equipment expense on the Company's Consolidated statements of income. The Company's variable lease expense include rent escalators that are based on the Consumer Price Index or market conditions and include items such as common area maintenance, utilities, parking, property taxes, insurance and other costs associated with the lease.
There are no residual value guarantees or restrictions or covenants imposed by leases that will impact the Company's ability to pay dividends or cause the Company to incur additional expenses. The discount rate used in determining the lease liability is based upon incremental borrowing rates the Company could obtain for similar loans as of the date of commencement or renewal.
(N) Mortgage servicing rights:
The Company accounts for its mortgage servicing rights under the fair value option as permitted under ASC 860-50-35, "Transfers and Servicing". The Company retains the right to service certain mortgage loans that it sells to secondary market investors. The retained mortgage servicing right is initially recorded at the fair value of future net cash flows expected to be realized for performing servicing activities. Fair value is determined using an income approach with various assumptions including expected cash flows, prepayment speeds, market discount rates, servicing costs, and other factors. These mortgage servicing rights are recognized as a separate asset on the date the corresponding mortgage loan is sold.
Subsequent changes in fair value, including the write downs due to pay offs and paydowns, are recorded in earnings in Mortgage banking income.
(O) Transfers of financial assets:
Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
(P) Goodwill and other intangibles:
Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. Goodwill impairment testing is performed annually or more frequently if events or circumstances indicate possible impairment. Goodwill is assigned to the Company’s reporting units, Banking or Mortgage as applicable. Goodwill is evaluated for impairment by first performing a qualitative evaluation to determine whether it is necessary to perform the quantitative goodwill impairment test. The qualitative evaluation is an assessment of factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount, including goodwill.  If an entity does a qualitative assessment and determines that it is not more likely than not the fair value of a reporting unit is less than its carrying amount, then goodwill of the reporting unit is not considered impaired, and it is not necessary to continue to the quantitative goodwill impairment test. If the estimated implied fair value of goodwill is less than the carrying amount, an impairment loss would be recognized in noninterest expense to reduce the carrying amount to the estimated implied fair value, which could be material to our operating results for any particular reporting period. The Company performed a quantitative assessment in 2020 and determined it was more likely than not that the fair value of the reporting units exceeded its carrying value, including goodwill. No impairment was identified through the annual assessments for impairment performed as of December 31, 2020, 2019 or 2018.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Other intangible assets consist of core deposit intangible assets arising from whole bank and branch acquisitions in addition to both a customer trust intangible and manufactured housing loan servicing intangible. All intangible assets are initially measured at fair value and then amortized over their estimated useful lives. See Note 9,"Goodwill and intangible assets" for additional information on other intangibles.
(Q) Income taxes:
Income tax expense is the total of the current year income tax due and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.
The Company’s policy is to recognize interest and penalties on uncertain tax positions in “Income tax expense” in the Consolidated Statements of Income. There were no amounts related to uncertain tax positions recognized for the years ended December 31, 2020, 2019 or 2018.
(R) Long-lived assets:
Premises and equipment, core deposit intangible assets, and other long-lived assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value. No long-lived assets were deemed to be impaired at December 31, 2020 and 2019.
(S) Derivative financial instruments and hedging activities:
All derivative financial instruments are recorded at their fair values in other assets or other liabilities in the consolidated balance sheets in accordance with ASC 815, “Derivatives and Hedging.” If derivative financial instruments are designated as hedges of fair values, both the change in the fair value of the hedge and the hedged item are included in current earnings. If derivative financial instruments are not designated as hedges, only the change in the fair value of the derivative instrument is included in current earnings.
Cash flow hedges are utilized to mitigate the exposure to variability in expected future cash flows or other types of forecasted transactions. For the Company’s derivatives designated as cash flow hedges, changes in the fair value of cash flow hedges are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and are subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. The ineffective portions of the changes in fair value of the hedging instruments are immediately recognized in earnings. The assessment of the effectiveness of the hedging relationship is evaluated under the hypothetical derivative method.
The Company also utilizes derivative instruments that are not designated as hedging instruments. The Company enters into interest rate cap and/or floor agreements with its customers and then enters into an offsetting derivative contract position with other financial institutions to mitigate the interest rate risk associated with these customer contracts. Because these derivative instruments are not designated as hedging instruments, changes in the fair value of the derivative instruments are recognized currently in earnings.
The Company also enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate-lock commitments). Rate-lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in other assets or liabilities, with changes in fair value recorded in the line item “Mortgage banking income” on the Consolidated Statements of Income. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, the difference between current levels of interest rates and the committed rates is also considered.
The Company utilizes forward loan sale contracts and forward sales of residential mortgage-backed securities to mitigate the interest rate risk inherent in the Company’s mortgage loan pipeline and held-for-sale portfolio. Forward sale contracts are contracts for delayed delivery of mortgage loans or a group of loans pooled as mortgage-backed securities. The Company agrees to deliver on a specified future date, a specified instrument, at a specified price or yield. However, the

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
contract may allow for cash settlement. The credit risk inherent to the Company arises from the potential inability of counterparties to meet the terms of their contracts. In the event of non-acceptance by the counterparty, the Company would be subject to the credit and inherent (or market) risk of the loans retained. Such contracts are accounted for as derivatives and, along with related fees paid to investor are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the line item “Mortgage banking income” on the Consolidated Statements of Income. Fair value is based on the estimated amounts that the Company would receive or pay to terminate the commitment at the reporting date.
The Company utilizes two methods to deliver mortgage loans sold to an investor. Under a “best efforts” sales agreement, the Company enters into a sales agreement with an investor in the secondary market to sell the loan when an interest rate-lock commitment is entered into with a customer, as described above. Under a “best efforts” sales agreement, the Company is obligated to sell the mortgage loan to the investor only if the loan is closed and funded. Thus, the Company will not incur any liability to an investor if the mortgage loan commitment in the pipeline fails to close. The Company also utilizes “mandatory delivery” sales agreements. Under a mandatory delivery sales agreement, the Company commits to deliver a certain principal amount of mortgage loans to an investor at a specified price and delivery date. Penalties are paid to the investor should the Company fail to satisfy the contract. Mandatory commitments are recorded at fair value in the Company’s Consolidated Balance Sheets. Gains and losses arising from changes in the valuation of these commitments are recognized currently in earnings and are reflected under the line item “Mortgage banking income” on the Consolidated Statements of Income.
(T) Lender risk account:
During 2018, the Company began selling qualified mortgage loans to FHLB-Cincinnati via the Mortgage Purchase Program (“MPP”).  All mortgage loans purchased from members through the MPP are held on the FHLB’s balance sheet. FHLB does not securitize MPP loans for sale to other investors.  They mitigate their credit risk exposure through their underwriting and pool composition requirements and through the establishment of the Lender Risk Account (“LRA”) credit enhancement. The LRA protects the FHLB against possible credit losses by setting aside a portion of the initial purchase price into a performance based escrow account that can be used to offset possible loan losses.  The LRA amount is established as a percentage applied to the sum of the initial unpaid principal balance of each mortgage in the aggregated pool at the time of the purchase of the mortgage as determined by the FHLB-Cincinnati and is funded by the deduction from the proceeds of sale of each mortgage in the aggregated pool to the FHLB-Cincinnati.  As of December 31, 2020 and 2019, the Company had on deposit with the FHLB-Cincinnati $12,729 and $11,225, respectively, in these LRA’s. Additionally, as of December 31, 2020 and 2019, the Company estimated the guaranty account to be $6,183 and $5,546, respectively. The Company bears the risk of receiving less than 100% of its LRA contribution in the event of losses, either by the Company or other members selling mortgages in the aggregated pool.  Any losses will be deducted first from the individual LRA contribution of the institution that sold the mortgage of which the loss was incurred. If losses incurred in the aggregated pool are greater than the member’s LRA contribution, such losses will be deducted from the LRA contribution of other members selling mortgages in that aggregated pool.  Any portion of the LRA not used to pay losses will be released over a thirty year period and will not start until the end of five years after the initial fill-up period.
(U) Comprehensive income:
Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on available-for-sale securities and derivatives designated as cash flow hedges, net of taxes.
(V) Loss contingencies:
Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there are such matters that will have a material effect on the financial statements.
(W) Securities sold under agreements to repurchase:
The Company routinely sells securities to certain customers and then repurchases the securities the next business day. Securities sold under agreements to repurchase are recorded on the consolidated balance sheets at the amount of cash received in connection with each transaction in the line item "Borrowings". These are secured liabilities and are not covered by the Federal Deposit Insurance Corporation ("FDIC"). See Note 14, "Borrowings" in the Notes to the consolidated financial statements for additional details regarding securities sold under agreements to repurchase.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
(X) Advertising expense:
Advertising costs, including costs related to internet mortgage marketing, lead generation, and related costs, are expensed as incurred.
(Y) Earnings per common share:
Basic earnings per common share ("EPS") excludes dilution and is computed by dividing earnings attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS includes the dilutive effect of additional potential common shares issuable under the restricted stock units granted but not yet vested and distributable. Diluted EPS is computed by dividing earnings attributable to common shareholders by the weighted average number of common shares outstanding for the year, plus an incremental number of common-equivalent shares computed using the treasury stock method.
Unvested share-based payment awards, which include the right to receive non-forfeitable dividends or dividend equivalents, are considered to participate with common shareholders in undistributed earnings for purposes of computing EPS. Companies that have such participating securities, including the Company, are required to calculate basic and diluted EPS using the two-class method. Certain restricted stock awards granted by the Company include non-forfeitable dividend equivalents and are considered participating securities. Calculations of EPS under the two-class method (i) exclude from the numerator any dividends paid or owed on participating securities and any undistributed earnings considered to be attributable to participating securities and (ii) exclude from the denominator the dilutive impact of the participating securities.
The following is a summary of the basic and diluted earnings per common share calculation for each of the periods presented:

	Year Ended December 31,
	2020	2019	2018
Basic earnings per common share calculation:
Net income applicable to FB Financial Corporation	$63,621	$83,814	$80,236
Dividends paid on and undistributed earnings allocated to participating securities	—	(447)	(428)
Earnings available to common shareholders	$63,621	$83,367	$79,808
Weighted average basic shares outstanding	37,621,720	30,870,474	30,675,755
Basic earnings per common share	$1.69	$2.70	$2.60
Diluted earnings per common share:
Earnings available to common shareholders	63,621	83,367	79,808
Weighted average basic shares outstanding	37,621,720	30,870,474	30,675,755
Weighted average diluted shares contingently issuable(1)	478,024	532,423	639,226
Weighted average diluted shares outstanding	38,099,744	31,402,897	31,314,981
Diluted earnings per common share	$1.67	$2.65	$2.55
 (1) Excludes 239,813 restricted stock units outstanding considered to be antidilutive as of December 31, 2020.
(Z) Segment reporting:
The Company’s Mortgage division represents a distinct reportable segment that differs from the Company’s primary business of Banking. Accordingly, a reconciliation of reportable segment revenues, expenses and profit to the Company’s consolidated total has been presented in Note 21. During the three months ended March 31, 2021, the Company reevaluated its business segments to align all retail mortgage activities with the Mortgage segment. Previously, the Company assigned retail mortgage activities within the Banking geographical footprint to the Banking segment. Results for the years ended December 31, 2020, 2019 and 2018 have been revised to conform to the new methodology without impacting the Company's consolidated financial condition or results of operations. See Note 12, "Segment reporting" for additional information on this change.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
(AA) Stock-based compensation:
The Company grants restricted stock units ("RSUs") under compensation arrangements for the benefit of employees, executive officers, and directors. Restricted stock unit grants are subject to time-based vesting. The total number of restricted stock units granted represents the maximum number of restricted stock units eligible to vest based upon the service conditions set forth in the grant agreements.
During 2020, the Company began awarding performance-based restricted stock units ("PSUs") to executives and other officers and employees. Under the terms of the award, the number of units that will vest and convert to shares of common stock will be based on the extent to which the Company achieves specified performance criteria during a fixed three-year performance period.
Stock-based compensation expense is recognized in accordance with ASC 718-20, “Compensation – Stock Compensation Awards Classified as Equity”. Expense is recognized based on the fair value of the portion of stock-based payment awards that are ultimately expected to vest, reduced for forfeitures based on grant-date fair value. The restricted stock unit awards and related expense are amortized over the required service period, if any. Compensation expense for PSUs is estimated each period based on the fair value of the stock at the grant date and the most probable outcome of the performance condition, adjusted for the passage of time within the vesting period of the awards. The reconciliation of RSUs, PSUs, and Stock-based compensation expense is presented in Note 24.
(BB) Subsequent Events:
ASC Topic 855, "Subsequent Events", establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. The Company evaluated all events or transactions that occurred after December 31, 2020 through the date of the issued financial statements.
Recently adopted accounting standards:
In June 2016, the Financial Accounting Standards Board ("FASB") issued ASU 2016-13, “Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 and its subsequent amendments issued by the FASB requires the measurement of all current expected credit losses for financial assets (including off-balance sheet credit exposures) held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Additionally, the update requires enhanced disclosures related to the significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. The new methodology requires institutions to calculate all probable and estimable losses that are expected to be incurred through the financial asset's entire life through a provision for credit losses, including certain loans obtained as a result of any acquisition. For available-for-sale debt securities that have experienced a deterioration in credit, Topic 326 requires an allowance for credit losses to be recognized, instead of a direct write-down, which was previously required under the other-than-temporary impairment ("OTTI") model. Topic 326 eliminates the concept of OTTI impairment and instead focuses on determining whether any impairment is a result of a credit loss or other factors. As a result, the standard says the Company may not use the length of time a debt security has been in an unrealized loss position as a factor, either by itself or in combination with other factors, to conclude that a credit loss does not exist, as the Company was previously allowed under the OTTI model.
ASU 2016-13 eliminates the existing guidance for PCI loans, but requires an allowance for purchased financial assets with more than insignificant deterioration since origination to be determined in a manner similar to that of other financial assets measured at amortized cost; however, the initial allowance will be added to the purchase price rather than recorded as provision expense referred herein as the PCD asset gross-up approach. The Company applied the new PCD asset gross-up approach at transition to all assets that were accounted for as PCI prior to adoption. Any change in the allowance for credit losses for these assets as a result of applying the new guidance is accounted for as an adjustment to the asset’s amortized cost basis and not as a cumulative-effect adjustment to beginning retained earnings. Additionally, ASU 2016-13 requires additional disclosures related to loans and debt securities. See Note 4, “Investment securities” and Note 5, “Loans and allowance for credit losses” for these disclosures.
The Company formed a cross–functional working group to oversee the adoption of CECL at the effective date. The working group developed a project plan focused on understanding the new standard, researching issues, identifying data needs for modeling inputs, technology requirements, modeling considerations, and ensuring overarching governance was achieved for each objective and milestone. The key data driver for each model was identified, populated, and internally validated. The Company also completed data and model validation testing. The Company has performed model sensitivity

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
analysis, developed a framework for qualitative adjustments, created supporting analytics, and executed the enhanced governance and approval process. Internal controls related to the CECL process were finalized prior to adoption.
ASU 2016-13 was adopted effective January 1, 2020 using a modified retrospective approach with no adjustments to prior period comparative financial statements. Upon adoption, the Company recorded a cumulative effective adjustment to decrease retained earnings by $25,018, with corresponding adjustments to the allowance for credit losses on loans and unfunded commitments in addition to recording a deferred tax asset on its consolidated balance sheet.
As of that date, the Company also recorded a cumulative effect adjustment to gross-up the amortized cost amount of its PCD loans by $558, with a corresponding adjustment to the allowance for credit losses on its consolidated balance sheet.
A summary of the impact to the consolidated balance sheet as of the adoption date is presented in the table below:

	Balance before adoption of ASC 326	Cumulative effect adjustment to adopt ASC 326	Impact of the adjustment to adopt ASC 326	Balance at January 1, 2020 (post ASC 326 adoption)
ASSETS:
Loans	$4,409,642	$558	Increase	$4,410,200
Allowance for credit losses	(31,139)	(31,446)	Increase	(62,585)
Total impact to assets		$(30,888)	Net decrease
LIABILITIES AND EQUITY:
Allowance for credit losses on unfunded commitments	$—	$2,947	Increase	$2,947
Net deferred tax liability	20,490	(8,817)	Decrease	11,673
Retained earnings	293,524	(25,018)	Decrease	268,506
Total impact to liabilities and equity		$(30,888)	Net decrease

In December 2018, the OCC, the Board of Governors of the Federal Reserve System, and the FDIC approved a final rule to address changes to credit loss accounting under GAAP, including banking organizations’ implementation of CECL. The final rule provides banking organizations the option to phase in over a three-year period the day-one adverse effects on regulatory capital that may result from the adoption of the new accounting standard. In March 2020, the OCC, the Board of Governors of the Federal Reserve System, and the FDIC announced an interim final rule, which became final on September 30, 2020 to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The final rule maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period (five-year transition option). The Company elected the five-year capital transition relief option.
In January 2017, the FASB issued ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment.” ASU 2017-04 eliminates step two from the goodwill impairment test. Instead, an entity may perform only step one of its quantitative goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount, and then recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. Entities have the option to perform a qualitative assessment for a reporting unit to determine if the quantitative step one impairment test is necessary. ASU 2017-04 became effective for the Company on January 1, 2020. The adoption of this standard did not have any impact on the Company's consolidated financial statements or disclosures.
In August 2018, the FASB issued "Accounting Standards Update 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurements." This update is part of the disclosure framework project and eliminates certain disclosure requirements for fair value measurements, requires entities to disclose new information, and modifies existing disclosure requirements. The update became effective on January 1, 2020 and did not have an impact on the Company's consolidated financial statements or disclosures.
In March 2019, FASB issued ASU 2019-01, "Leases (Topic 842): Codification Improvements", which aligns the guidance for fair value of the underlying assets by lessors that are not manufacturers or dealers in Topic 842 with that of existing guidance. As a result, the fair value of the underlying asset at lease commencement is its cost, reflecting any volume or trade discounts that may apply. However, if there has been a significant lapse of time between when the underlying asset is acquired and when the lease commences, the definition of fair value in Topic 820, Fair Value Measurement should be

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
applied. ASU No. 2019-01 also requires lessors within the scope of Topic 942, "Financial Services—Depository and Lending", to present all “principal payments received under leases” within investing activities. The adoption of this standard on January 1, 2020 did not have a material impact on the Company's consolidated financial statements or disclosures.
In April 2019, the FASB issued ASU No. 2019-04, "Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments". The amendments related to Topic 326 address accrued interest, transfers between classifications or categories for loans and debt securities, recoveries, vintage disclosures, and contractual extensions and renewal options and became effective for annual periods and interim periods within those annual periods beginning after December 15, 2019. The improvements and clarifications related to Topic 815 address partial-term fair value hedges of interest-rate risk, amortization, and disclosure of fair value hedge basis adjustments and consideration of hedged contractually specified interest rates under the hypothetical method and became effective for the annual reporting period beginning January 1, 2020. The amendments related to Topic 825 contain various improvements to ASU 2016-01, including scope; held-to-maturity debt securities fair value disclosures; and remeasurement of equity securities at historical exchange rates and became effective as of January 1, 2020. The amendments in this update did not have a material impact on the financial statements.
Newly issued not yet effective accounting standards:
In June 2018, FASB issued ASU 2018-07, "Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting", which expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Consistent with the accounting for employee share-based payment awards, nonemployee share-based payment awards will be measured at grant-date fair value of the equity instruments obligated to be issued when the good has been delivered or the service rendered and any other conditions necessary to earn the right to benefit from the instruments have been satisfied. This ASU is effective for all entities for fiscal years beginnings after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The Company adopted the update effective January 1, 2021. The adoption of this standard did not have a significant impact on the consolidated financial statements or disclosures.

Note (2)—Mergers and acquisitions:
The following mergers and acquisitions were accounted for pursuant to FASB ASC 805. Accordingly, the purchase price of each acquisition was allocated to the acquired assets and liabilities assumed based on estimated fair values as of the respective acquisition dates. The excess of the purchase price over the net assets acquired was recorded as goodwill.
Franklin Financial Network, Inc. merger
Effective August 15, 2020, the Company completed its previously announced merger with Franklin Financial Network, Inc. and its wholly owned subsidiaries, with FB Financial Corporation continuing as the surviving entity. After consolidating duplicative locations the merger added 10 branches and expanded the Company's footprint in middle Tennessee and the Nashville metropolitan statistical area. Under the terms of the agreement, the Company acquired total assets of $3.63 billion, loans of $2.79 billion and assumed total deposits of $3.12 billion. Total loans acquired includes a non-strategic institutional portfolio with a fair value of $326,206 the Company classified as held for sale. Franklin common shareholders received 15,058,181 shares of the Company's common stock, net of the equivalent value of 44,311 shares withheld on certain Franklin employee equity awards that vested upon change in control, as consideration in connection with the merger, in addition to $31,330 in cash consideration. Also included in the purchase price, the Company issued replacement restricted stock units for awards initially granted by Franklin during 2020 that did not vest upon change in control, with a total fair value of $674 attributed to pre-combination service. Based on the closing price of the Company's common stock on the New York Stock Exchange of $29.52 on August 15, 2020, the merger consideration represented approximately $477,830 in aggregate consideration.
Goodwill of $67,191 recorded in connection with the transaction resulted from the ongoing business contribution, reputation, operating model and expertise of Franklin. Measurement period adjustments recorded during the fourth quarter of 2020 amounting to $6,546 related to the finalization of valuations relating primarily to commercial loans held for sale, deposits and premises and equipment. The goodwill is not deductible for income tax purposes. Goodwill is included in the Banking segment as substantially all of the operations resulting from the acquisition of Franklin are in alignment with the Company's banking business.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The Company incurred $32,364 in merger expenses during the year ended December 31, 2020 in connection with this transaction. These expenses are primarily comprised of professional services, employee-related costs, costs associated with branch consolidation, and integration costs.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following table presents an allocation of the consideration to net assets acquired:

Purchase Price:
Equity consideration
Franklin shares outstanding(1)	15,588,337
Franklin options converted to net shares	62,906
	15,651,243
Exchange ratio to FB Financial shares	0.965
FB Financial shares to be issued as merger consideration(2)	15,102,492
Issuance price as of August 15, 2020	$29.52
Value of FB Financial stock to be issued as merger consideration	$445,826
Less: tax withholding on vested restricted stock awards, units and options(3)	(1,308)
Value of FB Financial stock issued	$444,518
FB Financial shares issued	15,058,181

Franklin restricted stock units that do not vest on change in control	114,915
Replacement awards issued to Franklin employees	118,776
Fair value of replacement awards	$3,506
Fair value of replacement awards attributable to pre-combination service	$674

Cash consideration
Total Franklin shares and net shares outstanding	15,651,243
Cash consideration per share	$2.00
Total cash to be paid to Franklin(4)	$31,330
Total purchase price		$477,830
Fair value of net assets acquired		410,639
Goodwill resulting from merger		$67,191
(1)Franklin shares outstanding includes restricted stock awards and restricted stock units that vested upon change in control.
(2)Only factors in whole share issuance. Cash was paid in lieu of fractional shares.
(3)Represents the equivalent value of approximately 44,311 shares of FB Financial Corporation stock on August 15, 2020.
(4)Includes $28 of cash paid in lieu of fractional shares.
FNB Financial Corp. merger
Effective February 14, 2020, the Company completed its previously announced acquisition of FNB Financial Corp. and its wholly owned subsidiary, Farmers National Bank of Scottsville (collectively, "Farmers National"). Following the acquisition, Farmers National was merged into the Company with FB Financial Corporation continuing as the surviving entity. The transaction added four branches and expanded the Company's footprint into Kentucky. Under the terms of the agreement, the Company acquired total assets of $258,218, loans of $182,171 and assumed total deposits of $209,535. Farmers National shareholders received 954,797 shares of the Company's common stock as consideration in connection with the merger, in addition to $15,001 in cash consideration. Based on the closing price of the Company's common stock on the New York Stock Exchange of $36.70 on February 14, 2020, the merger consideration represented approximately $50,042 in aggregate consideration.
Goodwill of $6,319 recorded in connection with the transaction resulted from the ongoing business contribution of Farmers National and anticipated synergies arising from the combination of certain operational areas of the Company. Goodwill resulting from this transaction is not deductible for income tax purposes. Goodwill is included in the Banking segment as substantially all of the operations resulting from the acquisition of Farmers National are in alignment with the Company's core banking business.
The Company incurred $2,338 in merger expenses during the year ended December 31, 2020 in connection with this transaction. These expenses are primarily comprised of professional services, employee-related costs, and integration costs. The following table presents the total purchase price, fair value of net assets acquired, and the goodwill as of the acquisition date.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

Consideration:
Net shares issued	954,797
Purchase price per share on February 14, 2020	$36.70
Value of stock consideration		$35,041
Cash consideration paid		15,001
Total purchase price		$50,042
Fair value of net assets acquired		43,723
Goodwill resulting from merger		$6,319
Atlantic Capital Bank, N.A. Branches
On April 5, 2019, the Bank completed its branch acquisition to purchase 11 Tennessee and three Georgia branch locations (the "Branches") from Atlantic Capital Bank, N.A., a national banking association and a wholly owned subsidiary of Atlantic Capital Bancshares, Inc., a Georgia corporation (collectively, "Atlantic Capital") in a transaction valued at $36,790, further increasing market share in existing markets and expanding the Company's footprint into new locations. The branch acquisition added $588,877 in customer deposits at a premium of 6.25%, $374,966 in loans at 99.32% of principal outstanding and $31,961 of goodwill. All of the operations of the Branches are included in the Banking segment.
Net assets acquired
The following table summarizes the estimated fair values of assets acquired and liabilities assumed as of the respective acquisition dates:

	As of August 15, 2020	As of February 14, 2020
	Franklin Financial Network, Inc.	FNB Financial Corp.
ASSETS
Cash and cash equivalents	$284,004	$10,774
Investments	373,462	50,594
Mortgage loans held for sale, at fair value	38,740	—
Commercial loans held for sale, at fair value	326,206	—
Loans held for investment, net of fair value adjustments	2,427,527	182,171
Allowance for credit losses on PCD loans	(24,831)	(669)
Premises and equipment	45,471	8,049
Operating lease right-of-use assets	23,958	14
Mortgage servicing rights	5,111	—
Core deposit intangible	7,670	2,490
Other assets	124,571	4,795
Total assets	$3,631,889	$258,218
LIABILITIES
Deposits:
Noninterest-bearing	$505,374	$63,531
Interest-bearing	1,783,379	26,451
Money market and savings	342,093	37,002
Customer time deposits	383,433	82,551
Brokered and internet time deposits	107,452	—
Total deposits	3,121,731	209,535
Borrowings	62,435	3,192
Operating lease liabilities	24,330	14
Accrued expenses and other liabilities	12,661	1,754
Total liabilities assumed	3,221,157	214,495
Noncontrolling interests acquired	93	—
Net assets acquired	$410,639	$43,723

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Purchased credit-deteriorated loans
Under CECL, the Company is required to determine whether purchased loans held for investment have experienced more-than-insignificant deterioration in credit quality since origination. Loans that have experienced this level of deterioration in credit quality are subject to special accounting at initial recognition and measurement. The Company initially measures the amortized cost of a PCD loan by adding the acquisition date estimate of expected credit losses to the loan's purchase price (i.e. the "gross up" approach). There is no provision for credit loss recognized upon acquisition of a PCD loan because the initial allowance is established through gross-up of the loans' amortized cost.
The Company determined that 27.9% of the Franklin loan portfolio had more-than-insignificant deterioration in credit quality since origination as of the acquisition date. This included deterioration in credit metrics, such as delinquency, nonaccrual status or risk ratings as well as certain loans within designated industries of concern that have been negatively impacted by COVID-19. Additionally, it was determined that 10.1% of the Farmers National loan portfolio had more-than-insignificant deterioration in credit quality since origination as of the February acquisition date. These were primarily delinquent loans as of February 14, 2020, or loans that Farmers National had classified as nonaccrual or TDR prior to the Company's acquisition.

	As of August 15, 2020	As of February 14, 2020
	Franklin Financial Network, Inc.	FNB Financial Corp.
Purchased credit-deteriorated loans
Principal balance	$693,999	$18,964
Allowance for credit losses at acquisition	(24,831)	(669)
Net premium attributable to other factors	8,810	63
Loans purchased credit-deteriorated fair value	$677,978	$18,358
Loans recognized through the acquisition of Franklin and Farmers National that have not experienced more-than-insignificant credit deterioration since origination are initially recognized at the purchase price. Expected credit losses are measured under CECL through the provision for credit losses. The Company recorded provisions for credit losses in the amounts of $52,822 and $2,885 as of August 15, 2020 and February 14, 2020, respectively, in the income statement related to estimated credit losses on non-PCD loans from Franklin and Farmers National, respectively. Additionally, the Company estimates expected credit losses on off-balance sheet loan commitments that are not accounted for as derivatives. The Company recorded an increase in provision for credit losses from unfunded commitments of $10,499 as of August 15, 2020 related to the Franklin acquisition.
Pro forma financial information (unaudited)
The results of operations of the acquisitions have been included in the Company's consolidated financial statements prospectively beginning on the date of each acquisition. The acquisitions have been fully integrated with the Company's existing operations. Accordingly, post-acquisition net interest income, total revenues, and net income are not discernible.The following unaudited pro forma condensed consolidated financial information presents the results of operations for the year ended December 31, 2020 and 2019, respectively, as though the Franklin merger and Farmers National acquisition had been completed as of January 1, 2019, and the Atlantic Capital acquisition had been completed as of January 1, 2018. The unaudited estimated pro forma information combines the historical results of the mergers with the Company’s historical consolidated results and includes certain adjustments reflecting the estimated impact of certain fair value adjustments for the periods presented. Merger expenses are reflected in the periods they were incurred. The pro forma information is not indicative of what would have occurred had the transactions taken place on January 1, 2019 and January 1, 2018, and does not include the effect of cost-saving or revenue-enhancing strategies.

	Year Ended December 31,
	2020	2019	2018
Net interest income	$338,092	$348,660	$220,269
Total revenues	$654,374	$504,273	$354,258
Net income	$65,135	$99,898	$78,762

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

Note (3)—Cash and cash equivalents concentrations:
The Bank is required to maintain an average reserve balance with the Federal Reserve Bank or maintain such reserve balance in the form of cash. The required balance was $0 and $20,881 as of December 31, 2020 and 2019. The Bank maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Bank has not experienced any losses in such correspondent accounts and believes it is not exposed to any significant credit risk from cash and cash equivalents.
The Bank had cash in the form of Federal funds sold included in cash and cash equivalents of $121,153 and $131,119 as of December 31, 2020 and 2019, respectively.

Note (4)—Investment securities:
The following tables summarize the amortized cost, allowance for credit losses and fair value of the available-for-sale debt securities and the corresponding amounts of unrealized gains and losses recognized in accumulated other comprehensive income at December 31, 2020 and 2019:

	December 31, 2020
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Allowance for credit losses for investments	Fair Value
Investment Securities
Available-for-sale debt securities
U.S. government agency securities	$2,000	$3	$—	$—	$2,003
Mortgage-backed securities - residential	760,099	14,040	(803)	—	773,336
Mortgage-backed securities - commercial	20,226	1,362	—	—	21,588
States and political subdivisions	336,543	19,806	(20)	—	356,329
U.S. Treasury securities	16,480	148	—	—	16,628
Corporate securities	2,500	17	(1)	—	2,516
Total	$1,137,848	$35,376	$(824)	$—	$1,172,400

	December 31, 2019
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair Value
Investment Securities
Available-for-sale debt securities
Mortgage-backed securities - residential	$474,144	$4,829	$(1,661)	$477,312
Mortgage-backed securities - commercial	12,957	407	—	13,364
States and political subdivisions	181,178	8,287	(230)	189,235
U.S. Treasury securities	7,426	22	—	7,448
Corporate securities	1,000	22	—	1,022
Total	$676,705	$13,567	$(1,891)	$688,381
The components of amortized cost for debt securities on the consolidated balance sheets excludes accrued interest receivable since the Company elected to present accrued interest receivable separately on the consolidated balance sheets. As of December 31, 2020 and 2019, total accrued interest receivable on debt securities was $4,540 and $2,843, respectively.
As of December 31, 2020 and 2019, the Company had $4,591 and $3,295, respectively, in marketable equity securities recorded at fair value, respectively.
Securities pledged at December 31, 2020 and 2019 had carrying amounts of $804,821 and $373,674, respectively, and were pledged to secure a Federal Reserve Bank line of credit, public deposits and repurchase agreements.
There were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of shareholders' equity during any period presented.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
At December 31, 2020 and December 31, 2019, there were no trade date payables that related to purchases settled after period end.

The amortized cost and fair value of debt securities by contractual maturity at December 31, 2020 and December 31, 2019 are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgage underlying the security may be called or repaid without any penalties. Therefore, mortgage-backed securities are not included in the maturity categories in the following maturity summary.

	December 31,		December 31,
	2020		2019
	Available-for-sale		Available-for-sale
	Amortized cost	Fair value	Amortized cost	Fair value
Due in one year or less	$35,486	$35,662	$1,148	$1,152
Due in one to five years	24,278	24,684	11,553	11,676
Due in five to ten years	40,038	41,332	18,287	18,887
Due in over ten years	257,721	275,798	158,616	165,990
	357,523	377,476	189,604	197,705
Mortgage-backed securities - residential	760,099	773,336	474,144	477,312
Mortgage-backed securities - commercial	20,226	21,588	12,957	13,364
Total debt securities	$1,137,848	$1,172,400	$676,705	$688,381
Sales and other dispositions of available-for-sale securities were as follows:

	Year Ended December 31,
	2020	2019	2018
Proceeds from sales	$146,494	$24,498	$2,742
Proceeds from maturities, prepayments and calls	220,549	113,018	73,066
Gross realized gains	1,606	7	9
Gross realized losses	271	98	44
Additionally, net unrealized gains on equity securities of $296 and $148 were recognized in the years ended December 31, 2020 and 2019, respectively.
The following tables show gross unrealized losses for which an allowance for credit losses has not been recorded at December 31, 2020 and December 31, 2019, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2020
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
U.S. government agency securities	$—	$—	$—	$—	$—	$—
Mortgage-backed securities - residential	182,012	(803)	—	—	182,012	(803)
States and political subdivisions	3,184	(20)	—	—	3,184	(20)
Corporate securities	499	(1)	—	—	499	(1)
Total	$185,695	$(824)	$—	$—	$185,695	$(824)

	December 31, 2019
	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized loss
Mortgage-backed securities - residential	$47,641	$(164)	$175,730	$(1,497)	$223,371	$(1,661)
States and political subdivisions	15,433	(230)	—	—	15,433	(230)
Total	$63,074	$(394)	$175,730	$(1,497)	$238,804	$(1,891)
As of December 31, 2020 and December 31, 2019, the Company’s securities portfolio consisted of 514 and 365 securities, 16 and 58 of which were in an unrealized loss position, respectively.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
As of December 31, 2020, Company evaluated available-for-sale debt securities with unrealized losses for expected credit loss and recorded no allowance for credit loss as the majority of the investment portfolio was either government guaranteed or an issuance of a government sponsored entity, was highly rated by major credit rating agencies and have a long history of zero losses. As such, no provision for credit losses was recorded during the year ended December 31, 2020.
Prior to the adoption of ASC 326, the Company evaluated available-for-sale debt securities with unrealized losses for OTTI and recorded no OTTI for the year ended December 31, 2019.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Note (5)—Loans and allowance for credit losses:
Loans outstanding at December 31, 2020 and 2019, by class of financing receivable are as follows:

	December 31,	December 31,
	2020	2019
Commercial and industrial (1)	$1,346,122	$1,034,036
Construction	1,222,220	551,101
Residential real estate:
1-to-4 family mortgage	1,089,270	710,454
Residential line of credit	408,211	221,530
Multi-family mortgage	175,676	69,429
Commercial real estate:
Owner occupied	924,841	630,270
Non-owner occupied	1,598,979	920,744
Consumer and other	317,640	272,078
Gross loans	7,082,959	4,409,642
Less: Allowance for credit losses	(170,389)	(31,139)
Net loans	$6,912,570	$4,378,503
(1)Includes $212,645 of loans originated as part of the PPP at December 31, 2020, established by the CARES Act, in response to the COVID-19 pandemic. The PPP is administered by the SBA; loans originated as part of the PPP may be forgiven by the SBA under a set of defined rules. PPP loans are federally guaranteed as part of the CARES Act, provided PPP loan recipients receive loan forgiveness under the SBA regulations. As such, there is minimal credit risk associated with these loans.
As of December 31, 2020 and December 31, 2019, $1,248,857 and $412,966, respectively, of qualifying residential mortgage loans (including loans held for sale) and $1,532,749 and $545,540, respectively, of qualifying commercial mortgage loans were pledged to the Federal Home Loan Bank of Cincinnati securing advances against the Bank’s line of credit. Additionally, as of December 31, 2020 and December 31, 2019, $2,463,281 and $1,407,662, respectively, of qualifying loans were pledged to the Federal Reserve Bank under the Borrower-in-Custody program.
The components of amortized cost for loans on the consolidated balance sheet excludes accrued interest receivable as the Company elected to present accrued interest receivable separately on the balance sheet. As of December 31, 2020, total accrued interest receivable on loans was $38,316.
Allowance for Credit Losses
As of January 1, 2020, the Company’s policy for the allowance changed with the adoption of CECL. As permitted, the new guidance was implemented using a modified retrospective approach with the impact of the initial adoption being recorded through retained earnings at January 1, 2020, with no restatement of prior periods. Before January 1, 2020, the Company calculated the allowance on an incurred loss approach. As of January 1, 2020, the Company calculated an expected credit loss using a lifetime loss rate methodology. As a result of the difference in methodology between periods, disclosures presented below may not be comparative in nature.
The Company utilizes probability-weighted forecasts, which consider multiple macroeconomic variables from a third-party vendor that are applicable to the type of loan. Each of the Company's loss rate models incorporate forward-looking macroeconomic projections throughout the reasonable and supportable forecast period and the subsequent historical reversion at the macroeconomic variable input level. In order to estimate the life of a loan, the contractual term of the loan is adjusted for estimated prepayments based on market information and the Company’s prepayment history.
The Company's loss rate models estimate the lifetime loss rate for pools of loans by combining the calculated loss rate based on each variable within the model (including the macroeconomic variables). The lifetime loss rate for the pool is then multiplied by the loan balances to determine the expected credit losses on the pool.
The Company considers the need to qualitatively adjust its modeled quantitative expected credit loss estimate for information not already captured in the model loss estimation process. These qualitative factor adjustments may increase or decrease the Company’s estimate of expected credit losses. The Company reviews the qualitative adjustments so as to validate that information that has already been considered and included in the modeled quantitative loss estimation process is not also included in the qualitative adjustment. The Company considers the qualitative factors that are relevant to the institution as of the reporting date, which may include, but are not limited to: levels of and trends in delinquencies and performance of loans; levels of and trends in write-offs and recoveries collected; trends in volume and terms of loans;

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
effects of any changes in reasonable and supportable economic forecasts; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and expertise; available relevant information sources that contradict the Company’s own forecast; effects of changes in prepayment expectations or other factors affecting assessments of loan contractual terms; industry conditions; and effects of changes in credit concentrations.
The quantitative models require loan data and macroeconomic variables based on the inherent credit risks in each portfolio to more accurately measure the credit risks associated with each. Each of the quantitative models pools loans with similar risk characteristics and collectively assesses the lifetime loss rate for each pool to estimate its expected credit loss.
When a loan no longer shares similar risk characteristics with other loans in any given pool, the loan is individually assessed. The Company has determined the following circumstances in which a loan may require an individual evaluation: collateral dependent loans; loans for which foreclosure is probable; TDRs and reasonably expected TDRs. A loan is deemed collateral dependent when 1) the borrower is experiencing financial difficulty and 2) the repayment is expected to be primarily through sale or operation of the collateral. The allowance for credit losses for collateral dependent loans as well as loans where foreclosure is probable is calculated as the amount for which the loan’s amortized cost basis exceeds fair value. Fair value is determined based on appraisals performed by qualified appraisers and reviewed by qualified personnel. In cases where repayment is to be provided substantially through the sale of collateral, the Company reduces the fair value by the estimated costs to sell. Loans experiencing financial difficulty for which a concession has not yet been provided may be identified as reasonably expected TDRs.
Reasonably expected TDRs use the same methodology as TDRs. In cases where the expected credit loss can only be captured through a discounted cash flow analysis (such as an interest rate modification for a TDR loan), the allowance is measured by the amount which the loan’s amortized cost exceeds the discounted cash flow analysis. The allowance for credit losses on a TDR or a reasonably expected TDR is calculated individually using a discounted cash flow methodology, unless the loan is deemed to be collateral dependent or foreclosure is probable.
The Company’s acquisitions and changes in reasonable and supportable forecasts of macroeconomic variables, primarily due to the impact of the COVID-19 pandemic, resulted in projected credit deterioration requiring the Company to recognize significant increases in the provision for credit losses during the year ended December 31, 2020. Specifically, the Company performed additional qualitative evaluations by class of financing receivable in line with the Company's established qualitative framework, weighting the impact of the current economic outlook, status of federal government stimulus programs, and other considerations, in order to identify specific industries or borrowers seeing credit improvement or deterioration specific to the COVID-19 pandemic.
Loans acquired during the period from Franklin increased the allowance for credit losses by $77,653 as of the August 15, 2020 acquisition date and Farmers National increased the allowance for credit losses by $4,494 as of the February 14, 2020 acquisition date. See Note 2, "Mergers and acquisitions" for additional details related to PCD loans acquired during the year ended December 31, 2020.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following provides the changes in the allowance for credit losses by class of financing receivable for the years ended December 31, 2020, 2019, and 2018:

	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and other	Total
Year Ended December 31, 2020
Beginning balance - December 31, 2019	$4,805	$10,194	$3,112	$752	$544	$4,109	$4,621	$3,002	$31,139
Impact of adopting ASC 326 on non-purchased credit deteriorated loans	5,300	1,533	7,920	3,461	340	1,879	6,822	3,633	30,888
Impact of adopting ASC 326 on purchased credit deteriorated loans	82	150	421	(3)	—	162	184	(438)	558
Provision for credit losses	13,830	40,807	6,408	5,649	5,506	(1,739)	17,789	6,356	94,606
Recoveries of loans previously charged-off	1,712	205	122	125	—	83	—	756	3,003
Loans charged off	(11,735)	(18)	(403)	(22)	—	(304)	(711)	(2,112)	(15,305)
Initial allowance on loans purchased with deteriorated credit quality	754	5,606	1,640	572	784	659	15,442	43	25,500
Ending balance - December 31, 2020	$14,748	$58,477	$19,220	$10,534	$7,174	$4,849	$44,147	$11,240	$170,389

	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and other	Total
Year Ended December 31, 2019
Beginning balance - December 31, 2018	$5,348	$9,729	$3,428	$811	$566	$3,132	$4,149	$1,769	$28,932
Provision for loan losses	2,251	454	(175)	112	(22)	869	484	3,080	7,053
Recoveries of loans previously charged-off	136	11	79	138	—	108	—	634	1,106
Loans charged off	(2,930)	—	(220)	(309)	—	—	(12)	(2,481)	(5,952)
Ending balance - December 31, 2019	$4,805	$10,194	$3,112	$752	$544	$4,109	$4,621	$3,002	$31,139

	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and Other	Total
Year Ended December 31, 2018
Beginning balance - December 31, 2017	$4,461	$7,135	$3,197	$944	$434	$3,558	$2,817	$1,495	$24,041
Provision for loan losses	1,395	1,459	547	(275)	132	(478)	1,281	1,337	5,398
Recoveries of loans previously charged-off	390	1,164	171	178	—	143	51	550	2,647
Loans charged off	(898)	(29)	(138)	(36)	—	(91)	—	(1,613)	(2,805)
Adjustments for transfers to loans HFS	—	—	(349)	—	—	—	—	—	(349)
Ending balance - December 31, 2018	$5,348	$9,729	$3,428	$811	$566	$3,132	$4,149	$1,769	$28,932

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following tables provides the amount of the allowance for credit losses by class of financing receivable disaggregated by measurement methodology as of December 31, 2020, 2019 and 2018:

	December 31, 2020
	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and other	Total
Amount of allowance allocated to:
Individually evaluated for credit loss	$373	$95	$—	$9	$—	$30	$1,531	$1	$2,039
Collectively evaluated for credit loss	13,493	54,065	17,206	10,031	6,326	4,062	33,706	10,516	149,405
Purchased credit deteriorated	882	4,317	2,014	494	848	757	8,910	723	18,945
Ending balance - December 31, 2020	$14,748	$58,477	$19,220	$10,534	$7,174	$4,849	$44,147	$11,240	$170,389

	December 31, 2019
	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and other	Total
Amount of allowance allocated to:
Individually evaluated for impairment	$241	$—	$8	$9	$—	$238	$399	$—	$895
Collectively evaluated for impairment	4,457	10,192	2,940	743	544	3,853	3,909	1,933	28,571
Acquired with deteriorated credit quality	107	2	164	—	—	18	313	1,069	1,673
Ending balance - December 31, 2019	$4,805	$10,194	$3,112	$752	$544	$4,109	$4,621	$3,002	$31,139

	December 31, 2018
	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and other	Total
Amount of allowance allocated to:
Individually evaluated for impairment	$3	$—	$7	$—	$—	$53	$205	$—	$268
Collectively evaluated for impairment	5,247	9,677	3,205	811	566	3,066	3,628	1,583	27,783
Acquired with deteriorated credit quality	98	52	216	—	—	13	316	186	881
Ending balance - December 31, 2018	$5,348	$9,729	$3,428	$811	$566	$3,132	$4,149	$1,769	$28,932

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following table provides the amount of loans by class of financing receivable disaggregated by measurement methodology as of December 31, 2020, 2019, and 2018:

	December 31, 2020
	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and other	Total
Loans, net of unearned income
Individually evaluated for credit loss	$15,578	$4,851	$848	$412	$—	$7,846	$8,631	$39	$38,205
Collectively evaluated for credit loss	1,270,058	1,140,634	987,142	387,250	156,447	813,151	1,272,203	302,983	6,329,868
Purchased credit deteriorated	60,486	76,735	101,280	20,549	19,229	103,844	318,145	14,618	714,886
Ending balance - December 31, 2020	$1,346,122	$1,222,220	$1,089,270	$408,211	$175,676	$924,841	$1,598,979	$317,640	$7,082,959

	December 31, 2019
	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and other	Total
Loans, net of unearned income
Individually evaluated for impairment	$9,026	$2,061	$1,347	$579	$—	$2,993	$7,755	$49	$23,810
Collectively evaluated for impairment	1,023,326	546,156	689,769	220,878	69,429	621,386	902,792	254,944	4,328,680
Acquired with deteriorated credit quality	1,684	2,884	19,338	73	—	5,891	10,197	17,085	57,152
Ending balance - December 31, 2019	$1,034,036	$551,101	$710,454	$221,530	$69,429	$630,270	$920,744	$272,078	$4,409,642

	December 31, 2018
	Commercial and industrial	Construction	1-to-4 family residential mortgage	Residential line of credit	Multi-family residential mortgage	Commercial real estate owner occupied	Commercial real estate non-owner occupied	Consumer and other	Total
Loans, net of unearned income
Individually evaluated for impairment	$1,847	$1,221	$987	$245	$—	$2,608	$6,735	$73	$13,716
Collectively evaluated for impairment	863,788	549,075	535,451	190,235	75,457	484,900	677,247	208,643	3,584,796
Acquired with deteriorated credit quality	1,448	5,755	19,377	—	—	6,016	16,266	20,137	68,999
Ending balance - December 31, 2018	$867,083	$556,051	$555,815	$190,480	$75,457	$493,524	$700,248	$228,853	$3,667,511

Credit Quality
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans that share similar risk characteristics collectively. Loans that do not share similar risk characteristics are evaluated individually.
The Company uses the following definitions for risk ratings:
    Pass.        Loans rated Pass include those that are adequately performing and collateralized and which management believes do not have conditions that have occurred or may occur that would result in the loan being downgraded into an inferior category.
    Watch.        Loans rated as Watch include those that management believes have conditions that have occurred, or may occur, which could result in the loan being downgraded to an inferior category. Also included in watch are loans rated as special mention, which have a potential weakness that deserves management’s close attention. If left

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.
    Substandard.    Loans rated as Substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so rated have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.
Doubtful.    Loans classified as Doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Risk ratings are updated on an ongoing basis and are subject to change by continuous loan monitoring processes.
The following table presents the credit quality of our loan portfolio by year of origination as of December 31, 2020. Revolving loans are presented separately. Management considers the guidance in ASC 310-20 when determining whether a modification, extension, or renewal constitutes a current period origination. Generally, current period renewals of credit are reunderwritten at the point of renewal and considered current period originations for the purposes of the table below.

As of December 31,
	Term Loans
	Amortized Cost Basis by Origination Year
	2020	2019	2018	2017	2016	Prior	Revolving Loans Amortized Cost Basis	Total
Commercial and industrial
Pass	$335,519	$183,905	$64,897	$56,598	$30,641	$40,964	$525,885	$1,238,409
Watch	3,786	2,555	6,213	3,764	7,847	4,301	39,901	68,367
Substandard	2,467	2,688	11,227	4,403	6,582	1,277	10,502	39,146
Doubtful	34	—	—	22	—	—	144	200
Total	341,806	189,148	82,337	64,787	45,070	46,542	576,432	1,346,122

Construction
Pass	460,232	387,759	78,319	40,777	40,386	59,344	112,004	1,178,821
Watch	1,952	4,169	10,368	13,386	1,250	3,559	—	34,684
Substandard	573	1,755	3,178	129	—	3,068	—	8,703
Doubtful	—	—	—	12	—	—	—	12
Total	462,757	393,683	91,865	54,304	41,636	65,971	112,004	1,222,220

Residential real estate:
1-to-4 family mortgage
Pass	282,747	176,374	159,036	147,816	107,911	152,027	—	1,025,911
Watch	1,783	2,166	6,672	10,668	4,004	13,889	—	39,182
Substandard	448	1,422	3,787	5,473	3,418	9,043	—	23,591
Doubtful	—	6	19	—	204	357	—	586
Total	284,978	179,968	169,514	163,957	115,537	175,316	—	1,089,270

Residential line of credit
Pass	—	—	—	—	—	—	396,348	396,348
Watch	—	—	—	—	—	—	6,511	6,511
Substandard	—	—	—	—	—	—	4,756	4,756
Doubtful	—	—	—	—	—	—	596	596
Total	—	—	—	—	—	—	408,211	408,211

Multi-family mortgage
Pass	29,006	13,446	11,843	46,561	28,330	35,339	11,094	175,619
Watch	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	57.00	—	57
Doubtful	—	—	—	—	—	—	—	—
Total	29,006	13,446	11,843	46,561	28,330	35,396	11,094	175,676

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

	2020	2019	2018	2017	2016	Prior	Revolving Loans Amortized Cost Basis	Total
Commercial real estate:
Owner occupied
Pass	133,046	174,965	95,182	89,214	76,539	208,013	51,264	828,223
Watch	8,825	5,891	6,646	21,618	6,101	18,561	2,417	70,059
Substandard	44	1,785	2,423	6,074	274	11,226	4,733	26,559
Doubtful	—	—	—	—	—	—	—	—
Total	141,915	182,641	104,251	116,906	82,914	237,800	58,414	924,841

Non-owner occupied
Pass	166,962	222,238	324,848	193,496	264,820	237,933	37,787	1,448,084
Watch	—	8,704	24,464	27,653	25,550	42,696	1,033	130,100
Substandard	—	2,210	1,502	—	—	17,083	—	20,795
Doubtful	—	—	—	—	—	—	—	—
Total	166,962	233,152	350,814	221,149	290,370	297,712	38,820	1,598,979

Consumer and other loans
Pass	89,625	52,725	39,420	26,172	40,980	31,063	14,816	294,801
Watch	281	911	1,893	1,497	3,049	7,974	12	15,617
Substandard	96	131	867	881	779	2,044	668	5,466
Doubtful	55	434	567	280	156	264	—	1,756
Total	90,057	54,201	42,747	28,830	44,964	41,345	15,496	317,640

Total
Pass	1,497,137	1,211,412	773,545	600,634	589,607	764,683	1,149,198	6,586,216
Watch	16,627	24,396	56,256	78,586	47,801	90,980	49,874	364,520
Substandard	3,628	9,991	22,984	16,960	11,053	43,798	20,659	129,073
Doubtful	89	440	586	314	360	621	740	3,150
Total	$1,517,481	$1,246,239	$853,371	$696,494	$648,821	$900,082	$1,220,471	$7,082,959

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following disclosures are presented in accordance with GAAP in effect prior to the adoption of CECL. The Company has included these disclosures to address the applicable prior periods presented.
The following table shows credit quality indicators by class of financing receivable at December 31, 2019.

December 31, 2019	Pass	Watch	Substandard	Total
Loans, excluding purchased credit impaired loans
Commercial and industrial	$946,247	$66,910	$19,195	$1,032,352
Construction	541,201	4,790	2,226	548,217
Residential real estate:
1-to-4 family mortgage	666,177	11,380	13,559	691,116
Residential line of credit	218,086	1,343	2,028	221,457
Multi-family mortgage	69,366	63	—	69,429
Commercial real estate:
Owner occupied	576,737	30,379	17,263	624,379
Non-owner occupied	876,670	24,342	9,535	910,547
Consumer and other	248,632	3,304	3,057	254,993
Total loans, excluding purchased credit impaired loans	$4,143,116	$142,511	$66,863	$4,352,490
Purchased credit impaired loans
Commercial and industrial	$—	$1,224	$460	$1,684
Construction	—	2,681	203	2,884
Residential real estate:
1-to-4 family mortgage	—	15,091	4,247	19,338
Residential line of credit	—	—	73	73
Multi-family mortgage	—	—	—	—
Commercial real estate:
Owner occupied	—	4,535	1,356	5,891
Non-owner occupied	—	6,617	3,580	10,197
Consumer and other	—	13,521	3,564	17,085
Total purchased credit impaired loans	—	43,669	13,483	57,152
Total loans	$4,143,116	$186,180	$80,346	$4,409,642
Nonaccrual and Past Due Loans
Nonperforming loans include loans that are no longer accruing interest (nonaccrual loans) and loans past due ninety or more days and still accruing interest.
The following tables provide information on nonaccrual and past due loans as of December 31, 2020 and December 31, 2019. For December 31, 2019, purchased credit impaired ("PCI") loans are not included in the nonperforming disclosures as these loans are considered to be performing, even though they may be contractually past due. This is because any non-payment of contractual principal or interest was considered in the periodic re-estimation of expected cash flows and was included in the 2019 loan loss provision or future period yield adjustments. Under PCD accounting, management considers changes in the credit quality of the borrower as part of its regular estimation of expected credit losses and does not make the same future yield adjustments as under the PCI accounting. Consequently, PCD loans that are contractually past due or on nonaccrual status, including those formerly accounted for as PCI loans, are included in the December 31, 2020 nonperforming disclosures.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following table represents an analysis of the aging by class of financing receivable as of December 31, 2020:

December 31, 2020	30-89 days past due	90 days or more and accruing interest	Non-accrual loans	Loans current on payments and accruing interest	Total
Commercial and industrial	$3,297	$330	$16,005	$1,326,490	$1,346,122
Construction	7,607	573	4,053	1,209,987	1,222,220
Residential real estate:
1-to-4 family mortgage	7,058	10,470	5,923	1,065,819	1,089,270
Residential line of credit	3,551	239	1,757	402,664	408,211
Multi-family mortgage	—	57	—	175,619	175,676
Commercial real estate:
Owner occupied	98	—	7,948	916,795	924,841
Non-owner occupied	915	—	12,471	1,585,593	1,598,979
Consumer and other	4,469	2,027	2,603	308,541	317,640
Total	$26,995	$13,696	$50,760	$6,991,508	$7,082,959

The following tables provide the amortized cost basis of loans on non-accrual status, as well as any related allowance and interest income, by class of financing receivable as of or for the year ended December 31, 2020:

	u		End of period amortized cost
		Beginning of period non-accrual amortized cost	Non-accrual with no related allowance	Non-accrual with related allowance	Related allowance	Year to date Interest Income

Commercial and industrial		$5,586	$13,960	$2,045	$383	$325
Construction		1,254	3,061	992	131	69
Residential real estate:
1-to-4 family mortgage		4,585	3,048	2,875	84	22
Residential line of credit		489	854	903	31	72
Commercial real estate:
Owner occupied		2,285	7,172	776	63	89
Non-owner occupied		9,460	4,566	7,905	1,711	215
Consumer and other		1,623	—	2,603	147	24
Total		$25,282	$32,661	$18,099	$2,550	$816

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following disclosures are presented in accordance with GAAP in effect prior to the adoption of CECL. The Company has included these disclosures to address the applicable prior periods presented.

The following table provides the period-end amounts of loans that are past due, loans not accruing interest and loans current on payments accruing interest by category at December 31, 2019:

December 31, 2019	30-89 days past due	90 days or more and accruing interest	Non-accrual loans	Purchased Credit Impaired loans	Loans current on payments and accruing interest	Total
Commercial and industrial	$1,918	$291	$5,587	$1,684	$1,024,556	$1,034,036
Construction	1,021	42	1,087	2,884	546,067	551,101
Residential real estate:
1-to-4 family mortgage	10,738	3,965	3,332	19,338	673,081	710,454
Residential line of credit	658	412	416	73	219,971	221,530
Multi-family mortgage	63	—	—	—	69,366	69,429
Commercial real estate:
Owner occupied	1,375	—	1,793	5,891	621,211	630,270
Non-owner occupied	327	—	7,880	10,197	902,340	920,744
Consumer and other	2,377	833	967	17,085	250,816	272,078
Total	$18,477	$5,543	$21,062	$57,152	$4,307,408	$4,409,642

Impaired Loans

The following disclosures are presented in accordance with GAAP in effect prior to the adoption of CECL. The Company has included these disclosures to address the applicable prior periods presented.
Impaired loans recognized in conformity with ASC 310 at December 31, 2019 segregated by class, were as follows:

December 31, 2019	Recorded investment	Unpaid principal	Related allowance
With a related allowance recorded:
Commercial and industrial	$6,080	$8,350	$241
Residential real estate:
1-to-4 family mortgage	264	324	8
Residential line of credit	320	320	9
Commercial real estate:
Owner occupied	756	1,140	238
Non-owner occupied	6,706	6,747	399
Total	$14,126	$16,881	$895
With no related allowance recorded:
Commercial and industrial	$2,946	$3,074	$—
Construction	2,061	2,499	—
Residential real estate:
1-to-4 family mortgage	1,083	1,449	—
Residential line of credit	259	280	—
Commercial real estate:
Owner occupied	2,237	2,627	—
Non-owner occupied	1,049	1,781	—
Consumer and other	49	49	—
Total	$9,684	$11,759	$—
Total impaired loans	$23,810	$28,640	$895

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Average recorded investment and interest income on a cash basis recognized during the years ended December 31, 2019, and 2018 on impaired loans, segregated by class, were as follows:

	December 31,
	2019		2018
	Average recorded investment	Interest income recognized (cash basis)	Average recorded investment	Interest income recognized (cash basis)
With a related allowance recorded:
Commercial and industrial	$3,349	$474	$335	$121
Residential real estate:
1-to-4 family mortgage	205	13	170	9
Commercial real estate:
Owner occupied	658	27	702	43
Non-owner occupied	6,196	109	2,915	2
Consumer and other	—	—	—	—
Total	$10,568	$624	$4,122	$175
With no related allowance recorded:
Commercial and industrial	$2,088	$201	$1,377	$70
Construction	1,641	167	1,255	74
Residential real estate:
1-to-4 family mortgage	963	68	955	74
Residential line of credit	252	1	123	15
Commercial real estate:
Owner occupied	2,143	133	1,862	148
Non-owner occupied	1,049	—	1,313	7
Consumer and other	61	5	49	4
Total	$8,197	$575	$7,423	$418
Total impaired loans	$18,765	$1,199	$11,545	$593
Purchased Credit Impaired Loans
The following disclosures are presented in accordance with GAAP in effect prior to the adoption of CECL. The Company has included these disclosures to address the applicable prior periods presented.
As of December 31, 2019 and 2018, the carrying value of PCI loans accounted for under ASC 310-30 "Loans and Debt Securities Acquired with Deteriorated Credit Quality" was $57,152 and $68,999. The following table presents changes in the value of the accretable yield for PCI loans for the periods indicated.

	Year Ended December 31,
	2019	2018
Balance at the beginning of period	$(16,587)	$(17,682)
Additions through business combinations	(1,167)	—
Principal reductions and other reclassifications from nonaccretable difference	61	(4,047)
Accretion	7,003	9,010
Changes in expected cash flows	(360)	(3,868)
Balance at end of period	$(11,050)	$(16,587)
Included in the ending balance of the accretable yield on PCI loans at December 31, 2019 and 2018, was a purchase accounting liquidity discount of $292 and $2,436, respectively. There was also a purchase accounting nonaccretable credit discount of $3,537 and $4,355 related to the PCI loan portfolio at December 31, 2019 and 2018, and an accretable credit and liquidity discount on non-PCI loans of $8,964 and $3,924 as of December 31, 2019 and $7,527 and $2,197, respectively, as of December 31, 2018.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Interest revenue, through accretion of the difference between the recorded investment of the loans and the expected cash flows, was recognized on all PCI loans. Accretion of interest income amounting to $7,003 and $9,010 was recognized on PCI loans during the years ended December 31, 2019 and 2018, respectively. This included both the contractual interest income recognized and the purchase accounting contribution through accretion of the liquidity discount for changes in estimated cash flows. The total purchase accounting contribution through accretion excluding contractual interest collected for all purchased loans was $8,556 and $7,608 for the years ended December 31, 2019 and 2018, respectively
As of December 31, 2020 and December 31, 2019, the Company has a recorded investment in TDRs of $15,988 and $12,206, respectively. The modifications included extensions of the maturity date and/or a stated rate of interest to one lower than the current market rate to borrowers experiencing financial difficulty. The Company has calculated $310 and $360 of specific reserves for those loans at December 31, 2020 and December 31, 2019, respectively. There were no commitments to lend any additional amounts to these customers for either period end. Of these loans, $8,279 and $5,201 were classified as non-accrual loans as of December 31, 2020 and December 31, 2019, respectively.
The following tables present the financial effect of TDRs recorded during the periods indicated.

Year Ended December 31, 2020	Number of loans	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Charge offs and specific reserves
Commercial and industrial	5	$2,257	$2,257	$—
Commercial real estate:
Owner occupied	7	2,794	2,794	—
Non-owner occupied	2	3,752	3,752	$—
Residential real estate:
1-to-4 family mortgage	3	618	618	—
Residential line of credit	1	95	95	—
Total	18	$9,516	$9,516	$—

Year Ended December 31, 2019	Number of loans	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Charge offs and specific reserves
Commercial and industrial	3	$3,204	$3,204	$—
Construction	2	1,085	1,085	—
Commercial real estate:
Owner occupied	2	1,494	1,495	—
Non-owner occupied	1	1,366	1,366	106
Residential real estate:
1-4 family mortgage	2	175	175	—
Residential line of credit	2	333	333	9
Total	12	$7,657	$7,658	$115

Year Ended December 31, 2018	Number of loans	Pre-modification outstanding recorded investment	Post-modification outstanding recorded investment	Charge offs and specific reserves
Commercial and industrial	2	$887	$887	$—
Commercial real estate:
Owner occupied	1	143	143	—
Residential real estate:
1-4 family mortgage	1	249	249	—
Consumer and other	5	61	61	—
Total	9	$1,340	$1,340	$—
There were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2020, 2019, and 2018. A loan is considered to be in payment default once it is 90 days contractually past due under the modified terms.
In order to determine whether a borrower is experiencing financial difficulty, an evaluation is performed of the probability that the borrower will be in payment default on any of its debt in the foreseeable future without the modification. This

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
evaluation is performed under the Company’s internal underwriting policy. The terms of certain other loans were modified during the years ended December 31, 2020, 2019 and 2018 that did not meet the definition of a TDR. The modification of these loans usually involve either a modification of the terms of a loan to borrowers who are not experiencing financial difficulties or an insignificant delay in payments.
Collateral Dependent Loans
For loans for which the repayment (based on the Company's assessment) is expected to be provided substantially through the operation or sale of collateral and the borrower is experiencing financial difficulty, the following table presents the loans and the corresponding individually assessed allowance for credit losses by class of financing receivable.

	December 31, 2020
	Type of Collateral
	Real Estate	Financial Assets and Equipment	Individually assessed allowance for credit loss
Commercial and industrial	$—	$1,728	$117
Construction	3,877	—	—
Residential real estate:
1-to-4 family mortgage	226	—	—
Residential line of credit	1,174	—	9
Multi-family mortgage	—	—	—
Commercial real estate:
Owner occupied	3,391	—	30
Non-owner occupied	8,164	—	1,531
Consumer and other	—	—	—
Total	$16,832	$1,728	$1,687
Deferrals Program included in COVID-19 Relief
On March 22, 2020, an Interagency Statement was issued by banking regulators encouraging financial institutions to work prudently with borrowers who are or may be unable to meet their contractual payment obligations due to the effects of COVID-19. Additionally, Section 4013 of the CARES Act further provides that a qualified loan modification is exempt by law from classification as a TDR as defined by GAAP, from the period beginning March 1, 2020 until the earlier of December 31, 2020 or the date that is 60 days after the date on which the national emergency concerning the COVID-19 outbreak terminates. Section 541 of the Consolidated Appropriations Act (CAA) extends this relief to the earlier of January 1, 2022 or 60 days after the national emergency termination date. The Interagency Statement was subsequently revised in April 2020 to clarify the interaction of the original guidance with Section 4013 of the CARES Act, as well as setting forth the banking regulators’ views on consumer protection considerations. The following table outlines the Company's recorded investment and percentage of loans held for investment by class of financing receivable for Company executed deferrals that remain on deferral at December 31, 2020, in connection with Company COVID-19 relief programs. These deferrals typically ranged from sixty to ninety days per deferral and were not considered TDRs under the interagency regulatory guidance or the CARES Act issued in March 2020. As of December 31, 2020, the Company had a total of $1,399,088 loans previously deferred that were no longer in deferral status.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

	December 31, 2020
		% of Loans
Commercial and industrial	$7,118	0.5%
Construction	1,918	0.2%
Residential real estate:
1-to-4 family mortgage	19,201	1.8%
Residential line of credit	204	—%
Multi-family mortgage	3,305	1.9%
Commercial real estate:
Owner occupied	19,815	2.1%
Non-owner occupied	139,590	8.7%
Consumer and other	11,366	3.6%
Total	$202,517	2.9%
Note (6)—Loans held for sale:
Loans held for sale are recorded at fair value, and consist primarily of residential mortgage loans originated to be sold in the secondary market. During the year ended December 31, 2020, the Company acquired a portfolio of commercial loans, including shared national credits and institutional healthcare loans, as part of the Franklin transaction that the Company elected to account for as held for sale. As such, these loans are excluded from the allowance for credit losses. Instead, the loans are recorded at fair value with subsequent changes to fair value recognized in earnings. During the year ended December 31, 2020, the Company recorded gains of $3,228 in other noninterest income related to changes in fair value of this portfolio. The following table summarizes loans held for sale, at fair value, as of the periods presented:

	December 31,	December 31,
	2020	2019
Commercial and industrial	$215,403	$—
Residential real estate:
1-4 family mortgage	683,770	262,518
Total loans held for sale, at fair value	$899,173	$262,518

Note (7)—Premises and equipment:
Premises and equipment and related accumulated depreciation as of December 31, 2020 and 2019, are as follows:

	2020	2019
Land	$33,151	$26,283
Premises	108,579	65,569
Furniture and fixtures	26,729	23,545
Leasehold improvements	18,429	12,989
Equipment	16,904	15,575
Construction in process	1,501	800
Finance lease	1,588	—
	206,881	144,761
Less: accumulated depreciation and amortization	(61,766)	(54,630)
Total Premises and Equipment	$145,115	$90,131
Depreciation and amortization expense was $7,009, $5,176 and $4,334 for the years ended December 31, 2020, 2019 and 2018, respectively.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Note (8)—Other real estate owned
The amount reported as other real estate owned includes property acquired through foreclosure in addition to excess facilities held for sale and is carried at fair value less estimated cost to sell the property. The following table summarizes the other real estate owned for the year ended December 31, 2020, 2019, and 2018:

	Year Ended
	December 31,
	2020	2019	2018
Balance at beginning of period	$18,939	$12,643	$16,442
Transfers from loans	2,746	5,487	2,138
Transfers (to) from premises and equipment	(841)	4,290	—
Proceeds from sale of other real estate owned	(6,937)	(3,860)	(4,819)
Gain on sale of other real estate owned	354	1,058	271
Loans provided for sales of other real estate owned	(305)	(166)	(1,019)
Write-downs and partial liquidations	(1,845)	(513)	(370)
Balance at end of period	$12,111	$18,939	$12,643
Foreclosed residential real estate properties totaled $1,890 and $4,295 as of December 31, 2020 and December 31, 2019, respectively. The recorded investment in residential mortgage loans secured by residential real estate properties for which foreclosure proceedings are in process totaled $167 and $82 at December 31, 2020 and December 31, 2019, respectively.
Excess land and facilities held for sale resulting from branch consolidations totaled $5,703 and $8,956 as of December 31, 2020 and December 31, 2019, respectively.

Note (9)—Goodwill and intangible assets:

Goodwill
Balance at December 31, 2018	$137,190
Addition from acquisition of Atlantic Capital branches	31,961
Relief of goodwill due to sale of TPO mortgage delivery channel	(100)
Balance at December 31, 2019	$169,051

Balance at December 31, 2019	$169,051
Addition from acquisition of Farmers National	6,319
Addition from acquisition of Franklin	67,191
Balance at December 31, 2020	$242,561
Goodwill is tested annually, or more often if circumstances warrant, for impairment. Impairment exists when a reporting unit's carrying value exceeds its fair value. As of December 31, 2020, the Company performed a quantitative assessment and determined it was more likely than not that the fair value of the reporting units exceeded its carrying value, including goodwill. As such, no impairment was indicated. The Company performed a qualitative test of goodwill for impairment as of December 31, 2019 and determined there to be no impairment. The Company recorded $100 in relief of goodwill during the year ended December 31, 2019, related to the sale of the TPO mortgage delivery channel. See Note 2, "Mergers & Acquisitions" for information on the calculation of goodwill for each of our mergers and acquisitions.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Core deposit and other intangibles include core deposit intangibles, customer base trust intangible and manufactured housing servicing intangible. The composition of core deposit and other intangibles as of December 31, 2020 and December 31, 2019 is as follows:

	Core deposit and other intangibles
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
December 31, 2020
Core deposit intangible	$59,835	$(38,807)	$21,028
Customer base trust intangible	1,600	(547)	1,053
Manufactured housing servicing intangible	1,088	(743)	345
Total core deposit and other intangibles	$62,523	$(40,097)	$22,426

December 31, 2019
Core deposit intangible	$49,675	$(33,861)	$15,814
Customer base trust intangible	1,600	(387)	1,213
Manufactured housing servicing intangible	1,088	(526)	562
Total core deposit and other intangibles	$52,363	$(34,774)	$17,589
During the first quarter of 2020, the Company recorded $2,490 of core deposit intangibles resulting from the Farmers National acquisition, which is being amortized over a weighted average life of approximately 4 years. During the third quarter of 2020, the Company recorded $7,670 of core deposit intangibles resulting from the Franklin merger, which is being amortized over a weighted average life of approximately 4 years.
The estimated aggregate future amortization expense of core deposit and other intangibles is as follows:

2021	$5,477
2022	4,586
2023	3,658
2024	2,946
2025	2,306
Thereafter	3,453
$22,426

Note (10)—Leases:
On January 1, 2019, the Company adopted ASU 2016-02 "Leases" (Topic 842) and all subsequent updates that modified Topic 842. For the Company, the adoption primarily affected the accounting treatment for operating lease agreements in which the Company is the lessee. Substantially all the leases for which the Company is the lessee are comprised of real estate for branches, mortgage, and operations locations.
As of December 31, 2020, the Company was the lessee in 58 operating leases and 1 finance lease of certain branch, mortgage and operations locations, of which 49 operating leases and 1 finance lease currently have remaining terms varying from greater than one year to 35 years. Leases with initial terms of less than one year are not recorded on the consolidated balance sheets. The Company also does not include equipment leases and leases in which the Company is the lessor on the consolidated balance sheets as these are insignificant.
Many leases include one or more options to renew, with renewal terms that can extend the lease up to an additional 20 years or more. Certain lease agreements contain provisions to periodically adjust rental payments for inflation. Renewal options that management is reasonably certain to renew and fixed rent escalations are included in the right-of-use ("ROU") asset and lease liability.
During the year ended December 31, 2020, the Company recorded $23,972 in ROU assets and liabilities for operating leases assumed in the Franklin and FNB transactions. Additionally, the Company also assumed a finance lease in the Franklin transaction amounting to $1,630 included in premises and equipment and borrowings on the consolidated balance sheets.
During the year ended December 31, 2020, the Company entered into a lease for a new corporate headquarters building located in downtown Nashville. The building is currently under construction and anticipated to be completed in late 2022.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Upon commencement, the Company estimates recording a ROU asset and operating lease liability of approximately $29,000 and $30,000, respectively, in connection with this lease.

Information related to the Company's leases is presented below:

		December 31,
	Classification	2020	2019
Right-of-use assets:
Operating leases	Operating lease right-of-use assets	$49,537	$32,539
Finance leases	Premises and equipment, net	1,588	—
Total right-of-use assets		$51,125	$32,539
Lease liabilities:
Operating leases	Operating lease liabilities	$55,187	$35,525
Finance leases	Borrowings	1,598	—
Total lease liabilities		$56,785	$35,525
Weighted average remaining lease term (in years) - operating		12.2	14.1
Weighted average remaining lease term (in years) - finance		14.4	0.0
Weighted average discount rate - operating		2.65%	3.44%
Weighted average discount rate - finance		1.76%	—%

The components of total lease expense included in the consolidated statements of income were as follows:

		Year Ended
		December 31,
	Classification	2020	2019
Operating lease costs
Amortization of right-of-use asset	Occupancy and equipment	$6,228	$5,057
Short-term lease cost	Occupancy and equipment	456	365
Variable lease cost	Occupancy and equipment	602	682
Finance lease costs
Interest on lease liabilities	Interest expense on borrowings	11	—
Amortization of right-of-use asset	Occupancy and equipment	43	—
Lease impairment	Merger costs	2,142	—
Total lease cost		$9,482	$6,104

The Company does not separate lease and non-lease components and instead elects to account for them as a single lease component. Variable lease cost primarily represents variable payments such as common area maintenance, utilities, and property taxes.
Prior to the adoption of ASU 2016-02 on January 1, 2019, lease expense and amortization of a favorable lease intangible included in occupancy and equipment expense during the year ended December 31, 2018 amounted to $5,019 and $90, respectively.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
A maturity analysis of operating and finance lease liabilities and a reconciliation of undiscounted cash flows to the total lease liability as of December 31, 2020 is as follows:

	Operating	Finance
	Leases	Leases
Lease payments due:
December 31, 2021	$8,042	$115
December 31, 2022	7,693	116
December 31, 2023	6,302	118
December 31, 2024	5,625	120
December 31, 2025	4,972	121
Thereafter	34,053	1,225
Total undiscounted future minimum lease payments	66,687	1,815
Less: imputed interest	(11,500)	(217)
Net lease liability	$55,187	$1,598

Note (11)—Mortgage servicing rights:
Changes in the Company’s mortgage servicing rights were as follows for the years ended December 31, 2020, 2019, and 2018:

	Year Ended December 31,
	2020	2019	2018
Carrying value at beginning of period	$75,521	$88,829	76,107
Capitalization	47,025	42,151	54,913
Mortgage servicing rights acquired from Franklin, at fair value	5,111	—
Sales	—	(29,160)	(39,428)
Change in fair value:
Due to pay-offs/pay-downs	(27,834)	(16,350)	(11,062)
Due to change in valuation inputs or assumptions	(19,826)	(9,949)	8,299
Carrying value at end of period	$79,997	$75,521	$88,829

The following table summarizes servicing income and expense, which are included in 'Mortgage banking income' and 'Other noninterest expense', respectively, within the Mortgage segment operating results for the years ended December 31, 2020, 2019, and 2018:

	Year Ended December 31,
	2020	2019	2018
Servicing income:
Servicing income	$22,128	$17,677	$20,591
Change in fair value of mortgage servicing rights	(47,660)	(26,299)	(2,763)
Change in fair value of derivative hedging instruments	13,286	9,310	(5,910)
Servicing income	(12,246)	688	11,918
Servicing expenses	7,890	6,832	7,675
Net servicing (loss) income (1)	$(20,136)	$(6,144)	$4,243
(1) Excludes benefit of custodial service related noninterest-bearing deposits held by the Bank.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Data and key economic assumptions related to the Company’s mortgage servicing rights as of December 31, 2020 and 2019 are as follows:

	December 31,
	2020	2019
Unpaid principal balance	$9,787,657	$6,734,496
Weighted-average prepayment speed (CPR)	14.07%	10.05%
Estimated impact on fair value of a 10% increase	$(4,493)	$(2,839)
Estimated impact on fair value of a 20% increase	$(8,599)	$(5,474)
Discount rate	11.49%	9.68%
Estimated impact on fair value of a 100 bp increase	$(2,942)	$(3,086)
Estimated impact on fair value of a 200 bp increase	$(5,674)	$(5,932)
Weighted-average coupon interest rate	3.58%	4.20%
Weighted-average servicing fee (basis points)	28	29
Weighted-average remaining maturity (in months)	328	335
The Company hedges the mortgage servicing rights portfolio with various derivative instruments to offset changes in the fair value of the related mortgage servicing rights. See Note 18, "Derivatives" for additional information on these hedging instruments.-*
During the years ended December 31, 2019 and 2018, the Company sold $29,160 and $39,428, of mortgage servicing rights on $2,034,374 and $3,181,483 of serviced mortgage loans, respectively. There was not a significant gain or loss recognized in connection with the sales. During the year ended December 31, 2020, there were no such transactions. As of December 31, 2020 and 2019, mortgage escrow deposits totaled to $147,957 and $92,610, respectively.

Note (12)—Other assets and other liabilities:
Included in other assets are:

	As of December 31,
Other assets	2020	2019
Cash surrender value on bank owned life insurance	$71,977	$11,357
Prepaid expenses	5,328	4,575
Software	1,147	1,999
Mortgage lending receivable	8,716	10,765
Derivatives (See Note 18)	68,938	21,981
Deferred tax asset (See Note 15)	16,396	—
FHLB lender risk account receivable (See Note 1)	12,729	11,225
Pledged collateral on derivative instruments	57,985	33,616
Other assets	30,900	27,196
Total other assets	$274,116	$122,714

Included in other liabilities are:

	As of December 31,
Other liabilities	2020	2019
Deferred compensation	$2,261	$1,718
Accrued payroll	35,827	16,517
Mortgage buyback reserve	5,928	3,529
Accrued interest	6,772	6,465
Derivatives (See Note 18)	48,242	17,933
Deferred tax liability (See Note 15)	—	20,490
FHLB lender risk account guaranty	6,183	5,546
Reserve for unfunded commitments	16,378	—
Other liabilities	42,809	15,256
Total other liabilities	$164,400	$87,454

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Unaudited)
(Dollar amounts are in thousands, except share and per share amounts)
Note (13)—Deposits:
The aggregate amount of time deposits with a minimum denomination greater than $250 was $425,227 and $343,756 at December 31, 2020 and 2019, respectively.
At December 31, 2020, the scheduled maturities of time deposits are as follows:

Scheduled maturities of time deposits
Due on or before:
December 31, 2021	$1,048,816
December 31, 2022	204,165
December 31, 2023	117,178
December 31, 2024	44,718
December 31, 2025	22,325
Thereafter	52
Total	$1,437,254
At December 31, 2020 and 2019, the Company had $2,965 and $3,487, respectively, of deposit accounts in overdraft status and thus have been reclassified to loans on the accompanying consolidated balance sheets.
Note (14)—Borrowings:
Borrowings include securities sold under agreements to repurchase, lines of credit, Federal Home Loan Bank advances, and subordinated debt.

	Outstanding Balance		Weighted Average Interest Rate
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
Securities sold under agreements to repurchase	$32,199	$23,745	0.47%	0.89%
FHLB advances	—	250,000	—%	1.60%
Subordinated debt	189,527	30,930	5.10%	5.13%
Other borrowings	16,598	—	1.88%	—%
	$238,324	$304,675
Securities sold under agreements to repurchase and federal funds purchased
Securities sold under agreements to repurchase are financing arrangements that mature daily. The Company enters into agreements with certain customers to sell certain securities under agreements to repurchase the securities the following day. These agreements are made to provide customers with comprehensive treasury management programs and a short-term return for their excess funds.
Information concerning securities sold under agreement to repurchase is summarized as follows:

	December 31, 2020	December 31, 2019
Balance at year end	$32,199	$23,745
Average daily balance during the year	32,912	22,798
Average interest rate during the year	0.61%	0.84%
Maximum month-end balance during the year	$40,282	$30,273
Weighted average interest rate at year-end	0.47%	0.89%
The fair value of securities pledged to secure repurchase agreements may decline. The Company manages this risk by having a policy to pledge securities valued at 100% of the outstanding balance of repurchase agreements.
The Bank maintains lines with certain correspondent banks that provide borrowing capacity in the form of federal funds purchased in the aggregate amount of $335,000 and $305,000 as of December 31, 2020 and 2019, respectively. There were no borrowings against these available lines at December 31, 2020 or 2019.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Federal Home Loan Bank Advances
As a member of the FHLB Cincinnati, the Bank receives advances from the FHLB pursuant to the terms of various agreements that assist in funding its mortgage and loan portfolio production. Under these agreements, the Company pledged qualifying loans of $2,781,606 as collateral securing a line of credit with a total borrowing capacity of $1,276,095 as of December 31, 2020. As of December 31, 2019, the Company pledged qualifying loans of $958,506 as collateral securing a line of credit with a total borrowing capacity of $760,607. As of December 31, 2020 and 2019, letters of credit in the amount of $100,000 and $75,000, respectively, were pledged to secure public funds that require collateralization. Additionally, there was an additional line of $800,000 available with the FHLB for overnight borrowings as of both December 31, 2020 and 2019; however additional collateral may be needed to draw on the line.
Borrowings against the Company's line totaled $0 and $250,000 as of December 31, 2020 and 2019, respectively. Total borrowings as of December 31, 2019 comprised $150,000 in long-term advances and $100,000 in 90 day fixed rate advances. The long-term advances as of December 31, 2019 contain putable features and are composed of $100,000 and $50,000 with initial contractual maturities of 10 and 7 years, respectively. The weighted average interest rate on outstanding advances at December 31, 2019 was 1.60%. During the year ended December 31, 2020, the Company repaid all the advances and incurred $6,838 in early termination costs.
The Company maintained a line with the Federal Reserve Bank through the Borrower-in-Custody program in 2020 and 2019. As of December 31, 2020 and 2019, $2,463,281 and $1,407,662 of qualifying loans and $0 and $4,963 of investment securities were pledged to the Federal Reserve Bank through the Borrower-in-Custody program securing a line of credit of $1,695,639 and $1,013,239, respectively.
Subordinated Debt
In 2003, two separate trusts formed by the Company issued $9,000 of floating rate trust preferred securities (“Trust I”) and $21,000 of floating rate trust preferred securities (“Trust II”), respectively, as part of a pooled offering of such securities. The Company issued junior subordinated debentures of $9,280, which included proceeds of common securities purchased by the Company of $280, and junior subordinated debentures of $21,650, which included proceeds of common securities of $650. Both issuances were to the trusts in exchange for the proceeds of the securities offerings, which represent the sole asset of the trusts. Trust I pays interest quarterly based upon the 3-month LIBOR plus 3.25%. Trust II pays interest quarterly based upon the 3-month LIBOR plus 3.15%. Rates for the two issues at December 31, 2020, were 3.50% and 3.40%, respectively. Rates for the two issues at December 31, 2019, were 5.19% and 5.10%, respectively. The Company may redeem the first junior subordinated debenture listed, in whole or in part, on any distribution payment date within 120 days of the occurrence of a special event, at the redemption price. The Company may redeem the second junior subordinated debentures listed, in whole or in part, any time after June 26, 2008, on any distribution payment date, at the redemption price. The junior subordinated debentures must be redeemed no later than 2033. The Company has classified $30,000 of subordinated debt as Tier 1 capital at both December 31, 2020 and 2019.
Additionally, during the year ended December 31, 2020, the Company placed $100,000 of ten year fixed-to-floating rate subordinated notes, maturing September 1, 2030. This subordinated note instrument pays interest semi-annually in arrears based on a 4.5% fixed annual interest rate for the first five years of the notes. For years six through ten, the interest rate resets on a quarterly basis, and will be based on the 3-month Secured Overnight Financing Rate plus a spread of 439 basis points. The Company is entitled to redeem the notes in whole or in part on any interest payment date on or after September 1, 2025. The Company has classified the issuance, net of unamortized issuance costs of $1,772, as Tier 2 capital as of December 31, 2020. Under current regulatory guidelines, the instrument loses 20% of its Tier 2 capital treatment on a graded basis in the final five years prior to maturity.
The Company also assumed two issues of subordinated debt, totaling $60,000, as part of the Franklin merger. The notes, issued in 2016, feature $40,000 of 6.875% fixed-to-floating rate subordinated notes due March 30, 2026 ("March 2026 Subordinated Notes"), and $20,000 of 7% fixed-to-floating rate subordinated notes due July 1, 2026 ("July 2026 Subordinated Notes"). Both note issuances currently pay interest semi-annually, and will begin resetting interest rates on a quarterly basis after March 30, 2021 and July 1, 2021. For years six through ten, interest for the March 2026 Subordinated Notes will based on the 3-month LIBOR plus 5.636%, and interest for the July 2026 Subordinated Notes will be based on the 3-month LIBOR plus 6.04%. The Company is entitled to redeem in whole or in part after the respective fifth anniversary of each note issuance. The Company classified the balance of $60,369, which includes an interest rate premium of $369, as Tier 2 capital as of December 31, 2020. Subsequent to December 31, 2020, the Company issued an irrevocable notice to the holders of the issuance declaring intention to redeem the $40.0 million note in full during the first quarter of 2021.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Other borrowings
During the year ended December 31, 2020, the Company initiated a credit line in the amount of $20.0 million (1.75% + 1 month LIBOR in effect 2 business days prior to reprice date) and borrowed $15.0 million against the line to fund the cash consideration paid in connection with the Farmers National transaction. As of December 31, 2020, an additional $5.0 million was available for the Company to draw. This line of credit had a term of one year and matured on February 21, 2021.
Note (15)—Income taxes:
An allocation of federal and state income taxes between current and deferred portions is presented below:

	For the Year Ended December 31,
	2020	2019	2,018
Current	$44,362	$27,641	$19,259
Deferred	(25,530)	(1,916)	6,359
Total	$18,832	$25,725	$25,618
The following table presents a reconciliation of federal income taxes at the statutory federal rate of 21% to the Company's effective tax rates for the year ended December 31, 2020, 2019, and 2018:

	For the Year Ended December 31,
	2020		2019		2018
Federal taxes calculated at statutory rate	$17,317	21.0%	$23,003	21.0%	$22,230	21.0%
Increase (decrease) resulting from:
State taxes, net of federal benefit	3,197	3.9%	4,792	4.4%	4,666	4.4%
Expense (benefit) from equity based compensation	153	0.2%	(1,353)	(1.2)%	(870)	(0.8)%
Municipal interest income, net of interest disallowance	(1,507)	(1.8)%	(908)	(0.8)%	(837)	(0.8)%
Bank owned life insurance	(327)	(0.4)%	(51)	(0.1)%	(51)	—%
Merger costs	289	0.4%	66	0.1%	141	0.1%
Other	(290)	(0.4)%	176	0.1%	339	0.3%
Income tax expense, as reported	$18,832	22.9%	$25,725	23.5%	$25,618	24.2%

As of December 31, 2020, the Company acquired $8,346 of net operating losses from Franklin. The net operating loss carryforwards can be used to offset taxable income in future periods and reduce income tax liabilities in those future periods. While net operating losses are subject to certain annual utilization limits under IRC Section 382, the Company believes the net operating losses carryforward will be realized based on the projected annual limitation and the length of the net operating loss carryover period. The Company's determination of the realization of the net deferred tax asset is based on its assessment of all available positive and negative evidence. The net operating loss carryforward is set to expire as of December 31, 2030.

The Company is no longer subject to examination by taxing authorities for tax years before 2017 for federal taxes and before 2016 for various state jurisdictions.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The components of the net deferred tax assets (liabilities) at December 31, 2020 and December 31, 2019, are as follows:

	December 31,	December 31
	2020	2019
Deferred tax assets:
Allowance for credit losses	$48,409	$8,113
Operating lease liabilities	14,496	9,373
Federal net operating loss	1,753	—
Amortization of core deposit intangibles	—	1,386
Deferred compensation	8,872	5,231
Unrealized loss on debt securities	—	54
Unrealized loss on equity securities	—	60
Unrealized loss on cash flow hedges	499	—
Other	19,101	2,388
Subtotal	93,130	26,605
Deferred tax liabilities:
FHLB stock dividends	$(561)	$(550)
Operating leases - right of use assets	(13,197)	(8,641)
Depreciation	(7,491)	(5,078)
Amortization of core deposit intangibles	(684)	—
Unrealized gain on equity securities	(17)	—
Unrealized gain on cash flow hedges	—	(203)
Unrealized gain on debt securities	(13,027)	(3,051)
Mortgage servicing rights	(20,803)	(19,678)
Goodwill	(11,301)	(8,859)
Other	(9,653)	(1,035)
Subtotal	(76,734)	(47,095)
Net deferred tax assets (liabilities)	$16,396	$(20,490)

Note (16)—Dividend restrictions:
Due to regulations of the Tennessee Department of Financial Institutions (“TDFI”), the Bank may not declare dividends in any calendar year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the prior approval of the TDFI Commissioner. Based upon this regulation, $185,703 and $223,730 was available for payment of dividends without such prior approval at December 31, 2020 and 2019, respectively.
In addition, dividends paid by the Bank to the Company would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum capital requirements.

During the year ended December 31, 2020, there were $48,750 in cash dividends and $956 in security dividends declared from the Bank to the Company. No cash dividends were declared from the Bank to the Company during the years ended December 31, 2019 or 2018.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

Note (17)—Commitments and contingencies:
Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates.
Commitments may expire without being used. Off-balance sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

	December 31,
	2020	2019
Commitments to extend credit, excluding interest rate lock commitments	$2,719,996	$1,086,173
Letters of credit	67,598	19,569
Balance at end of period	$2,787,594	$1,105,742
As of December 31, 2020, approximately $1.07 billion of loan commitments had fixed rates and $1.65 billion had floating rates.
In connection with the adoption of CECL on January 1, 2020, the Company estimates expected credit losses on off-balance sheet loan commitments that are not accounted for as derivatives. When applying the CECL methodology to estimate expected credit loss, the Company considers the likelihood that funding will occur, the contractual period of exposure to credit loss, the risk of loss, historical loss experience, and current conditions along with expectations of future economic conditions. As such, upon adoption the Company recorded an initial allowance for credit losses on unfunded commitments in other liabilities amounting to $2,947. The impact net of taxes was recorded as part of the cumulative adjustment to retained earnings of $25,018 on January 1, 2020.
The table below presents activity within the allowance for credit losses on unfunded commitments:

For the Year Ended December 31,
2020
Balance at beginning of period	$—
Impact of CECL adoption on provision for credit losses on unfunded commitments	2,947
Increase in provision for credit losses from unfunded commitments acquired in business combination	10,499
Provision for credit losses on unfunded commitments	2,932
Balance at end of period	$16,378
In connection with the sale of mortgage loans to third party investors, the Bank makes usual and customary representations and warranties as to the propriety of its origination activities. Occasionally, the investors require the Bank to repurchase loans sold to them under the terms of the warranties. When this happens, the loans are recorded at fair value with a corresponding charge to a valuation reserve. The total principal amount of loans repurchased (or indemnified for) was $9,171, $6,475, and $6,646 for the years ended December 31, 2020, 2019, and 2018, respectively. The Company has established a reserve associated with loan repurchases. This reserve is recorded in accrued expenses and other liabilities on the consolidated balance sheets.
The following table summarizes the activity in the repurchase reserve:

	For the Year Ended December 31,
	2020	2019	2018
Balance at beginning of period	$3,529	$3,273	$3,386
Provision for loan repurchases or indemnifications	2,607	362	174
Recoveries on previous losses	(208)	(106)	3
Losses on loans repurchased or indemnified	—	—	(290)
Balance at end of period	$5,928	$3,529	$3,273

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Note (18)—Derivatives:
The Company utilizes derivative financial instruments as part of its ongoing efforts to manage its interest rate risk exposure as well as the exposure for its customers. Derivative financial instruments are included in the consolidated balance sheets line item “Other assets” or “Other liabilities” at fair value in accordance with ASC 815, “Derivatives and Hedging.”
The Company enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate-lock commitments). Under such commitments, interest rates for mortgage loans are typically locked in for between 45 to 90 days with the customer. These interest rate lock commitments are recorded at fair value in the Company’s consolidated balance sheets. The Company also enters into best effort or mandatory delivery forward commitments to sell residential mortgage loans to secondary market investors. Gains and losses arising from changes in the valuation of the rate-lock commitments and forward commitments are recognized currently in earnings and are reflected under the line item “Mortgage banking income” on the consolidated statements of income.
The Company enters into forward commitments, futures and options contracts that are not designated as hedging instruments as economic hedges to offset the changes in fair value of MSRs. Gains and losses associated with these instruments are included in earnings and are reflected under the line item “Mortgage banking income” on the consolidated statements of income.
Additionally, the Company enters into derivative instruments that are not designated as hedging instruments to help its commercial customers manage their exposure to interest rate fluctuations. To mitigate the interest rate risk associated with customer contracts, the Company enters into an offsetting derivative contract. The Company manages its credit risk, or potential risk of default by its commercial customers through credit limit approval and monitoring procedures.

The Company also maintains two interest rate swap agreements with notional amounts totaling $30,000 used to hedge interest rate exposure on outstanding subordinated debentures included in long-term debt totaling $30,930. Under these agreements, the Company receives a variable rate of interest equal to 3-month LIBOR and pays a weighted average fixed rate of interest of 2.08%. The interest rate swap contracts, which mature in June of 2024, are designated as cash flow hedges with the objective of reducing the variability in cash flows resulting from changes in interest rates. As of December 31, 2020 and December 31, 2019, the fair value of these contracts resulted in liability balances of $1,909 and $515, respectively.
In July 2017, the Company entered into three interest rate swap contracts on floating rate liabilities at the Bank level with notional amounts of $30,000, $35,000 and $35,000 for a period of three, four and five years, respectively. These interest rate swaps were designated as cash flow hedges with the objective of reducing the variability of cash flows associated with $100,000 of FHLB borrowings. During the first quarter of 2018, these swaps were canceled, locking in a tax-adjusted gain of $1,564 in other comprehensive income to be accreted over the three, four and five-year terms of the underlying contracts. As of December 31, 2019, there was $955 remaining in the other comprehensive income to be accreted. During the year ended December 31, 2020, the Company elected to not renew the advances associated with the legacy cash flow hedge, and reclassified the remaining unamortized gain, from accumulated other comprehensive income to earnings.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following tables provide details on the Company’s derivative financial instruments as of the dates presented:

	December 31, 2020
	Notional Amount	Asset	Liability
Not designated as hedging:
Interest rate contracts	$606,878	$34,547	$34,317
Forward commitments	1,358,328	—	11,633
Interest rate-lock commitments	1,191,621	34,391	—
Futures contracts	375,400	—	383
Total	$3,532,227	$68,938	$46,333

	December 31, 2019
	Notional Amount	Asset	Liability
Not designated as hedging:
Interest rate contracts	$440,556	$14,929	$14,929
Forward commitments	684,437	—	866
Interest rate-lock commitments	453,198	7,052	—
Futures contracts	389,000	—	1,623
Total	$1,967,191	$21,981	$17,418

	December 31, 2020
	Notional Amount	Asset	Liability
Designated as hedging:
Interest rate swaps	$30,000	$—	$1,909

	December 31, 2019
	Notional Amount	Asset	Liability
Designated as hedging:
Interest rate swaps	$30,000	$—	$515
Gains (losses) included in the consolidated statements of income related to the Company’s derivative financial instruments were as follows:

	Year Ended December 31,
	2020	2019	2018
Not designated as hedging instruments (included in mortgage banking income):
Interest rate lock commitments	$27,339	$(2,112)	$(527)
Forward commitments	(73,033)	12,170	3,864
Futures contracts	8,151	(6,723)	(2,981)
Option contracts	—	(47)	(58)
Total	$(37,543)	$3,288	$298

	Year Ended December 31,
	2020	2019	2018
Designated as hedging:
Amount of gain reclassified from other comprehensive income and recognized in interest expense on borrowings, net of taxes of $337, $170, and $45	$955	$481	$128
(Loss) gain included in interest expense on borrowings	(353)	115	32
Total	$602	$596	$160

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following discloses the amount included in other comprehensive income, net of tax, for derivative instruments designated as cash flow hedges for the periods presented:

	Year Ended December 31,
	2020	2019	2018
Designated as hedging:
Amount of (loss) gain recognized in other comprehensive income, net of tax $363, $322, and $366	$(1,031)	$(914)	$1,039
Certain financial instruments, including derivatives, may be eligible for offset in the consolidated balance sheets when the “right of offset” exists or when the instruments are subject to an enforceable master netting agreement, which includes the right of the non-defaulting party or non-affected party to offset recognized amounts, including collateral posted with the counterparty, to determine a net receivable or net payable upon early termination of the agreement. Certain of the Company’s derivative instruments are subject to master netting agreements, however the Company has not elected to offset such financial instruments in the consolidated balance sheets. The following table presents the Company's gross derivative positions as recognized in the consolidated balance sheets as well as the net derivative positions, including collateral pledged to the extent the application of such collateral did not reduce the net derivative liability position below zero, had the Company elected to offset those instruments subject to an enforceable master netting agreement:

	Offsetting Derivative Assets		Offsetting Derivative Liabilities
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Gross amounts recognized	$3,863	$331	$34,051	$14,682
Gross amounts offset in the consolidated balance sheets	—	—	—	—
Net amounts presented in the consolidated balance sheets	3,863	331	34,051	14,682

Gross amounts not offset in the consolidated balance sheets
Less: financial instruments	857	139	857	139
Less: financial collateral pledged	—	—	33,194	14,543
Net amounts	$3,006	$192	$—	$—
Most derivative contracts with clients are secured by collateral. Additionally, in accordance with the interest rate agreements with derivatives dealers, the Company may be required to post margin to these counterparties. At December 31, 2020 and December 31, 2019, the Company had minimum collateral posting thresholds with certain derivative counterparties and had collateral posted of $57,985 and $33,616, respectively, against its obligations under these agreements. Cash collateral related to derivative contracts is recorded in other assets in the consolidated balance sheets.
Note (19)—Fair value of financial instruments:
FASB ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a framework for measuring the fair value of assets and liabilities according to a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that are derived from assumptions based on management’s estimate of assumptions that market participants would use in pricing the asset or liability based on the best information available under the circumstances.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The hierarchy is broken down into the following three levels, based on the reliability of inputs:
Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities that are accessible at the measurement date.
Level 2: Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data.
Level 3: Significant unobservable inputs for assets or liabilities that are derived from assumptions based on management’s estimate of assumptions that market participants would use in pricing the assets or liabilities.
The Company records the fair values of financial assets and liabilities on a recurring and non-recurring basis using the following methods and assumptions:
Investment securities-Investment securities are recorded at fair value on a recurring basis. Fair values for securities are based on quoted market prices, where available. If quoted prices are not available, fair values are based on quoted market prices of similar instruments or are determined by matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the pricing relationship or correlation among other benchmark quoted securities. Investment securities valued using quoted market prices of similar instruments or that are valued using matrix pricing are classified as Level 2. When significant inputs to the valuation are unobservable, the available-for-sale securities are classified within Level 3 of the fair value hierarchy.
Where no active market exists for a security or other benchmark securities, fair value is estimated by the Company with reference to discount margins for other high-risk securities.
Loans held for sale-Loans held for sale are carried at fair value. Fair value is determined using current secondary market prices for loans with similar characteristics, that is, using Level 2 inputs.
Derivatives-The fair value of the interest rate swaps are based upon fair values provided from entities that engage in interest rate swap activity and is based upon projected future cash flows and interest rates. Fair value of commitments is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments, the difference between current levels of interest rates and the committed rates is also considered. These financial instruments are classified as Level 2.
Other real estate owned (“OREO”)-OREO is comprised of commercial and residential real estate obtained in partial or total satisfaction of loan obligations and excess land and facilities held for sale. OREO acquired in settlement of indebtedness is recorded at the lower of the carrying amount of the loan or the fair value of the real estate less costs to sell. Fair value is determined on a nonrecurring basis based on appraisals by qualified licensed appraisers and is adjusted for management’s estimates of costs to sell and holding period discounts. The valuations are classified as Level 3.
Mortgage servicing rights ("MSRs")-MSRs are carried at fair value. Fair value is determined using an income approach with various assumptions including expected cash flows, market discount rates, prepayment speeds, servicing costs, and other factors. As such, mortgage servicing rights are considered Level 3.
Collateral dependent loans (Impaired loans prior to the adoption of ASC 326)-loans for which, based on current information and events, the Company has determined foreclosure of the collateral is probable, or where the borrower is experiencing financial difficulty and the Company expects repayment of the loan to be provided substantially through the operation or sale of the collateral and it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Collateral dependent loans are classified as Level 3.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The following table contains the estimated fair values and the related carrying values of the Company's financial instruments. Items which are not financial instruments are not included.

	Fair Value
December 31, 2020	Carrying amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$1,317,898	$1,317,898	$—	$—	$1,317,898
Investment securities	1,176,991	—	1,176,991	—	1,176,991
Loans, net	6,912,570	—	—	7,058,693	7,058,693
Loans held for sale	899,173	—	683,770	215,403	899,173
Interest receivable	43,603	33	5,254	38,316	43,603
Mortgage servicing rights	79,997	—	—	79,997	79,997
Derivatives	68,938	—	68,938	—	68,938
Financial liabilities:
Deposits:
Without stated maturities	$8,020,783	$8,020,783	$—	$—	$8,020,783
With stated maturities	1,437,254	—	1,446,605	—	1,446,605
Securities sold under agreement to repurchase and federal funds sold	32,199	32,199	—	—	32,199
Subordinated debt	189,527	—	—	192,149	192,149
Other borrowings	16,598	—	16,598	—	16,598
Interest payable	6,772	327	4,210	2,235	6,772
Derivatives	48,242	—	48,242	—	48,242

	Fair Value
December 31, 2019	Carrying amount	Level 1	Level 2	Level 3	Total
Financial assets:
Cash and cash equivalents	$232,681	$232,681	$—	$—	$232,681
Investment securities	691,676	—	691,676	—	691,676
Loans, net	4,378,503	—	—	4,363,903	4,363,903
Loans held for sale	262,518	—	262,518	—	262,518
Interest receivable	17,083	—	3,282	13,801	17,083
Mortgage servicing rights	75,521	—	—	75,521	75,521
Derivatives	21,981	—	21,981	—	21,981
Financial liabilities:
Deposits:
Without stated maturities	$3,743,085	$3,743,085	$—	$—	$3,743,085
With stated maturities	1,191,853	—	1,200,145	—	1,200,145
Securities sold under agreement to repurchase and federal funds sold	23,745	23,745	—	—	23,745
Federal Home Loan Bank advances	250,000	—	250,213	—	250,213
Subordinated debt	30,930	—	29,706	—	29,706
Interest payable	6,465	376	6,089	—	6,465
Derivatives	17,933	—	17,933	—	17,933

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The balances and levels of the assets measured at fair value on a recurring basis at December 31, 2020 are presented in the following table:

December 31, 2020	Quoted prices in active markets for identical assets (liabilities) (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
Recurring valuations:
Financial assets:
Available-for-sale securities:
U.S. government agency securities	$—	$2,003	$—	$2,003
Mortgage-backed securities - residential	—	773,336	—	773,336
Mortgage-backed securities - commercial	—	21,588	—	21,588
Municipals, tax-exempt	—	356,329	—	356,329
Treasury securities	—	16,628	—	16,628
Corporate securities	—	2,516	—	2,516
Equity securities	—	4,591	—	4,591
Total	$—	$1,176,991	$—	$1,176,991
Loans held for sale	$—	$683,770	$215,403	$899,173
Mortgage servicing rights	—	—	79,997	79,997
Derivatives	—	68,938	—	68,938
Financial Liabilities:
Derivatives	—	48,242	—	48,242

The balances and levels of the assets measured at fair value on a non-recurring basis at December 31, 2020 are presented in the following table:

At December 31, 2020	Quoted prices in active markets for identical assets (liabilities (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
Non-recurring valuations:
Financial assets:
Other real estate owned	$—	$—	$6,662	$6,662
Collateral dependent loans:
Commercial and industrial	$—	$—	$1,728	$1,728
Construction	—	—	3,877	3,877
Residential real estate:
1-4 family mortgage	—	—	226	226
Residential line of credit	—	—	1,174	1,174
Commercial real estate:
Non-owner occupied	—	—	3,391	3,391
Consumer and other	—	—	8,164	8,164
Total collateral dependent loans	$—	$—	$18,560	$18,560

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

The balances and levels of the assets measured at fair value on a recurring basis at December 31, 2019 are presented in the following table:

At December 31, 2019	Quoted prices in active markets for identical assets (liabilities) (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
Recurring valuations:
Financial assets:
Available-for-sale securities:
Mortgage-backed securities - residential	$—	$477,312	$—	$477,312
Mortgage-backed securities - commercial	—	13,364	—	13,364
Municipals, tax-exempt	—	189,235	—	189,235
Treasury securities	—	7,448	—	7,448
Corporate securities	—	1,022	—	1,022
Equity securities	—	3,295	—	3,295
Total	$—	$691,676	$—	$691,676
Loans held for sale	$—	$262,518	$—	$262,518
Mortgage servicing rights	—	—	75,521	75,521
Derivatives	—	21,981	—	21,981
Financial Liabilities:
Derivatives	—	17,933	—	17,933

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
The balances and levels of the assets measured at fair value on a non-recurring basis at December 31, 2019 are presented in the following table:

At December 31, 2019	Quoted prices in active markets for identical assets (liabilities) (level 1)	Significant other observable inputs (level 2)	Significant unobservable inputs (level 3)	Total
Non-recurring valuations:
Financial assets:
Other real estate owned	$—	$—	$9,774	$9,774
Impaired Loans (1):
Commercial and industrial	$—	$—	$6,481	$6,481
Residential real estate:
1-4 family mortgage	—	—	378	378
Residential line of credit	—	—	321	321
Commercial real estate:
Owner occupied	—	—	951	951
Non-owner occupied	—	—	2,560	2,560
Total	$—	$—	$10,691	$10,691
(1) Includes both impaired non-purchased loans and collateral-dependent PCI loans.
The following table presents information as of December 31, 2020 about significant unobservable inputs (Level 3) used in the valuation of assets measured at fair value on a nonrecurring basis:

Financial instrument	Fair Value	Valuation technique	Significant Unobservable inputs	Range of inputs
Collateral dependent loans	$18,560	Valuation of collateral	Discount for comparable sales	0%-30%
Other real estate owned	$6,662	Appraised value of property less costs to sell	Discount for costs to sell	0%-15%
The following table presents information as of December 31, 2019 about significant unobservable inputs (Level 3) used in the valuation of assets measured at fair value on a nonrecurring basis:

Financial instrument	Fair Value	Valuation technique	Significant Unobservable inputs	Range of inputs
Impaired loans (1)	$10,691	Valuation of collateral	Discount for comparable sales	0%-30%
Other real estate owned	$9,774	Appraised value of property less costs to sell	Discount for costs to sell	0%-15%
(1) Includes both impaired non-purchased loans and collateral-dependent PCI loans.
For collateral dependent loans, the ACL is measured based on the difference between the fair value of the collateral and the amortized cost basis of the loan as of the measurement date. Fair value of the loan's collateral is determined by third-party appraisals, which are then adjusted for the estimated selling and closing costs related to liquidation of of the collateral. Collateral dependent loans are reviewed and evaluated on at least a quarterly basis for additional impairment and adjusted accordingly, based on changes in market conditions from the time of valuation and management's knowledge of the client and client's business. Other real estate owned acquired in settlement of indebtedness is recorded at fair value of the real estate less estimated costs to sell. Subsequently, it may be necessary to record nonrecurring fair value adjustments for declines in fair value. Any write-downs based on the asset's fair value at the date of foreclosure are charged to the allowance for credit losses. Appraisals for both collateral dependent loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of the lending administrative department reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry wide statistics.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Fair value option
The Company measures mortgage loans originated for sale at fair value under the fair value option as permitted under ASC 825. Electing to measure these assets at fair value reduces certain timing differences and more accurately matches the changes in fair value of the loans with changes in the fair value of derivative instruments used to economically hedge them.
Net gains of $24,233 resulting from fair value changes of mortgage loans were recorded in income during the year ended December 31, 2020, compared to net losses of $2,861 during the year ended December 31, 2019, respectively. The amount does not reflect changes in fair values of related derivative instruments used to hedge exposure to market-related risks associated with these mortgage loans. The change in fair value of both loans held for sale and the related derivative instruments are recorded in Mortgage Banking Income in the consolidated statements of income. Election of the fair value option allows the Company to reduce the accounting volatility that would otherwise result from the asymmetry created by accounting for the financial instruments at the lower of cost or fair value and the derivatives at fair value.
As of December 31, 2020, and 2019, there were $151,184 and $51,705, respectively, of GNMA loans previously sold that the Company did not record on its consolidated balance sheets as the Company determined there not to be a more-than-trivial benefit based on an analysis of interest rates and an assessment of potential reputational risk associated with these loans.
The Company’s valuation of loans held for sale incorporates an assumption for credit risk; however, given the short-term period that the Company holds these loans, valuation adjustments attributable to instrument-specific credit risk is nominal.
Interest income on loans held for sale measured at fair value is accrued as it is earned based on contractual rates and is reflected in loan interest income in the consolidated statements of income.
The following table summarizes the differences between the fair value and the principal balance for loans held for sale and nonaccrual loans measured at fair value as of December 31, 2020 and 2019:

December 31, 2020	Aggregate fair value	Aggregate Unpaid Principal Balance	Difference
Mortgage loans held for sale measured at fair value	$683,770	$651,887	$31,883
Commercial loans held for sale measured at fair value	208,914	226,867	(17,953)
Past due loans of 90 days or more	83	163	(80)
Nonaccrual loans	6,406	12,033	(5,627)

December 31, 2019
Mortgage loans held for sale measured at fair value	$262,518	$254,868	$7,650
Past due loans of 90 days or more	—	—	—
Nonaccrual loans	—	—	—

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Note (20)—Parent company financial statements:

	As of December 31,
Balance sheet	2020	2019
Assets
Cash and cash equivalents(1)	$5,310	$4,673
Investments:
Equity securities, at fair value	1,173	—
Investment in subsidiaries(1)	1,378,347	782,565
Other assets	12,240	6,292
Goodwill	29	29
Total assets	$1,397,099	$793,559
Liabilities and shareholders' equity
Liabilities
Borrowings	$106,299	$30,930
Accrued expenses and other liabilities	(489)	300
Total liabilities	105,810	31,230
Shareholders' equity
Common stock	47,222	31,034
Additional paid-in capital	898,847	425,633
Retained earnings	317,625	293,524
Accumulated other comprehensive income	27,595	12,138
Total shareholders' equity	1,291,289	762,329
Total liabilities and shareholders' equity	$1,397,099	$793,559
(1) Eliminates in Consolidation

	For the years ended December 31,
Income Statements	2020	2019	2018
Income
Dividend income from subsidiaries(1)	$49,706	$—	$—
Gain on investments	217	—	—
(Loss) gain on other assets	—	(16)	297
Other income	1,732	211	—
Total income	51,655	195	297
Expenses
Interest expense	3,122	1,638	1,651
Salaries, legal and professional fees	1,458	1,056	1,481
Other noninterest expense	283	120	960
Total expenses	4,863	2,814	4,092
Income (loss) before income tax benefit and equity in undistributed earnings of subsidiaries	46,792	(2,619)	(3,795)
Federal and state income tax benefit	(1,155)	(683)	(746)
Income (loss) before equity in undistributed earnings of subsidiaries	47,947	(1,936)	(3,049)
Equity in undistributed earnings from subsidiaries(1)	15,674	85,750	83,285
Net income	$63,621	$83,814	$80,236
(1) Eliminates in Consolidation

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

	For the years ended December 31,
Statement of Cash Flows	2020	2019	2018
Operating Activities
Net income	$63,621	$83,814	$80,236
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed income of subsidiaries	(15,674)	(85,750)	(83,285)
Gain on investments	(217)	—	—
Loss (gain) on other assets	—	16	(297)
Stock-based compensation expense	10,214	7,089	7,207
(Increase) decrease in other assets	(9,717)	1,056	(441)
Decrease in other liabilities	(13,363)	(9,711)	(7,737)
Net provided by (used in) operating activities	34,864	(3,486)	(4,317)
Investing Activities
Proceeds from sale of other assets	—	—	869
Net cash paid in business combinations (See Note 2)	(35,505)	—	—
Net cash (used in) provided by investing activities	(35,505)	—	869
Financing Activities
Accretion of interest rate premium on subordinated debt	(436)	—	—
Payment of dividends	(14,264)	(10,045)	(6,137)
Proceeds of other borrowings	15,000	—	—
Net proceeds from sale of common stock	978	804	1,196
Net cash used in financing activities	1,278	(9,241)	(4,941)
Net decrease in cash and cash equivalents	637	(12,727)	(8,389)
Cash and cash equivalents at beginning of year	4,673	17,400	25,789
Cash and cash equivalents at end of year	$5,310	$4,673	$17,400
Supplemental noncash disclosures:
Dividends declared not paid on restricted stock units	$238	$149	$226
Noncash dividend from Bank	956	—	572

Note (21)—Segment reporting:
The Company and the Bank are engaged in the business of banking and provide a full range of financial services. The Company determines reportable segments based on the significance of the segment’s operating results to the overall Company, the products and services offered, customer characteristics, processes and service delivery of the segments and the regular financial performance review and allocation of resources by the Chief Executive Officer (“CEO”), the Company’s chief operating decision maker. The Company has identified two distinct reportable segments—Banking and Mortgage. The Company’s primary segment is Banking, which provides a full range of deposit and lending products and services to corporate, commercial and consumer customers. The Company offers full-service conforming residential mortgage products, including conforming residential loans and services through the Mortgage segment. Additionally, the Mortgage segment includes the servicing of residential mortgage loans and the packaging and securitization of loans to governmental agencies. The Company’s mortgage division represents a distinct reportable segment which differs from the Company’s primary business of commercial and retail banking.
The financial performance of the Mortgage segment is assessed based on results of operations reflecting direct revenues and expenses in addition to allocated expenses. This approach gives management a better indication of the operating performance of the segment. When assessing the Banking segment’s financial performance, the CEO utilizes reports with indirect revenues and expenses including but not limited to the investment portfolio, electronic delivery channels and areas that primarily support the banking segment operations. Therefore these are included in the results of the Banking segment. Other indirect revenue and expenses related to general administrative areas are also included in the internal financial results reports of the Banking segment utilized by the CEO for analysis and are thus included for Banking segment reporting. The Mortgage segment utilizes funding sources from the Banking segment in order to fund mortgage loans that are ultimately sold on the secondary market. The Mortgage segment uses the proceeds from loan sales to repay obligations due to the Banking segment.
During the first quarter of 2019, the Company's Board of Directors approved management's strategic plan to exit its wholesale mortgage delivery channels. On June 7, 2019, the Company completed the sale of its third party origination ("TPO") channel and on August 1, 2019, the Company completed the sale of its correspondent channel. The Mortgage segment incurred $1,995 in restructuring and miscellaneous charges, during the year ended December 31, 2019, related

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
to these sales. The restructuring charges include a one time charge of $100 in relief of goodwill associated with the TPO channel.
During the first quarter of 2021, the Company re-evaluated its business segments and revised to align all mortgage activities with the Mortgage segment. Previously, the Company had attributed retail mortgage activities originating from geographical locations within the footprint of the Company's branches to the Banking segment. Previously reported results for the years ended December 31, 2020, 2019 and 2018 have been revised to reflect this realignment. The impact of this change on previously reported segment results reflects the reclassification of mortgage retail footprint total net contribution of $26,416, $7,213 and $3,789 from the Banking segment to the Mortgage segment for the years ended December 31, 2020, 2109 and 2018, respectively.
The following tables recast segment financial information under the revised methodology for the years ended December 31, 2020, 2019, and 2018 as follows:

Year Ended December 31, 2020	Banking(4)	Mortgage	Consolidated
Net interest income	$265,581	$77	$265,658
Provisions for credit losses(1)	107,967	—	107,967
Mortgage banking income	—	289,702	289,702
Change in fair value of mortgage servicing rights, net of hedging(2)	—	(34,374)	(34,374)
Other noninterest income	46,527	—	46,527
Depreciation and amortization	6,425	584	7,009
Amortization of intangibles	5,323	—	5,323
Other noninterest mortgage banking expense	—	150,808	150,808
Other noninterest expense(3)	212,890	1,055	213,945
Income before income taxes	$(20,497)	$102,958	$82,461
Income tax expense			18,832
Net income applicable to FB Financial Corporation and noncontrolling interest			$63,629
Net income applicable to noncontrolling interest			8
Net income applicable to FB Financial Corporation			$63,621
Total assets	$10,254,324	$953,006	$11,207,330
Goodwill	242,561	—	242,561
(1)Included $13,361 in provision for credit losses on unfunded commitments.
(2)Included in mortgage banking income in the Company's consolidated statements of income.
(3)Included $33,824 of merger costs in the Banking segment related to the acquisition and integration of Farmers National and Franklin, and $1,055 of merger costs in the Mortgage segment related to the Franklin merger.
(4)Banking segment includes noncontrolling interest.

Year Ended December 31, 2019	Banking	Mortgage	Consolidated
Net interest income	$226,098	$(62)	$226,036
Provisions for credit losses	7,053	—	7,053
Mortgage banking income	—	117,905	117,905
Change in fair value of mortgage servicing rights, net of hedging(1)	—	(16,989)	(16,989)
Other noninterest income	34,481	—	34,481
Depreciation and amortization	4,670	506	5,176
Amortization of intangibles	4,339	—	4,339
Other noninterest mortgage banking expense	—	88,673	88,673
Other noninterest expense(2)	144,658	1,995	146,653
Income before income taxes	$99,859	$9,680	$109,539
Income tax expense			25,725
Net income			$83,814
Total assets	$5,700,558	$424,363	$6,124,921
Goodwill	169,051	—	169,051
(1)Included in mortgage banking income in the Company's consolidated statements of income.
(2)Includes $5,385 in merger costs in the Banking segment related to the Atlantic Capital branch acquisition and $1,995 in mortgage restructuring charges in the Mortgage segment.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

Year Ended December 31, 2018	Banking	Mortgage	Consolidated
Net interest income	$204,517	$(449)	$204,068
Provisions for credit losses	5,398	—	5,398
Mortgage banking income	—	109,334	109,334
Change in fair value of mortgage servicing rights, net of hedging(1)	—	(8,673)	(8,673)
Other noninterest income	29,981	—	29,981
Depreciation and amortization	3,827	507	4,334
Amortization of intangibles	3,185	—	3,185
Other noninterest mortgage banking expense	—	94,739	94,739
Other noninterest expense(2)	121,200	—	121,200
Income before income taxes	$100,888	$4,966	$105,854
Income tax expense			25,618
Net income			$80,236
Total assets	$4,713,346	$423,418	$5,136,764
Goodwill	137,090	100	137,190
(1)Included in mortgage banking income in the Company's consolidated statements of income.
(2)Included $1,594 in merger costs and $671 in costs related to follow-on secondary offering in the Banking segment.
Our Banking segment provides our Mortgage segment with a warehouse line of credit that is used to fund mortgage loans held for sale. The warehouse line of credit, which is eliminated in consolidation, had a prime interest rate of 3.25% and 4.75% as of December 31, 2020 and 2019, respectively, and is limited based on interest income earned by the Mortgage segment. The amount of interest paid by our Mortgage segment to our Banking segment under this warehouse line of credit is recorded as interest income to our Banking segment and as interest expense to our Mortgage segment, both of which are included in the calculation of net interest income for each segment. The amount of interest paid by our Mortgage segment to our Banking segment under this warehouse line of credit was $14,810, $11,183 and $16,057 for the years ended December 31, 2020, 2019 and 2018, respectively.
Note (22)—Minimum capital requirements:
Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.
Under regulatory guidance for non-advanced approaches institutions, the Bank and Company are required to maintain minimum capital ratios as outlined in the table below. Additionally, under U.S. Basel III Capital Rules, the decision was made to opt out of including accumulated other comprehensive income in regulatory capital. As of December 31, 2020 and 2019, the Bank and Company met all capital adequacy requirements to which they are subject.
In December 2018, the OCC, the Board of Governors of the Federal Reserve System, and the FDIC approved a final rule to address changes to credit loss accounting under GAAP, including banking organizations’ implementation of CECL. The final rule provides banking organizations the option to phase in over a three-year period the day-one adverse effects on regulatory capital that may result from the adoption of the new accounting standard. In March 2020, the OCC, the Board of Governors of the Federal Reserve System, and the FDIC announced a final rule to delay the estimated impact on regulatory capital stemming from the implementation of CECL. The final rule maintains the three-year transition option in the previous rule and provides banks the option to delay for two years an estimate of CECL’s effect on regulatory capital, relative to the incurred loss methodology’s effect on regulatory capital, followed by a three-year transition period (five-year transition option). The Company adopted the capital transition relief over the permissible five-year period.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Actual and required capital amounts and ratios are included below for the periods presented.

	Actual		Minimum Capital adequacy with capital buffer		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2020
Total Capital (to risk-weighted assets)
FB Financial Corporation	$1,358,897	15.0%	$952,736	10.5%	N/A	N/A
FirstBank	1,353,279	14.9%	951,327	10.5%	$906,026	10.0%
Tier 1 Capital (to risk-weighted assets)
FB Financial Corporation	$1,090,364	12.0%	$771,262	8.5%	N/A	N/A
FirstBank	1,142,548	12.6%	770,122	8.5%	$724,820	8.0%
Tier 1 Capital (to average assets)
FB Financial Corporation	$1,090,364	10.0%	$435,064	4.0%	N/A	N/A
FirstBank	1,142,548	10.5%	435,279	4.0%	$544,098	5.0%
Common Equity Tier 1 Capital (to risk-weighted assets)
FB Financial Corporation	$1,060,364	11.7%	$635,157	7.0%	N/A	N/A
FirstBank	1,142,548	12.6%	634,218	7.0%	$588,917	6.5%

	Actual		Minimum Capital adequacy with capital buffer		To be well capitalized under prompt corrective action provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2019
Total Capital (to risk-weighted assets)
FB Financial Corporation	$633,549	12.2%	$545,268	10.5%	N/A	N/A
FirstBank	623,432	12.1%	540,995	10.5%	$515,233	10.0%
Tier 1 Capital (to risk-weighted assets)
FB Financial Corporation	$602,410	11.6%	$441,421	8.50%	N/A	N/A
FirstBank	592,293	11.5%	437,782	8.50%	$412,030	8.0%
Tier 1 Capital (to average assets)
FB Financial Corporation	$602,410	10.1%	$238,578	4.00%	N/A	N/A
FirstBank	592,293	9.9%	239,310	4.00%	$299,138	5.0%
Common Equity Tier 1 Capital (to risk-weighted assets)
FB Financial Corporation	$572,410	11.1%	$360,979	7.0%	N/A	N/A
FirstBank	592,293	11.5%	360,526	7.0%	$334,774	6.5%

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

Note (23)—Employee benefit plans:
(A)—401(k) plan:
The Bank has a 401(k) Plan (the “Plan”) whereby substantially all employees participate in the Plan. Employees may contribute the maximum amount of their eligible compensation subject to certain limits based on the federal tax laws. During the year ended December 31, 2019, the Bank increased the employer match to 50% of participant contributions not to exceed 6% of an employee’s total compensation. Prior to 2019, the employer match was 25% of participant contributions not to exceed 6% of an employee's total compensation with an additional discretionary 25% match. Additionally, during 2019, the vesting term of profit sharing contributions was changed to a three-year ratable period from five years in 2018. For the years ended December 31, 2020, 2019 and 2018, the matching portions provided by the Bank to this Plan were $3,198 and $2,325 and $2,211 respectively, which includes an additional discretionary contribution of 25% match for 2018.
(B)—Acquired supplemental retirement plans:
In prior years, the Company assumed certain nonqualified supplemental retirement plans for certain former employees of acquired entities. At December 31, 2020 and 2019, other liabilities on the consolidated balance sheet included post-retirement benefits payable of $1,112 and $1,315, respectively, related to these plans. For the years ended December 31, 2020, 2019 and 2018, the Company recorded expense of $29, $1 and $4, respectively, related to these plans and payments to the participants were $131, $150 and $191 in 2020, 2019 and 2018, respectively. The Company also acquired single premium life insurance policies on these individuals. At December 31, 2020 and 2019, other assets on the consolidated balance sheet include cash surrender value of bank owned life insurance amounting to $71,977 and $11,357, respectively. Income related to these policies (net of related insurance premium expense) amounted to $1,556, $240 and $158 in 2020, 2019 and 2018, respectively.
(C)—Deferred compensation plans and agreements:
2012 EBI Plan— The Bank granted awards (“EBI Units”) to certain employees pursuant to the the FirstBank 2012 Equity Based Incentive Plan (the “2012 EBI Plan”). Prior to the initial public offering, awards granted under the 2012 EBI Plan were settled in cash only. Following the initial public offering, participants in the EBI Plans were given the one-time option to elect, for each EBI Unit vested to such participant, either (i) an amount in cash or (ii) a number of shares of Company common stock determined pursuant to a conversion formula that took into account the effect of the initial public offering. Consistent with the terms of the EBI Plans and approved by the Board of Directors, outstanding EBI Units were adjusted to reflect the 100-for-one stock split that was effectuated prior to the IPO. EBI Units granted under the 2012 EBI Plan were fully vested and paid out during the year ended December 31, 2019. No further grants will be made under the 2012 EBI Plan.
Deferred Compensation Agreement—Effective December 31, 2014, the Bank entered into an agreement with the Bank’s Chief Executive Officer to reward his prior service, pursuant to which he is entitled to receive a fixed lump sum cash payment equal to $3,000,000 on December 31, 2019 or the earlier occurrence of his separation of service or a change in control of the Company. On August 19, 2016, the Bank entered into an amendment to the deferred compensation agreement, pursuant to which the award was converted to 157,895 deferred stock units, determined by dividing $3,000,000 by $19.00 (the IPO price). On December 31, 2019, the deferred stock units were converted on a 1-for-1 basis into shares of Company common stock and distributed. No other awards have been made under this agreement.
Summary—At December 31, 2019, the accompanying consolidated balance sheet included other liabilities for cash-settled awards under the EBI Plans amounting to $993 representing 29,172 units for those employees who elected cash settlement of EBI units. As of January 31, 2019, these cash-settled awards were fully distributed. For the years ended December 31, 2019 and 2018, the Company incurred expenses related to these plans and agreements totaling $484 and $3,787, respectively, which is included in salaries, commissions and employee benefits in the accompanying statement of income. Additionally, payments under the plans totaled $1,191 and $1,818 for years ended December 31, 2019 and 2018, respectively.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)
Note (24)—Stock-Based Compensation

Restricted Stock Units
The Company grants restricted stock units under compensation arrangements for the benefit of employees, executive officers, and directors. Restricted stock unit grants are subject to time-based vesting. The total number of restricted stock units granted represents the maximum number of restricted stock units eligible to vest based upon the service conditions set forth in the grant agreements.
The following table summarizes information about the changes in restricted stock units as of and for the year ended December 31, 2020:

	Restricted Stock Units Outstanding	Weighted Average Grant Date Fair Value
Balance at beginning of period	826,263	$23.76
Granted(1)	420,521	31.35
Vested	(177,581)	31.64
Forfeited	(22,132)	33.20
Balance at end of period	1,047,071	$26.06
(1) Includes 118,776 restricted stock units issued in replacement of those initially granted by Franklin. See Note 2, "Mergers and acquisitions" for additional information.

The total fair value of restricted stock units vested and released was $5,619, $9,923 and $4,562 for the years ended December 31, 2020, 2019, and 2018, respectively. The weighted average grant date fair value price was $31.35, $34.08 and $39.55 for the years ended December 31, 2020, 2019 and 2018, respectively.
The compensation cost related to stock grants and vesting of restricted stock units was $9,213, $7,089, and $7,436 for the years ended December 31, 2020, 2019, and 2018, respectively. This included $898, $724, and $645 paid to Company independent directors during the years ended December 31, 2020, 2019, and 2018, respectively, related to independent director grants and compensation elected to be settled in stock.

As of December 31, 2020, there was $13,436 of total unrecognized compensation cost related to unvested restricted stock units which is expected to be recognized over a weighted-average period of 2.5 years. As of December 31, 2020 and December 31, 2019, there were 2,240,434 and 2,377,574 shares available for issuance under the 2016-LTIP plan, respectively. At December 31, 2020 and December 31, 2019, there were $613 and $375, respectively, accrued in other liabilities related to dividends declared to be paid upon vesting and distribution of the underlying RSUs.
Performance Based Restricted Stock Units
During 2020, the Company began awarding performance-based restricted stock units ("PSUs") to executives and other officers and employees. Under the terms of the award, the number of units that will vest and convert to shares of common stock will be based on the extent to which the Company achieves specified performance criteria during the fixed three-year performance period. The number of shares issued upon vesting will range from 0% to 200% of the PSUs granted. The PSUs vest at the end of a three-year period based on average adjusted return on tangible equity as reported, adjusted for unusual gains/losses, merger expenses, and other items as approved by the compensation committee of the Company's board of directors. Compensation expense for the PSUs will be estimated each period based on the fair value of the stock at the grant date and the most probable outcome of the performance condition, adjusted for the passage of time within the vesting period of the awards.
The Company granted 53,147 shares of performance based restricted stock units and recorded compensation cost of $1,001 during the year ended December 31, 2020. As of December 31, 2020, the Company determined the probability of meeting the performance criteria, and recorded compensation cost associated with a 181% vesting, when factoring in the conversion of PSUs to shares of common stock. During the year ended December 31, 2020. there were no forfeitures or vestings related to these grants. As of December 31, 2020, maximum unrecognized compensation cost related to the unvested PSUs was $2,482, and the remaining performance period over which the cost could be recognized was 2.1 years.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

Employee Stock Purchase Plan:
The Company maintains an employee stock purchase plan (“ESPP”) under which employees, through payroll deductions, are able to purchase shares of Company common stock. The purchase price is 95% of the lower of the market price on the first or last day of the offering period. The maximum number of shares issuable during any offering period is 200,000 shares and a participant may not purchase more than 725 shares during any offering period (and, in any event, no more than $25 worth of common stock in any calendar year). During the years ended December 31, 2020 and 2019, there were 30,179 and 23,171 shares of common stock issued under the ESPP, respectively. As of December 31, 2020 and December 31, 2019, there were 2,379,006 and 2,409,185 shares available for issuance under the ESPP, respectively.
Note (25)—Related party transactions:
(A) Loans:
The Bank has made and expects to continue to make loans to the directors, certain management and executive officers of the Company and their affiliates in the ordinary course of business, in compliance with regulatory requirements.
An analysis of loans to executive officers, certain management, and directors of the Bank and their affiliates is presented below:

Loans outstanding at January 1, 2020	$30,880
New loans and advances	10,492
Change in related party status	(3,462)
Repayments	(13,235)
Loans outstanding at December 31, 2020	$24,675

Unfunded commitments to certain executive officers, certain management and directors and their associates totaled $23,059 and $19,404 at December 31, 2020 and 2019, respectively.
(B) Deposits:
The Bank held deposits from related parties totaling $245,084 and $238,781 as of December 31, 2020 and 2019, respectively.
(C) Leases:
The Bank leases various office spaces from entities owned by certain directors of the Company under varying terms. The Company had $53 and $86 in unamortized leasehold improvements related to these leases at December 31, 2020 and 2019, respectively. These improvements are being amortized over a term not to exceed the length of the lease. Lease expense for these properties totaled $510, $509, and $516 for the years ended December 31, 2020, 2019, and 2018, respectively.
(D) Aviation time sharing agreement:
The Company is a participant to aviation time sharing agreements with entities owned by a certain director of the Company. During the years ended December 31, 2020, 2019, and 2018, the Company made payments of $161, $266 and $208, respectively, under these agreements.

FB Financial Corporation and subsidiaries
Notes to consolidated financial statements
(Dollar amounts are in thousands, except share and per share amounts)

Note (26)—Quarterly Results of Operations (Unaudited)
Summarized unaudited quarterly operating results for the Company for the years ending December 31, 2020 and 2019 are as follows:

	2020
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$69,674	$65,607	$81,127	$98,236
Interest expense	13,425	10,270	12,299	12,992
Net interest income	56,249	55,337	68,828	85,244
Provision for credit losses	27,964	24,039	45,834	(3,231)
Provision for credit losses on unfunded commitments	1,601	1,882	9,567	311
Net interest income after provision for loan losses	26,684	29,416	13,427	88,164
Noninterest income	42,700	81,491	97,026	80,638
Noninterest expense	68,559	80,579	118,092	109,855
Income tax expense (benefit)	80	7,455	(2,040)	13,337
Net income (loss) attributable to FB Financial Corporation and noncontrolling interest	$745	$22,873	$(5,599)	$45,610
Net income applicable to noncontrolling interest	—	—	—	8
Net income (loss) applicable to FB Financial Corporation	$745	$22,873	$(5,599)	$45,602
Weighted average common shares outstanding:
Basic	31,257,739	32,094,274	40,154,841	47,204,738
Fully diluted	31,734,112	32,506,417	40,637,745	47,791,659
Earnings per share
Basic	$0.02	$0.71	$(0.14)	$0.97
Fully diluted	$0.02	$0.70	$(0.14)	$0.95

	2019
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Interest income	$65,933	$71,719	$73,242	$71,643
Interest expense	12,917	14,696	14,937	13,951
Net interest income	53,016	57,023	58,305	57,692
Provision for loan losses	1,391	881	1,831	2,950
Net interest income after provision for loan losses	51,625	56,142	56,474	54,742
Noninterest income	29,039	32,979	38,145	35,234
Noninterest expense	55,101	64,119	62,935	62,686
Income tax expense	5,975	6,314	7,718	5,718
Net income	$19,588	$18,688	$23,966	$21,572
Weighted average common shares outstanding:
Basic	30,786,684	30,859,596	30,899,583	30,934,092
Fully diluted	31,349,198	31,378,018	31,425,573	31,470,565
Earnings per share
Basic	$0.63	$0.60	$0.77	$0.69
Fully diluted	$0.62	$0.59	$0.76	$0.68